   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999

                                                      REGISTRATION NO. 333-88765
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                VALUECLICK, INC.
             (Exact Name of Registrant as Specified in its Charter)

                           --------------------------

             DELAWARE                                  7319                                  77-0495335
   (State or Other Jurisdiction             (Primary Standard Industry                    (I.R.S. Employer
of Incorporation or Organization)             Classification Number)                   Identification Number)

                           --------------------------

                                 6450 VIA REAL
                         CARPINTERIA, CALIFORNIA 93013
                                 (805) 684-6060

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                           --------------------------

                                JAMES R. ZARLEY
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                                 6450 VIA REAL
                         CARPINTERIA, CALIFORNIA 93013
                                 (805) 684-6060

       (Name, Address Including Zip Code, and Telephone Number Including
                        Area Code, of Agent for Service)

                                   COPIES TO:

         KENNETH R. BENDER, ESQ.                              TERRY M. KEE, ESQ.
          ALLEN Z. SUSSMAN, ESQ.                            DAVID R. LAMARRE, ESQ.
            RYAN S. HONG, ESQ.                             DAVID M. KOENINGER, ESQ.
          MICHAEL W. CHOU, ESQ.                            DANIEL T. DASHIELL, ESQ.
     BROBECK, PHLEGER & HARRISON LLP                    PILLSBURY MADISON & SUTRO LLP
          550 SOUTH HOPE STREET                                 P.O. BOX 7880
      LOS ANGELES, CALIFORNIA 90071                    SAN FRANCISCO, CALIFORNIA 94120
        TELEPHONE: (213) 489-4060                         TELEPHONE: (415) 983-1000

        Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                           --------------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1999


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. VALUECLICK MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
--------------------------------------------------------------------------------

                                5,000,000 Shares

                                     [LOGO]

                                  Common Stock

     ----------------------------------------------------------------------


ValueClick is offering 5,000,000 shares of its common stock in an initial public offering. Prior to this offering there has been no public market for ValueClick's common stock.



ValueClick is a global provider of Internet advertising solutions for publishers of Web sites and online advertisers.



It is anticipated that the initial public offering price will be between $9.00 and $11.00 per share. The stock of ValueClick will be quoted on the Nasdaq National Market under the symbol "VCLK."


                                                        PER SHARE            TOTAL
Public offering price.................................  $                  $
Underwriting discounts and commissions................  $                  $
Proceeds, before expenses, to ValueClick..............  $                  $


SEE "RISK FACTORS" ON PAGES 7 TO 17 FOR FACTORS THAT SHOULD BE CONSIDERED BEFORE INVESTING IN THE SHARES OF VALUECLICK.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


--------------------------------------------------------------------------------


The underwriters may purchase up to an additional 340,000 shares from us and up to an additional 410,000 shares from selling stockholders at the public offering price less underwriting discounts and commissions. Delivery and payment for the
shares will be on              .



PRUDENTIAL VOLPE TECHNOLOGY

   A UNIT OF PRUDENTIAL SECURITIES


                 WILLIAM BLAIR & COMPANY


                                   PRUDENTIALSECURITIES.COM

          , 1999

                               INSIDE FRONT COVER



Recent advertisement used by ValueClick to communicate information about its products and services



Top of page reads: "We focus on a performance-based Internet advertising solution, in which an advertiser only pays when an Internet user clicks on its banner advertisement. Here is an example of an advertisement communicating the benefit of our business model to potential Internet advertising customers."



Center of advertisement: a picture of the human eye with the phrase "This is not a customer" written above it.



An arrow pointing at the center of the eye with the caption: "Pupil. The hole in the eye where banners enter"



Text in the lower right hand corner of eye reads: "(Not shown) The hole in the head where irrelevant banners leave"



Bottom portion of page reads: "A window-shopper, maybe. But definitely not a customer. If you're only buying impressions, you're targeting the window shopper, the looky-loo, the passive banner-blind viewer. To generate real results--site visits, downloads, sales--you need more than eyes. You need action. The people who don't visit your site can't become your customers. So why pay to reach them? ValueClick's cost-per-click model guarantees site visits, and doesn't waste your ad budget on disinterested viewers."



Bottom center displays the ValueClick logo with the phrase "The Pay-For-Results Advertising Network".



                                INSIDE GATEFOLD



Flowchart diagram demonstrating business flows from Web publishers to advertisers with the caption, "The ValueClick Pay-for-Results Advertising Network in Action"



The right side of the gatefold displays a circular schematic with four large arrows flowing in a clockwise circular manner pointing to boxes in each quadrant of the circle. The boxes are titled "ValueClick", "Internet Advertisers", "Payment Management" and "Web Site Publishers."



At the center of the circle of arrows are additional boxes lined in a vertical order with each box titled: "Ad Serving Solutions" and "Reporting". Arrows point from the "ValueClick" box to the "Ad Serving" box to the "Reporting" box to the "Payment Management" box. A arrow labeled "Banner Advertisement" points from the "Internet Advertisers" box to the "Ad Serving Solutions" box. A arrow labeled "Internet user Delivered" points from the "Ad Serving" box to the "Internet Advertisers" box. A two way arrow labeled "Banner Call Banner Served" points between the "Ad Serving Solutions" box and the "Web Site Publishers" box. An arrow labeled "Internet user clicks" points from the "Web Site Publisher" box to the "Ad Serving Solutions" box. An arrow labeled "User Data/VisiTrak Software" points from the "Reporting" box to the "Internet Advertisers" box. An arrow labeled "Real-Time Statistics" points from the "Reporting" box to the "Web Site Publishers" box.



The left side of gatefold contains a column of numbered textual boxes. Each numbered box contains a description which corresponds to a point in the flowchart indicating how the ValueClick network operates.



Box 1 reads: "The publisher of a Web site applies to become a member of the ValueClick network. Membership in the network is non-exclusive."



Box 2 reads: "The advertising inventories of member Web sites are aggregated and offered for sale to Internet advertisers."



Box 3 reads: "Internet advertisers provide their banner advertisements to ValueClick. We then place this banner in our database where the banner waits to be served through our proprietary ad serving software to an Internet user visiting a ValueClick affiliated Web site."

Box 4 reads: "When a user visits a ValueClick network Web site, a banner advertisement is served to the site."



Box 5 reads: "The Internet user views the banner advertisement and clicks if he or she is interested in the advertiser's message."



Box 6 reads: "Once an Internet user clicks he or she is then directed to the advertiser's Web site. The click is counted and then recorded on the ValueClick server."



Box 7 reads: "ValueClick reports click data in real time to both the advertiser and the Web publishers."



Box 8 reads: "At the end of each month ValueClick invoices the advertiser for the clicks generated by its banner advertisements during that month."



Box 9 reads: "At the end of each month ValueClick pays the Web site publisher for the clicks generated on their Web site during that month."

                               TABLE OF CONTENTS



                                       PAGE
                                       ----
Prospectus Summary...................     3
Risk Factors.........................     7
Forward-Looking Statements...........    18
Use of Proceeds......................    18
Dividend Policy......................    18
Capitalization.......................    19
Dilution.............................    20
Selected Financial Data..............    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    24



Business.............................    35
Management...........................    45
                                       PAGE
                                       ----
Related Party Transactions...........    52
Principal and Selling Stockholders...    54
Description of Capital Stock.........    56
Shares Eligible for Future Sale......    58
Underwriting.........................    60
Legal Matters........................    62
Experts..............................    62
Where You Can Find More Information..    62
Index to Financial Statements........   F-1


                            ------------------------


    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY


    This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, and you should consider the information under "Risk Factors" and in the financial statements and notes, before deciding to invest in the shares of our common stock.


                                  THE COMPANY



    ValueClick is a global provider of Internet advertising solutions for publishers of Web sites and online advertisers. Web publishers provide us with an inventory of advertising space on their Web sites, which we sell to online advertisers seeking to market goods and services over the Internet. We focus on a performance-based advertising model, known as cost-per-click or CPC, in which an advertiser only pays us when an Internet user clicks on the advertiser's banner advertisement. This solution provides publishers of Web sites that have low to moderate rates of traffic with an opportunity to generate advertising revenue. We also provide publishers of high-traffic Web sites the ability to capture additional revenue from their unsold advertising inventory. As of December 1999, we had delivered banner advertisements to Web sites based in foreign countries including, Australia, Belgium, Brazil, Canada, China, England, France, Germany, Italy, Japan, Mexico and Spain.


    The markets for Internet advertising and e-commerce transactions have grown rapidly in recent years. Forrester Research estimates that in 1999, $2.8 billion will be spent on Internet advertising in the United States, and projects that this amount will grow to $22.2 billion by 2004, a compound annual growth rate of 57%. Additionally, the Yankee Group expects that e-commerce transactions will increase from $25 billion in 1998 to $699 billion in 2002, a compound annual growth rate of 130%.

    Historically, most Internet advertising campaigns have been priced based on a cost-per-thousand impressions model, commonly referred to as CPM. Under the CPM model, Internet advertisers are charged based on the number of times a banner advertisement is displayed. Although CPM has historically been the predominant Internet advertising model, we believe it has several inefficiencies:

    - Underserves a large number of small- to medium-sized Web sites

    - Frequently leaves unsold advertising inventory

    - Difficulty in predicting effectiveness

    We believe our CPC-based advertising model addresses these inefficiencies by delivering to Web publishers and advertisers a cost-effective, performance-based Internet advertising solution. Our strategy is to be the leading provider of performance-based advertising solutions by taking advantage of our position as a large aggregator of advertising inventory on small- to medium-sized Web sites and our reputation as the "Pay-for-Results" advertising network. Key elements of our strategy include:

    - Expand our network of Web sites

    - Grow with our Web publishers

    - Expand our sales and marketing efforts

    - Grow with our Web advertisers

    - Enhance our technology

    - Extend our global presence

    - Provide superior customer service

    We believe we are a leading aggregator of small- to medium-sized Web sites based on the number of Web sites within our network. Our network of Web sites, which consists of independent sites that have agreed to sell us advertising inventory on a non-exclusive basis, grew over 90% from July 1998 to July 1999, from approximately 4,200 sites to approximately 8,200 sites, and included over 10,200 Web sites as of October 31, 1999. In October 1999, we delivered over
1.5 billion banner advertisements and registered over 6.2 million clicks, and based on data provided by Media Metrix, for the quarter ended September 30, 1999 we believe that we reached approximately one-quarter of all U.S.-based Internet users.


    Our Internet advertising business began in July 1997, as a line of business within Web-Ignite Corporation. In May 1998, the Internet advertising business of Web-Ignite was transferred to ValueClick, LLC, a newly-formed California limited liability company controlled by Web-Ignite's sole stockholder. On December 31, 1998, ValueClick, LLC reorganized as ValueClick, Inc., a Delaware corporation.

    Our principal executive offices are located at 6450 Via Real, Carpinteria, California 93013. Our telephone number at that location is (805) 684-6060 and our Web site is www.valueclick.com. Information contained on our Web site does not constitute part of this prospectus.

                            ------------------------

    Unless otherwise indicated, all information in this prospectus assumes that:

    - the initial public offering price will be $10.00 per share;

    - the common stock has been split on a 2.88-for-one basis as the result of stock splits effective in October 1999 and immediately prior to the closing of this offering;

    - each share of our preferred stock will be converted into 2.88 shares of common stock upon the closing of this offering; and

    - the underwriters will not exercise their over-allotment option and no other person will exercise any other outstanding option.

                            ------------------------

    We have registered the trademark "ValueClick" in the European Union and have applied for registration of the trademark in the United States and Japan. This prospectus also contains product names, trade names and trademarks that belong to other organizations.

                                  THE OFFERING


Total common stock offered.................................  5,000,000 shares

Outstanding common stock after the offering................  27,366,910 shares

    Outstanding common stock owned by our affiliates after
      the offering.........................................  15,606,574 shares

    Outstanding common stock owned by our non-affiliates
      after the offering...................................  11,760,336 shares

Use of proceeds............................................  For general corporate purposes including expansion of sales and marketing
                                                             activities, enhancement of our
                                                             technology, possible acquisitions and
                                                             international expansions. See "Use of
                                                             Proceeds."

Proposed Nasdaq symbol.....................................  VCLK

    The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of September 30, 1999 and assumes the conversion of our preferred stock into 7,622,744 shares of common stock at that date. This number does not include 3,952,224 shares subject to outstanding options under our 1999 Stock Option Plan with a weighted average exercise price of $0.58 per share and 425,376 shares of common stock reserved for future issuance under our 1999 Stock Option Plan as of September 30, 1999. See "Management--Employee Benefit Plans" and Notes 1 and 8 of Notes to Financial Statements for further information concerning our Stock Option Plan.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                     (in thousands, except per share data)

    The following tables set forth summary financial data for ValueClick to aid investors in their analysis of this potential investment. The summary financial data should be read in conjunction with our financial statements and the notes to those financial statements appearing elsewhere in this prospectus.


                                        PERIOD FROM                                                PRO FORMA
                                        MAY 1, 1998       COMBINED HISTORICAL    NINE MONTHS      NINE MONTHS
                                    (INCEPTION) THROUGH    NINE MONTHS ENDED        ENDED            ENDED
                                       DECEMBER 31,          SEPTEMBER 30,      SEPTEMBER 30,    SEPTEMBER 30,
                                           1998                 1998(3)              1999           1999(4)
                                    -------------------   -------------------   --------------   --------------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues..........................        $2,053                 $1,038            $10,593          $11,386
Gross profit......................           948                    610              5,328            5,655
Loss from operations..............          (221)                  (125)              (468)          (1,090)
Net loss..........................          (222)                  (121)              (982)          (1,475)
Net loss per common share:

        Basic and diluted(1)......        $(0.02)                    --            $ (0.07)              --
        Shares used to calculate
          basic and diluted(1)....        14,273                     --             13,801               --
        Pro forma basic and
          diluted net loss per
          common share(2)(4)......            --                     --                 --          $ (0.07)
        Shares used in pro forma
          basic and diluted net
          loss per common share
          calculation(2)(4).......            --                     --                 --           21,424



                                                                     AS OF SEPTEMBER 30, 1999
                                                             ----------------------------------------
                                                              ACTUAL    PRO FORMA(2)   AS ADJUSTED(5)
                                                             --------   ------------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................   $2,574       $ 2,574        $48,174
Working capital............................................    4,502         4,502         50,102
Total assets...............................................   11,984        11,984         57,584
Deferred stock compensation................................   (6,570)       (6,570)        (6,570)
Total stockholders' equity.................................    8,333         8,333         53,934


(1) See Notes 1 and 9 of Notes to Financial Statements for determination of shares used in computing basic and diluted net loss per common share.

(2) Pro forma to give effect to the conversion of all issued and outstanding shares of preferred stock into common stock but not giving effect to the exercise of outstanding options to purchase 3,952,224 shares of common stock nor the vesting of 575,335 restricted shares of common stock as of September 30, 1999.

(3) Combined historical statement of operations data for the nine months ended September 30, 1998 reflects the combined historical operating results for ValueClick for the period May 1, 1998 through September 30, 1998, and the ValueClick line of business of Web-Ignite for the four months ended
    April 30, 1998.

(4) Pro forma statement of operations data for the nine months ended September 30, 1999 reflects the acquisition of a controlling interest in ValueClick Japan on August 6, 1999 for 460,800 shares of common stock.

(5) As adjusted to reflect the sale of 5,000,000 shares of common stock offered by us at an assumed initial public offering price of $10.00 per common share after deducting the underwriting discounts and estimated offering expenses payable by ValueClick. See "Use of Proceeds" on page 18 for more information on our intended use of proceeds from this offering and "Capitalization" on page 19 for more information on our capital structure.

                                  RISK FACTORS

    This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

    RISKS RELATED TO OUR BUSINESS

    IF BANNER ADVERTISING ON THE INTERNET LOSES ITS APPEAL TO DIRECT MARKETING COMPANIES, OUR REVENUES COULD DECLINE.

    We currently derive all of our revenues by delivering banner advertisements that generate clicks to our advertisers' Web sites. This business model may not continue to be effective in the future for a number of reasons, including the following:

    - click rates have always been low and may decline as the number of banner advertisements on the Web increases;

    - Internet users can install "filter" software programs which allow them to prevent banner advertisements from appearing on their screens;

    - banner advertisements are, by their nature, limited in content relative to other media;

    - direct marketing companies may be reluctant or slow to adopt banner advertising that replaces, limits or competes with their existing direct marketing efforts; and

    - direct marketing companies may prefer other forms of Internet advertising, including permission-based e-mail.

If the number of direct marketing companies who purchase banner clicks from us does not continue to grow, we may experience difficulty in attracting publishers and advertisers, and our revenues could decline.

    IF OUR BUSINESS MODEL IS NOT ACCEPTED BY INTERNET ADVERTISERS OR WEB PUBLISHERS, OUR REVENUES COULD DECLINE.

    We conduct all of our business on a cost-per-click or CPC pricing model. This business model is relatively new and much less common than the cost-per-thousand impressions or CPM pricing model, which many other Internet advertising companies use. Our ability to generate significant revenue from advertisers will depend, in part, on our ability to:

    - demonstrate the effectiveness of our CPC pricing model to Internet advertisers, many of which may be more accustomed to the CPM pricing model, and to Web publishers; and

    - attract and retain advertisers and Web publishers by differentiating our technology and services from those of our competitors.

    One component of our strategy is to enhance advertisers' ability to measure their return on investment and track the performance and effectiveness of their advertising campaigns. However, we have limited experience in implementing our strategy. To date, few advertisers have taken advantage of the most sophisticated tool we offer for tracking Internet users' activities after they have reached advertisers' Web sites. We cannot assure you that our strategy will succeed.

    Intense competition among Web sites and Internet advertising services has led to the proliferation of a number of alternative pricing models for Internet advertising. These alternatives, and the likelihood that additional pricing alternatives will be introduced, make it difficult for us to project the levels of advertising revenue or the margins that we, or the Internet advertising industry in general, will realize in the future. Moreover, an increase in the amount of advertising on the Web may result in a decline in click rates. Since we predominantly rely on a performance-based pricing model to generate revenue, any decline in click rates may make our CPC pricing model a less viable or less attractive solution for Web publishers and advertisers.

    OUR REVENUES COULD DECLINE IF WE FAIL TO EFFECTIVELY MANAGE OUR EXISTING ADVERTISING SPACE AND OUR GROWTH COULD BE IMPEDED IF WE FAIL TO ACQUIRE NEW ADVERTISING SPACE.

    Our success depends in part on our ability to effectively manage our existing advertising space. The Web sites that list their unsold advertising space with us are not bound by long-term contracts that ensure us a consistent supply of advertising space, which we refer to as inventory. In addition, Web sites can change the amount of inventory they make available to us at any time. If a Web site publisher decides not to make advertising space from its Web sites available to us, we may not be able to replace this advertising space with advertising space from other Web sites that have comparable traffic patterns and user demographics quickly enough to fulfill our advertisers' requests. This could result in lost revenues. We expect that our customers' requirements will become more sophisticated as the Web matures as an advertising medium. If we fail to manage our existing advertising space effectively in order to meet our customers' changing requirements, our revenues could decline.

    Our growth is limited by our ability to expand our advertising inventory. In order to attract new customers, we must maintain a consistent supply of attractive advertising space. We intend to expand our advertising inventory by selectively adding to our network new Web sites that offer attractive demographics, innovative and quality content and growing Web user traffic. Our ability to attract new Web sites to the ValueClick network and to retain Web sites currently in our network will depend on various factors, some of which are beyond our control. These factors include our ability to introduce new and innovative product lines and services, our ability to efficiently manage our existing advertising inventory, our pricing policies and the cost-efficiency to Web publishers of outsourcing their advertising sales. In addition, the number of competing Internet advertising networks that purchase advertising inventory from small- to medium-sized Web sites continues to increase. We cannot assure you that the size of our inventory will increase or even remain constant in the future.

    WE MAY FACE INTELLECTUAL PROPERTY DISPUTES THAT ARE COSTLY OR COULD HINDER OR PREVENT OUR ABILITY TO DELIVER ADVERTISEMENTS OVER THE INTERNET.

    We may be subject to disputes and legal actions alleging intellectual property infringement, unfair competition or similar claims against us. One of our principal competitors, DoubleClick, was recently awarded a patent on certain aspects of ad-delivery technology, including the ability to target the delivery of ads over a network such as the Internet and the ability to compile statistics on individual Web users and the use of those statistics to target ads. The DoubleClick patent may cover the technology we use in our advertising solutions; accordingly, we may be sued by DoubleClick for infringement. If our technology is not outside the scope of the technology covered under the DoubleClick patent or if the DoubleClick patent is not invalidated, we may be limited in or lose our ability to use our technology or may be required to pay DoubleClick for a license of its technology. Furthermore, other companies, such as 24/7 Media, may have or may in the future be granted patents that cover aspects of our technology or our business. We cannot assure you that we could enter into licensing agreements with DoubleClick or other companies on commercially reasonable terms, if at all.

    DoubleClick recently filed a lawsuit against L90, Inc., a company in our industry that offers Internet advertising services. DoubleClick alleges that L90 is infringing its patent and seeks a preliminary and permanent injunction from further alleged infringement, treble damages in an unspecified amount, and attorneys' fees and costs. We cannot assure you that we will not be similarly sued by DoubleClick. Our failure to prevail in any litigation with DoubleClick or any other party asserting patent infringement could result in:

    - substantial monetary damages, including damages for past infringement, which could be tripled if a court determines that the infringement was willful;

    - an injunction requiring us to stop offering our services in their current form;

    - the need to redesign our systems; or

    - the need to pay significant license fees in order to use technology belonging to third parties.

    See "Business--Intellectual Property Rights" for more information regarding our intellectual property.

    IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES, WE COULD LOSE CUSTOMERS OR ADVERTISING INVENTORY.

    The Internet advertising market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable or require unanticipated investments in research and development. Our success will depend on our ability to adapt to rapidly changing technologies, to enhance existing solutions and to develop and introduce a variety of new solutions to address our customers' changing demands.

    For example, advertisers are increasingly requiring Internet advertising networks to have the ability to deliver advertisements utilizing new formats that surpass stationary images and incorporate rich media, such as video and audio, interactivity, and more precise consumer targeting techniques. Our system does not support some types of advertising formats, such as video and audio, and many of the Web sites in our network have not implemented systems to allow rich media advertisements. In addition, an increase in the bandwidth of Internet access resulting in faster data delivery may provide new products and services that will take advantage of this expansion in delivery capability. If we fail to adapt successfully to developments such as these, we could lose customers or advertising inventory.

    We purchase most of the software we use in our business from third parties. We intend to continue to acquire technology necessary for us to conduct our business from third parties. We cannot assure you that, in the future, these technologies will be available on commercially reasonable terms, or at all.

    We may also experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. Any new solution or enhancement we develop will need to meet the requirements of our current and prospective customers and may not achieve significant market acceptance. If we fail to keep pace with technological developments and the introduction of new industry and technology standards on a cost-effective basis, our expenses could increase, and we could lose customers or advertising inventory.

    IF THE USE OF THE TECHNOLOGY WE CURRENTLY USE TO TARGET THE DELIVERY OF BANNERS AND TO PREVENT FRAUD ON OUR NETWORK IS RESTRICTED OR BECOMES SUBJECT TO REGULATION, OUR EXPENSES COULD INCREASE AND WE COULD LOSE CUSTOMERS OR ADVERTISING INVENTORY.

    Web sites typically place small files of information, commonly known as "cookies," on an Internet user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. We currently use cookies to collect information about an Internet user's movement through the advertiser's Web site and to monitor and prevent potentially fraudulent activity on our network. Most currently available Internet browsers allow Internet users to modify their browser settings to prevent cookies from being stored on their hard drive, and some users currently do so. Internet users can also delete cookies from their hard drives at any time.

    Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, we would have to switch to other technologies in order to gather demographic and behavioral information. While such technologies currently exist, they are substantially less effective than cookies. We would also have to develop or acquire other technology to prevent fraud. Replacement of cookies could require significant reengineering time and resources, might not be completed in time to avoid losing customers or advertising inventory, and might not be commercially feasible.

    WE COULD LOSE CUSTOMERS OR ADVERTISING INVENTORY IF WE FAIL TO MEASURE CLICKS ON BANNER ADVERTISEMENTS IN A MANNER THAT IS ACCEPTABLE TO OUR ADVERTISERS AND WEB PUBLISHERS.

    We earn advertising revenues and make payments to Web publishers based on the number of clicks on advertisements delivered on our network. Advertisers' and Web publishers' willingness to use our services and join our network will depend on the extent to which they perceive our measurements of clicks to be accurate and reliable. Advertisers and Web publishers often maintain their own technologies and methodologies for counting clicks, and from time to time we have had to resolve differences between our measurements and theirs. Any significant dispute over the proper measurement of clicks or other user responses to advertisements could cause us to lose customers or advertising inventory.

    IF WE FAIL TO COMPETE EFFECTIVELY AGAINST OTHER INTERNET ADVERTISING COMPANIES, WE COULD LOSE CUSTOMERS OR ADVERTISING INVENTORY AND OUR REVENUES COULD DECLINE.

    The market for Internet advertising and related services is intensely competitive. We expect this competition to continue to increase because there are no significant barriers to entry. Increased competition may result in price reductions for advertising space, reduced margins and loss of our market share. We currently compete with the following types of companies:

    - Internet advertising networks offered by several companies that focus on the traditional CPM model, such as DoubleClick, 24/7 Media and Flycast;

    - Internet advertising networks using a performance-based model, like us, offered by several smaller companies, such as TeknoSurf and ClickAgents;

    - providers of advertising inventory management products and related services, such as NetGravity, Accipiter and AdForce;

    - advertising, media agencies and other companies that facilitate Web advertising, such as America Online, NBCi, Yahoo!, SmartAge, GoNetwork, Excite@Home, Infoseek, Lycos and Microsoft;

    - Internet navigational, Web search engine companies and informational services and online service providers, such as America Online, Excite@Home, Lycos, Microsoft, Yahoo!, and Infoseek; and

    - traditional advertising and direct marketing media, such as radio, cable, television, print and direct marketing.

    We also compete with traditional advertising media, such as direct mail, television, radio, cable and print, for a share of advertisers' total advertising budgets.

    Many of our current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic Web sites, and significantly greater financial, technical and marketing resources. We may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenues could decline.

    OUR MANAGEMENT IS NEW AND MAY NOT WORK TOGETHER SUCCESSFULLY.

    Our future success depends on the ability of management to implement our business plan. All executive officers other than Brian Coryat and James R. Zarley have been directors or officers with us for less than a year. These recently hired individuals have had limited experience working with the rest of our management team. We cannot be certain that we will be able to integrate these new executives into our organization effectively. In addition, our executive officers may not be successful in carrying out their duties or making strategic decisions quickly in a rapidly changing market. The failure to integrate our new executives into our organization could divert management's time and attention, increase our expenses and adversely affect our ability to manage our business efficiently. The inability of our management to respond quickly in the rapidly evolving Internet advertising market could cause us to lose customers or advertising inventory.

    WE DEPEND ON KEY PERSONNEL, THE LOSS OF WHOM COULD HARM OUR BUSINESS.

    Our future success is substantially dependent on the continued service of our key senior management, technical and sales personnel and in particular our Chairman and Chief Executive Officer, James R. Zarley, our President and Chief Operating Officer, Brian Coryat, and our Vice Chairman and Chief Marketing Officer, Earle A. Malm II. Our employment agreements with our key personnel are short term and on an at-will basis. We also do not have key-person insurance on any of our employees, other than Brian Coryat, our President and Chief Operating Officer. The loss of the services of any member of our management team, or of any other key employees, could divert management's time and attention, increase our expenses and adversely affect our ability to conduct our business efficiently. Our future success also depends on our continuing ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have experienced difficulty from time to time in attracting the personnel necessary to support the growth of our business, and we may experience similar difficulties in the future.

    OUR OFFICERS AND DIRECTORS WILL HAVE SUBSTANTIAL INFLUENCE OVER OUR OPERATIONS, CAN SIGNIFICANTLY INFLUENCE ALL MATTERS REQUIRING STOCKHOLDER APPROVAL AND MAY HAVE INTERESTS THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOUR INTERESTS.

    We anticipate that our executive officers and directors will beneficially own approximately 50% of our common stock following the completion of this offering, or 48% if the underwriters' over-allotment option is exercised in full. Our executive officers and directors will have the ability to control all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. These directors and officers may have interests that are different from, or in addition to, your interests. See "Principal and Selling Stockholders" for more detailed information.

    SYSTEM FAILURES COULD SIGNIFICANTLY DISRUPT OUR OPERATIONS, WHICH COULD CAUSE US TO LOSE CUSTOMERS OR ADVERTISING INVENTORY.

    Our success depends on the continuing and uninterrupted performance of our systems. Sustained or repeated system failures that interrupt our ability to provide our services to our customers, including failures affecting our ability to deliver advertisements quickly and accurately and to process users' responses to advertisements, would reduce significantly the attractiveness of our solutions to advertisers and Web sites. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

    Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. We lease server space in Los Angeles, California, Boca Raton, Florida and Tokyo, Japan. Therefore, any of the above factors affecting the Los Angeles, Boca Raton or Tokyo areas would substantially harm our business. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems in part because we cannot control the maintenance and operation of our third-party data centers. Despite the precautions we have taken, unanticipated problems affecting our systems could cause interruptions in the delivery of our solutions in the future. Our data storage centers incorporate redundant systems, consisting of additional servers, but our primary system does not switch over to our backup system automatically. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems.

    THE YEAR 2000 PROBLEM COULD CAUSE SIGNIFICANT HARM TO OUR OPERATIONS.

    The Year 2000 problem is the result of many computer systems and software programs having been designed to accept or recognize only two digits rather than four digits to define the applicable year. Date sensitive hardware and software may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and software used by many organizations and governmental agencies may need to be upgraded to comply with these Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    The success of our CPC business model depends on our ability to serve a large number of banner advertisements to our Web publishers and to provide a large number of clicks to our advertisers. If the Web publishers in our network, the Internet service providers, or ISPs, who provide access to those Web sites, or the advertisers whose banner advertisements we serve experience disruptions in their computer systems related to the Year 2000 problem, we may not be able to deliver advertisements to our Web publishers or enable Web users to click to our advertisers, and our revenues could decline. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for more detailed information on our state of readiness, costs, risks and contingency plans regarding the Year 2000 problem.

    WE MAY EXPERIENCE CAPACITY CONSTRAINTS THAT COULD REDUCE OUR REVENUES.

    Our future success depends in part on the efficient performance of our software and technology, as well as the efficient performance of the systems of third parties, such as our ISPs. As the numbers of Web pages and users increase, our services and infrastructure may not be able to grow to meet the demand. A sudden and unexpected increase in the volume of advertising delivered through our servers or in click rates could strain the capacity of the software or hardware that we have deployed. Any capacity constraints we experience could lead to slower response times or system failures and adversely affect the availability of advertisements, the number of advertising views delivered and the level of user responses received, which would harm our revenues. To the extent that we do not effectively address capacity constraints or system failures, our business, results of operations and financial condition could be harmed substantially. See "Business--Technology Platform" for more detailed information.

    We also depend on the ISPs that provide consumers with access to the Web sites on which our customers' advertisements appear. Internet users have occasionally experienced difficulties connecting to the Web due to failures of their ISPs' systems. Any disruption in Internet access provided by ISPs or failures by ISPs to handle the higher volumes of traffic expected in the future could materially and adversely affect our revenues.

    IT MAY BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND YOUR INVESTMENT BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

    Because we have a limited operating history, it may be difficult to evaluate our business and prospects. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by early-stage companies in the rapidly-changing Internet market. These risks include our ability to:

    - maintain and increase our inventory of advertising space on Web sites;

    - maintain and increase the number of advertisers that use our products and services and offer banner advertisements that generate significant response rates;

    - continue to expand the number of products and services we offer and the capacity of our systems;

    - continue to increase the acceptance of the CPC pricing model; and

    - adapt to changes in Web advertisers' promotional needs and policies, and the technologies used to generate Web advertisements.

    If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information.

    IT MAY BE DIFFICULT TO PREDICT OUR FINANCIAL PERFORMANCE BECAUSE OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

    Our revenues and operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our results of operations as an indication of our future performance. Our results of operations may fall below the expectations of market analysts and investors in some future periods. If this happens, the market price of our common stock may fall.

    The factors that may affect our quarterly operating results include:

    - fluctuations in demand for our advertising solutions;

    - fluctuations in click rates;

    - fluctuations in the amount of available advertising space, or views, on Web sites in the ValueClick network;

    - the timing and amount of sales and marketing expenses incurred to attract new advertisers;

    - fluctuations in sales of different types of advertising, for example, the amount of advertising sold at higher rates rather than lower rates;

    - changes in our pricing policies, the pricing policies of our competitors or the pricing policies for advertising on the Internet generally;

    - timing differences at the end of each quarter between our payments to Web publishers for a given set of clicks and our collection of advertising revenue for those clicks; and

    - costs related to acquisitions of technology or businesses.

Expenditures by advertisers also tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Any decline in the economic prospects of advertisers or the economy generally may alter current or prospective advertisers' spending priorities, or may increase the time it takes us to close sales with advertisers, and could materially and adversely affect our business, results of operations and financial condition.

    WE MAY EXPERIENCE SEASONAL FLUCTUATIONS IN OUR REVENUES.

    We believe that our revenues will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. Additional seasonal patterns in Internet advertisers' spending may emerge as the industry matures.

    OUR FUTURE REVENUES AND OPERATING RESULTS ARE DIFFICULT TO FORECAST AND MANY OF OUR EXPENSES ARE FIXED.

    Our current and future expense estimates are based, in large part, on our estimates of future revenues and on our investment plans. In particular, we plan to increase our operating expenses significantly in order to:

    - expand our sales and marketing operations;

    - enhance our technology and software solutions;

    - acquire additional advertising inventory;

    - enhance our advertising management platform; and

    - continue our international expansion.

Most of our expenses are fixed in the short term. We may be unable to reduce spending if our revenues are lower than expected. Any significant shortfall in revenues in relation to our expectations could materially and adversely affect our cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information.

    IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY, OUR EXPENSES COULD INCREASE AND OUR MANAGEMENT'S TIME AND ATTENTION COULD BE DIVERTED.

    As we continue to increase the scope of our operations, we will need an effective planning and management process to implement our business plan successfully in the rapidly evolving Internet advertising market. Our business, results of operations and financial condition will be substantially harmed if we are unable to manage our expanding operations effectively. We commenced operations, through joint ventures, in Japan in March 1998 and the United Kingdom in August 1999. We have grown from six employees in July 1998 to 47 full- and part-time employees domestically in September 1999 and have grown to 16 full- and part-time employees in Japan in September 1999. We plan to continue to expand our sales and marketing, customer support and research and development organizations. Past growth has placed, and any future growth will continue to place, a significant strain on our management systems and resources. We have recently implemented a new financial reporting system and expect that we will need to continue to improve our financial and managerial controls and our reporting systems and procedures. In addition, we will need to expand, train and manage our work force. Our failure to manage our growth effectively could increase our expenses and divert management's time and attention.

    IF WE DO NOT SUCCESSFULLY DEVELOP OUR INTERNATIONAL STRATEGY, OUR REVENUES AND CASH FLOWS AND THE GROWTH OF OUR BUSINESS COULD BE HARMED.

    We initiated operations, through joint ventures, in Japan in March 1998, and in the United Kingdom in August 1999, and we expect to commence operations in other selected international markets in 2000. For the nine months ended September 30, 1999, international sales represented 7% of our revenues, on a pro forma basis. Our Japanese operation subjects us to foreign currency exchange risks as it denominates its transactions in Japanese Yen. Our international expansion will subject us to additional foreign currency exchange risks and will require management attention and resources. We expect to pursue expansion through a number of international alliances and to rely extensively on these business partners initially to conduct operations, establish local networks, register Web sites as affiliates and coordinate sales and marketing efforts. Our success in these markets will depend on the success of our business partners and their willingness to dedicate sufficient resources to our relationships. We cannot assure you that we will be successful in our efforts overseas. International operations are subject to other inherent risks, including:

    - the impact of recessions in economies outside the United States;

    - changes in domestic regulatory requirements, as well as differences between domestic and foreign regulatory requirements;

    - export restrictions, including export controls relating to encryption technology;

    - reduced protection for intellectual property rights in some countries;

    - potentially adverse tax consequences;

    - difficulties and costs of staffing and managing foreign operations;

    - political and economic instability;

    - tariffs and other trade barriers; and

    - seasonal reductions in business activity.

    Our failure to address these risks adequately could materially and adversely affect our business, results of operations and financial condition.

    RISKS RELATED TO OUR INDUSTRY

    OUR REVENUE GROWTH DEPENDS ON THE CONTINUED GROWTH OF INTERNET USAGE AND INFRASTRUCTURE.

    Our business and financial results depend on continued growth in the use of the Internet. Internet usage may be inhibited for a number of reasons, such as:

    - inadequate network infrastructure;

    - security concerns;

    - inconsistent quality of service; and

    - unavailability of cost-effective, high-speed service.

    If Internet usage grows, its infrastructure may not be able to support the demands placed on it and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. The Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support its growth, our revenues could be materially and adversely affected.

    OUR LONG-TERM SUCCESS MAY DEPEND ON THE DEVELOPMENT OF E-COMMERCE BECAUSE MANY OF OUR CUSTOMERS' ADVERTISEMENTS RELATE TO ONLINE PURCHASING.

    Because many of our customers' advertisements encourage online purchasing, our long-term success may depend in part on the growth and market acceptance of e-commerce. Our business would be adversely affected if the growth or acceptance of e-commerce does not develop, or develops more slowly than expected. A number of factors outside of our control could hinder the development of e-commerce, including the following:

    - the network infrastructure necessary for substantial growth in Internet usage may not develop adequately or its performance and reliability may decline;

    - insufficient availability of telecommunication services or changes in telecommunication services could result in inconsistent quality of service or slower response times on the Internet; and

    - negative publicity and consumer concern surrounding the security of e-commerce could impede its acceptance and growth.

In particular, any well-publicized compromise of security involving Web-based transactions could deter people from purchasing items on the Internet, clicking on advertisements, or using the Internet generally, any of which could cause us to lose customers and advertising inventory and could materially, adversely effect our revenues.

    INCREASED GOVERNMENT REGULATION COULD DECREASE DEMAND FOR OUR SERVICES AND INCREASE OUR COSTS OF DOING BUSINESS.

    Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Web and adversely affect the demand for our advertising solutions or otherwise harm our business, results of operations and financial condition. Recently, the United States Congress enacted Internet legislation regarding children's privacy, copyrights and taxation. Other laws and regulations may be adopted, and may address issues such as user privacy, pricing, acceptable content, taxation and quality of products and services. This legislation could hinder growth in the use of the Web generally and decrease the acceptance of the Web as a communications, commercial and advertising medium. In addition, the growing use of the Web has burdened the existing telecommunications infrastructure and has, at times, caused interruptions in telephone service. Telephone carriers have petitioned the government to regulate and impose fees on ISPs and online service providers in a manner similar to long distance carriers.

    Due to the global nature of the Web, it is possible that, although our transmissions currently originate in California, Florida and Japan, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union recently adopted a directive addressing data privacy that may result in limits on the collection and use of user information. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet, or the application of existing laws to the Internet or Internet-based advertising.

    WE MAY BE LIABLE FOR CONTENT DISPLAYED ON THE WEB SITES OF OUR PUBLISHERS WHICH COULD INCREASE OUR EXPENSES.

    We may be liable to third parties for content in the advertising we deliver if the artwork, text or other content involved violates copyright, trademark, or other intellectual property rights of third parties or if the content is defamatory. Any claims or counterclaims could be time-consuming, result in costly litigation or divert management's attention.

    RISKS RELATED TO THIS OFFERING

    VIRTUALLY ALL OF OUR SHARES WILL BE ELIGIBLE FOR SALE SHORTLY AFTER THIS OFFERING, WHICH COULD RESULT IN A DECLINE IN OUR STOCK PRICE.


    If our stockholders sell substantial amounts of common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Based on shares outstanding as of September 30, 1999, upon completion of this offering, we will have 27,366,910 shares of common stock outstanding. Of these shares, the 5,000,000 shares being offered hereby will be freely tradable and the remaining shares will become eligible for sale in the public market at various times after the date of this prospectus pursuant to Rule 144. All of these remaining shares are subject to contractual restrictions with the underwriters that prevent them from being sold until 180 days after the date of this prospectus without the consent of Prudential Securities.


    In addition, upon the effective date of this offering, we expect to register for sale 5,760,000 shares of common stock reserved for issuance under the 1999 Stock Option Plan. As of September 30, 1999, options to purchase 3,952,224 shares of common stock were outstanding. Shares acquired upon exercise of these options will be eligible for sale in the public market from time to time subject to vesting and the 180-day lockup restrictions that apply to the outstanding stock. The exercise price of all of these stock options is lower than the expected initial public offering price of our common stock. The sale of a significant number of these shares could cause the price of our common stock to decline. See "Shares Eligible for Future Sale" for more detailed information.

    WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE.

    Prior to this offering, there has been no public market for our common stock. Accordingly, we cannot assure you that an active trading market will develop or be sustained or that the market price of our common stock will not decline. The initial public offering price for the shares will be determined by us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as:

    - actual or anticipated fluctuations in our results of operations;

    - changes in securities analysts' expectations, or our failure to meet those expectations;

    - announcements of technological innovations;

    - introduction of new services by us or our competitors;

    - developments with respect to intellectual property rights;

    - conditions and trends in the Internet and other technology industries; and

    - general market conditions.

    In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. In the past, these broad market fluctuations have been unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our business and operating results.

    DELAWARE LAW CONTAINS ANTI-TAKEOVER PROVISIONS THAT COULD DETER TAKEOVER ATTEMPTS, EVEN IF SUCH TRANSACTIONS WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.


    Provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of ValueClick and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of ValueClick's outstanding voting stock from acquiring ValueClick without the Board's consent for at least three years from the date they first hold 15% or more of the voting stock. See "Description of Capital Stock--Delaware Anti-Takeover Law" for more detailed information.

                           FORWARD-LOOKING STATEMENTS


    This prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding "Risk Factors" section and elsewhere in this prospectus. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of Internet use, e-commerce and Internet advertising. You should not place undue reliance on these forward-looking statements.


    In evaluating our business, prospective investors should consider carefully the factors presented in the "Risk Factors" section and the other information contained in this prospectus.

                                USE OF PROCEEDS


    The net proceeds to us from the sale of the 5,000,000 shares being offered by us at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be $45.6 million, or $48.8 million if the underwriters' over-allotment option is exercised in full. We expect to use the net proceeds of the offering for general corporate purposes, including expansion of sales and marketing activities, enhancement of our technology and international expansions. As of the date of this prospectus, we have not allocated any specific amount of proceeds for these purposes. However, we presently anticipate that we will spend between $10 million and $15 million in sales and marketing expenses during the year ending December 31, 2000 to promote our brand and attract Web publishers and Internet advertisers. We further anticipate that we will spend between $5 million and $8 million on capital expenditures associated with technology and system upgrades. We anticipate that we will spend between $10 million and $15 million on international expansions. The remainder of the net proceeds will be used for general corporate purposes and working capital. This allocation is only an estimate and we will have broad discretion to adjust it as necessary to address our operational needs in the future. For instance, we may also use a portion of the net proceeds to acquire complementary technologies or businesses. However, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions. Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities.


                                DIVIDEND POLICY

    We currently anticipate that we will retain any future earnings for use in our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition and capital requirements. Our loan agreement with Silicon Valley Bank prohibits us from paying cash dividends without the bank's consent.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 1999
(a) on an actual basis, (b) on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering and (c) the pro forma information on an as adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering price of $10.00 per common share. The table does not include outstanding options to acquire 3,952,224 shares of common stock as of September 30, 1999 with a weighted average exercise price of $0.58 per share.


                                                                       SEPTEMBER 30, 1999
                                                             ---------------------------------------
                                                              ACTUAL      PRO FORMA      AS ADJUSTED
                                                             --------   --------------   -----------
                                                                        (IN THOUSANDS)
Cash and cash equivalents..................................  $ 2,574       $ 2,574         $48,174
                                                             =======       =======         =======
Stockholders' equity
  Preferred stock, $0.001 par value; 20,000,000 shares
    authorized:
    Series A convertible preferred stock, 297,132 shares
      authorized; 297,132 shares issued and outstanding,
      actual; no shares issued and outstanding, pro forma
      and pro forma as adjusted............................       --            --              --
    Series B convertible preferred stock, 1,047,804 shares
      authorized; 1,047,804 shares issued and outstanding,
      actual; no shares issued and outstanding, pro forma
      and pro forma as adjusted............................        1            --              --
    Series C convertible preferred stock, 1,400,000 shares
      authorized; 1,301,850 shares issued and outstanding,
      actual; no shares issued and outstanding, pro forma
      and pro forma as adjusted............................        1            --              --
  Common stock, par value $.001; 100,000,000 shares
    authorized; 14,744,166 shares issued and outstanding,
    actual; 22,366,910 shares issued and outstanding, pro
    forma; 27,366,910 shares issued and outstanding, pro
    forma as adjusted......................................       15            22              27
Deferred stock compensation................................   (6,570)       (6,570)         (6,570)
Additional paid in capital.................................   15,818        15,813          61,409
Cumulative foreign currency translation adjustments........       50            50              50
Accumulated deficit........................................     (982)         (982)           (982)
                                                             -------       -------         -------
  Total stockholders' equity...............................    8,333         8,333          53,934
                                                             -------       -------         -------
      Total capitalization.................................  $ 8,333       $ 8,333         $53,934
                                                             =======       =======         =======

                                    DILUTION

    Our pro forma net tangible book value as of September 30, 1999 was approximately $4.8 million or $0.22 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding as of September 30, 1999 after giving effect to the automatic conversion of all outstanding shares of preferred stock upon the closing of this offering. After giving effect to the sale of the shares of common stock offered by us at an assumed initial public offering price of $10.00 per common share after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of September 30, 1999 would have been $1.84 per share of common stock. This represents an immediate increase in net tangible book value of $1.62 per common share to existing stockholders and an immediate dilution of $8.16 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $10.00
  Pro forma net tangible book value per share before the
    offering................................................   $0.22
  Increase attributable to new investors....................    1.62
                                                               -----
Pro forma net tangible book value after the offering........                1.84
                                                                          ------
Dilution per share to new investors.........................              $ 8.16
                                                                          ======

    The following table summarizes on a pro forma basis, as of September 30, 1999, the differences between our existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per common share paid.

                                                                   TOTAL
                                     SHARES PURCHASED          CONSIDERATION
                                   ---------------------   ----------------------   AVERAGE PRICE
                                     NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                   ----------   --------   -----------   --------   -------------
Existing stockholders (1)........  22,366,910     81.7%    $ 7,816,120     13.5%       $ 0.35
New investors....................   5,000,000     18.3      50,000,000     86.5        $10.00
                                   ----------     ----     -----------     ----
    Totals.......................  27,366,910      100%    $57,816,120      100%       $ 2.11
                                   ==========     ====     ===========     ====

    The foregoing table assumes no exercise of the underwriters' over-allotment option or issuance of shares underlying outstanding options. As of September 30, 1999, options to purchase 3,952,224 shares of common stock were outstanding at a weighted average exercise price of $0.58 per share. To the extent that these options are exercised, new investors will experience further dilution. See "Description of Capital Stock" on page 55 and Notes 1 and 8 of the notes to our financial statements for more information on our capital stock and further dilution you may experience.

------------------------

(1) If the underwriters' over-allotment option is exercised in full, sales by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to 21,956,910 or approximately 80% of total shares of common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected financial data set forth below should be read in conjunction with the financial statements, the notes to the financial statements and the other information contained in this prospectus. The selected balance sheet data as of December 31, 1997 and statement of operations data for the period July 1, 1997 through December 31, 1997 and the four months ended April 30, 1998 have been derived from the audited financial statements of the ValueClick line of business of Web-Ignite Corporation appearing elsewhere in this prospectus. The selected balance sheet data as of December 31, 1998 and the selected statement of operations data for the period from May 1, 1998 (inception) through December 31, 1998 have been derived from the audited financial statements of ValueClick, Inc. appearing elsewhere in this prospectus. The selected balance sheet data as of September 30, 1999 and the selected statement of operations data for the nine months ended September 30, 1999 have been derived from the unaudited financial statements of ValueClick, Inc. appearing elsewhere in this prospectus. The combined historical selected financial data for the nine months ended September 30, 1998 and the twelve months ended December 31, 1998 reflect the combined selected financial data of ValueClick, Inc. for the period May 1, 1998 through September 30, 1998 and the ValueClick line of business of Web-Ignite Corporation for the four months ended April 30, 1998 and ValueClick, Inc. for the period May 1, 1998 through December 31, 1998 and the ValueClick line of business of Web-Ignite Corporation for the four months ended April 30, 1998. We believe that the unaudited financial statements contain all adjustments necessary to present fairly the information included in those statements, and that the adjustments consist only of normal recurring adjustments. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

    The pro forma selected balance sheet data as of September 30, 1999 and the pro forma selected statement of operations data for the nine months ended September 30, 1999 have been derived from the unaudited pro forma condensed consolidated financial statements appearing elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:
  (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  VALUECLICK LINE OF BUSINESS OF
                                                      WEB-IGNITE CORPORATION                VALUECLICK, INC.
                                                  -------------------------------   ---------------------------------
                                                                                     PERIOD FROM
                                                   PERIOD FROM                       MAY 1, 1998
                                                  JULY 1, 1997      FOUR MONTHS      (INCEPTION)       NINE MONTHS
                                                     THROUGH           ENDED           THROUGH            ENDED
                                                  DECEMBER 31,       APRIL 30,      DECEMBER 31,      SEPTEMBER 30,
                                                      1997             1998             1998              1999
                                                  -------------   ---------------   -------------   -----------------
Revenues........................................     $    122         $    253        $  2,053          $ 10,593
Cost of revenues................................           37               88           1,105             5,265
                                                     --------         --------        --------          --------
Gross profit....................................           85              165             948             5,328
Operating expenses:
  Sales and marketing...........................           --               --             516             1,467
  General and administrative....................          116              134             404             2,079
  Technology enhancements.......................           --               --             155               587
  Stock-based compensation......................           --               --              61             1,477
  Amortization of intangibles and acquired
    software....................................           --               --              33               186
                                                     --------         --------        --------          --------
Total operating expenses........................          116              134           1,169             5,796
                                                     --------         --------        --------          --------
(Loss) income from operations...................          (31)              31            (221)             (468)
Equity in loss of ValueClick Japan..............           --               --              (9)              (64)
Interest and other income, net..................           --               --               8                38
                                                     --------         --------        --------          --------
(Loss) income before income taxes and minority
  interest......................................          (31)              31            (222)             (494)
Provision for income taxes......................           --               --              --               516
                                                     --------         --------        --------          --------
Net (loss) income before minority interest......          (31)              31            (222)           (1,010)
Minority interest...............................           --               --              --                28
                                                     --------         --------        --------          --------
Net (loss) income...............................     $    (31)        $     31        $   (222)         $   (982)
                                                     ========         ========        ========          ========
  Net loss per share:
    Basic and diluted net loss per common
      share(1)..................................           --               --        $  (0.02)         $  (0.07)
    Shares used to calculate basic and diluted
      net loss per share(1).....................           --               --          14,273            13,801

STATEMENT OF OPERATIONS DATA:
  (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  COMBINED HISTORICAL(3)           PRO FORMA
                                                              ------------------------------   -----------------
                                                                                  TWELVE
                                                               NINE MONTHS        MONTHS          NINE MONTHS
                                                                  ENDED            ENDED             ENDED
                                                              SEPTEMBER 30,    DECEMBER 31,      SEPTEMBER 30,
                                                                   1998            1998              1999
                                                              --------------   -------------   -----------------
Revenues....................................................     $  1,038         $  2,306         $ 11,386
Cost of revenues............................................          428            1,193            5,731
                                                                 --------         --------         --------
Gross profit................................................          610            1,113            5,655
Operating expenses:
  Sales and marketing.......................................          233              516            1,637
  General and administrative................................          336              538            2,439
  Technology enhancements...................................           85              155              587
  Stock-based compensation..................................           61               61            1,477
  Amortization of intangibles and acquired software.........           20               33              605
                                                                 --------         --------         --------
Total operating expenses....................................          735            1,303            6,745
                                                                 --------         --------         --------
Loss from operations........................................         (125)            (190)          (1,090)
Equity in loss of ValueClick Japan..........................           --               (9)              --
Interest and income, net....................................            4                8               38
                                                                 --------         --------         --------
Loss before income taxes and minority interest..............         (121)            (191)          (1,052)
Provision for income taxes..................................           --               --              516
                                                                 --------         --------         --------
Net loss before minority interest...........................         (121)            (191)          (1,568)
Other minority interest.....................................           --               --               93
                                                                 --------         --------         --------
Net loss....................................................     $   (121)        $   (191)        $ (1,475)
                                                                 ========         ========         ========
  Net loss per share:
    Basic and diluted net loss per common share(1)..........           --               --               --
    Shares used to calculate basic and diluted net loss per
      share(1)..............................................           --               --               --
    Pro forma basic and diluted net loss per common
      share(2)..............................................           --               --         $  (0.07)
    Shares used in pro forma basic and diluted net loss per
      common share(2).......................................           --               --           21,424



                                                                    AS OF                 AS OF
                                                              DECEMBER 31, 1998    SEPTEMBER 30, 1999
BALANCE SHEET DATA:                                           ------------------   -------------------
  Cash and cash equivalents.................................    $          262         $     2,574
  Working capital...........................................               454               4,502
  Total assets..............................................             1,323              11,984
  Deferred stock compensation...............................                --              (6,570)
  Total stockholders' equity................................               765               8,333


--------------------------

1. See Notes 1 and 9 of Notes to Financial Statements for determination of shares used in computing basic and diluted net loss per common share.

2. Pro forma to give effect to the automatic conversion of all issued and outstanding shares of preferred stock into 7,622,744 shares of common stock, but not giving effect to the exercise of outstanding options to purchase 3,952,224 shares of common stock nor the vesting of 575,335 restricted shares of common stock as of September 30, 1999.

3. The combined historical statement of operations for the nine months ended September 30, 1998 reflects the combined results of our operations for the period from May 1, 1998 through September 30, 1998 and the ValueClick line of business of Web-Ignite for the four months ended April 30, 1998.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of our financial condition and our results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and the related notes thereto. This discussion contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results including those set forth in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

    We focus on a performance-based Internet advertising solution, known as cost-per-click or CPC, in which an advertiser only pays when a user clicks on the advertiser's banner advertisement. We provide our advertising customers, primarily e-commerce and direct marketing companies, an Internet advertising alternative to the cost-per-thousand-impressions, or CPM, model, in which advertisers pay whenever their banner ads are displayed. Our solution provides publishers of over 10,200 small- to medium-sized Web sites the opportunity to generate advertising revenues. We also provide publishers of large Web sites the ability to capture incremental revenues from their unsold advertising inventory.

    Our Internet advertising business began in July 1997, as a line of business within Web-Ignite Corporation. In May 1998, the Internet advertising business of Web-Ignite was transferred to ValueClick, LLC, a newly-formed California limited liability company controlled by Web-Ignite's sole stockholder. On December 31, 1998, ValueClick, LLC reorganized as ValueClick, Inc., a Delaware C-corporation. See "Related Party Transactions" for more detailed information.

    We generate revenues by delivering advertisements to Web sites in the ValueClick network. Pricing of our advertising is on a cost-per-click basis and varies depending on whether advertising is delivered across our entire network or across targeted categories within our network. At this time, all of our revenues are derived from banner advertising delivered across our entire network. We sell our services through our sales and marketing staff located in Carpinteria, California and Tokyo, Japan. The advertisements we deliver are sold under short-term agreements that are subject to cancellation. Revenues are recognized in the month that clicks on delivered banner advertisements occur, provided that no significant obligations on our part remain and collection of the related receivable is probable. To date, our agreements have not required a guaranteed minimum number of clicks. We pay each Web site in the ValueClick network a price-per-click, which is based upon the volume of clicks delivered by the Web site in a given month. These payments made to Web publishers are included in the cost of revenues.

    We expect to generate most of our revenues in the foreseeable future from Internet banner advertising. Our ten largest advertisers accounted for 77% of our revenues for the period from May 1, 1998 (inception) through December 31, 1998 and 34% of our revenues for the nine months ended September 30, 1999. One advertiser, Microsoft, accounted for 23% of our revenues for the period from May 1, 1998 (inception) through December 31, 1998. For the nine months ended September 30, 1999, no single advertiser accounted for more than 10% of our revenues and no Web site contributed more than 10% of our advertising inventory, as measured by the number of clicks generated by each Web site in the ValueClick network.

    In light of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. We expect to increase significantly our operating expenses in order to expand our sales and marketing operations, to enhance our network technologies and to continue our international expansion.

VALUECLICK JAPAN


    In January 1999, we entered into a license agreement with ValueClick Japan. Under this agreement, we granted ValueClick Japan an exclusive 10-year non-renewable license to use our trademarks, copyrights and ad tracking and serving technology in connection with the delivery of advertisements to Japanese language Web sites in Japan. In exchange for this license, ValueClick Japan pays us a monthly fee equal to the greater of $3,500 or 10% of the net revenue of ValueClick Japan for that month. In addition, ValueClick Japan has granted us an option to acquire all the outstanding shares of ValueClick Japan in exchange for an amount of our common stock. We may only exercise this option upon the occurrence of a major transaction, including a sale of substantially all of our assets, a merger involving us or the completion of a public offering of our stock. The amount of our common stock exchanged will be determined based on the valuation of ValueClick Japan using the same methodology used to determine our valuation in the applicable major transaction. Under this arrangement, the valuation of ValueClick Japan will in no event be less than two times its annual revenue plus (minus) 10 times its net profit (loss) for that year. This agreement may be terminated by either party if the other party ceases to do business, breaches any term or condition of the agreement or is subject to bankruptcy or similar proceedings. In addition, we may terminate the agreement immediately if ValueClick Japan:



    - fails to meet a minimum gross revenue target,



    - fails to pay the monthly fee due under the agreement,



    - modifies or removes any intellectual property notices included in the technology,



    - issues promotional materials without our consent,



    - transfers any of its rights under the agreement without our consent, or



    - engages in any fraudulent conduct or illegal activity with respect to the licensed technology.



    Prior to August 6, 1999, we had a 32% ownership interest in ValueClick Japan, which was accounted for using the equity method of accounting. On August 6, 1999, we purchased an additional 22% of ValueClick Japan stock in exchange for 460,800 shares of our common stock valued at $7.65 per share, giving us a 54% controlling ownership interest in ValueClick Japan. The acquisition was accounted for using the purchase method. The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed, to the extent acquired by us. The remaining portion of the ValueClick Japan assets and liabilities was recorded at the historical cost basis of the minority stockholders. The preliminary purchase price allocation indicate additional intangible assets, comprised of goodwill, totaling $3.6 million, which will be amortized on a straight-line basis over an estimated life of five years.


    See "Unaudited Pro Forma Condensed Consolidated Financial Statements" on pages F-20 through F-23 for more information on the consolidation of ValueClick Japan with our domestic operations.

RESULTS OF OPERATIONS

    The following table sets forth statement of operations data for the periods indicated as a percentage of revenues:


                                                 PERIOD FROM
                                                 MAY 1, 1998         COMBINED
                                                 (INCEPTION)       HISTORICAL(1)       NINE MONTHS
                                                   THROUGH      -------------------       ENDED
                                                DECEMBER 31,     NINE MONTHS ENDED    SEPTEMBER 30,
                                                    1998        SEPTEMBER 30, 1998         1999
                                                -------------   -------------------   --------------
Revenues......................................       100%                100%              100%
Costs of revenues.............................        54                  41                50
                                                     ---                ----               ---

Gross profit..................................        46                  59                50
Operating expenses:
  Sales and marketing.........................        25                  23                14
  General and administrative..................        20                  32                20
  Technology enhancements.....................         8                   8                 5
  Stock-based compensation....................         3                   6                14
  Amortization of intangibles and acquired
    software..................................         1                   2                 1
                                                     ---                ----               ---

  Total operating expenses....................        57                  71                54
                                                     ---                ----               ---
Loss from operations..........................       (11)                (12)               (4)
Equity in loss of ValueClick Japan............        --                  --                --
Interest income, net..........................        --                  --                --
                                                     ---                ----               ---
Loss before income taxes and minority
  interest....................................       (11)                (12)               (4)
Provision for income taxes....................        --                  --                (5)
                                                     ---                ----               ---
Net loss before minority interest.............       (11)                (12)               (9)
Minority interest.............................        --                  --                --
Net loss......................................       (11)%               (12)%              (9)%
                                                     ===                ====               ===


------------------------------

(1) The combined historical statement of operations for the nine months ended September 30, 1998 reflects the combined results of our operations for the period from May 1, 1998 through September 30, 1998 and the ValueClick line of business of Web-Ignite for the four months ended April 30, 1998.

  REVENUES

    Our revenues are derived primarily from the sale of clicks on banner advertisements delivered through the ValueClick network. We charge each advertiser an amount based on the number of times consumers click on the advertiser's banner ad. The ValueClick line of business of Web-Ignite Corporation had revenues of $122,000 for the period of July 1, 1997 (inception of line of business) through December 31, 1997 and revenues of $253,000 for the four months ended April 30, 1998. We had revenues of $2.1 million for the period from May 1, 1998 (inception) through December 31, 1998. Our revenues were
$10.6 million for the nine months ended September 30, 1999 as compared to $1.0 million for the combined historical nine months ended September 30, 1998. The increase in revenues over these periods was due to the growth of the ValueClick network and our ability to serve a larger advertiser customer base.

  COST OF REVENUES

    Cost of revenues consists primarily of amounts we pay to Web sites on the ValueClick network. We pay these Web sites on a cost-per-click basis. Cost of revenues also includes depreciation costs of the advertising delivery system and Internet access costs. The ValueClick line of business of Web-Ignite Corporation had cost of revenues of $37,000 for the period of July 1, 1997 (inception of line of business) through December 31, 1997 and a cost of revenues of $88,000 for the four months ended April 30, 1998. Our cost of revenues was $1.1 million for the period from May 1, 1998 (inception) through December 31, 1998. For the nine months ended September 30, 1999 our cost of revenues was $5.3 million compared to $428,000 for the combined historical nine months ended September 30, 1998. The increase in cost of revenues over these periods was directly attributable to the increased delivery of banner advertisements and clicks on banner advertisements.

  SALES AND MARKETING

    Sales and marketing expenses consist primarily of compensation (including commissions), travel, advertising, trade show costs and costs of marketing materials. Our sales and marketing expenses were $516,000 for the period from May 1, 1998 (inception) through December 31, 1998. For the nine months ended September 30, 1999 our sales and marketing expenses were $1.5 million compared to $233,000 for the combined historical nine months ended September 30, 1998. Of the $1.3 million increase in sales and marketing expense, $455,000 was due to the addition of nine sales and marketing personnel, and the remainder was due to increased advertising, public relations and other sales and marketing activities. We expect sales and marketing expenses to continue to increase in future periods as we hire additional personnel in sales and marketing, open additional sales offices in major domestic markets, expand into international markets and continue to promote our advertising solutions.

  GENERAL AND ADMINISTRATIVE


    General and administrative expenses consist primarily of compensation and professional service fees. The ValueClick line of business of Web-Ignite Corporation had general and administrative expenses of $116,000 for the period from July 1, 1997 (inception of line of business) through December 31, 1997 and general and administrative expenses of $134,000 for the four months ended
April 30, 1998. We had general and administrative expenses of $404,000 for the period from May 1, 1998 (inception) through December 31, 1998. For the nine months ended September 30, 1999 we had general and administrative expenses of $2.1 million compared to $336,000 for the combined historical nine months ended September 30, 1998. The $1.8 million increase in the comparable period in 1999 was primarily attributable to the addition of 14 executive and administrative employees, which accounted for $900,000 of this increase. In addition, we increased our allowance for doubtful accounts by approximately $500,000 as a result of the significant growth in our revenue and accounts receivable with limited historical collection trends. We anticipate our allowance for doubtful accounts will decline as a percentage of revenues in the future as the current level of allowance will be adequate to cover our anticipated losses from uncollectible receivables. We also have incurred related expenses associated with hiring additional personnel, expanding our corporate offices to accommodate our increased personnel and other professional service expenses that were not incurred in 1998. We expect general and administrative expenses to increase in future periods as we hire additional personnel and incur additional costs related to the growth of our business and our operations as a public company.


  TECHNOLOGY ENHANCEMENTS

    Technology enhancement costs include expenses for the development of new technologies designed to enhance the performance of our service, including the salaries and related expenses for our software engineering department, as well as costs for contracted services, supplies and equipment. To date, all product development costs have been expensed as incurred. We had technology enhancement expenses of $155,000 for the period from May 1, 1998 (inception) through December 31, 1998. For the nine months ended September 30, 1999, we had technology enhancement expenses of $587,000 compared to $85,000 on a combined historical basis for the nine months ended September 30, 1998. The increase was primarily attributable to the hiring of five additional engineers. We believe that continued investment in technology enhancement is critical to attaining our strategic objectives and, as a result, we expect technology enhancement expenses to increase in future periods.

  STOCK-BASED COMPENSATION


    In connection with the grant of stock options to employees and the imposition of restrictions on common shares held by certain founding employees during the nine months ended September 30, 1999, we recorded total deferred compensation of $8.0 million. This deferred compensation represented the difference between the deemed fair value of our common stock for accounting purposes and the exercise price of these options or the purchase price of these restricted shares at the date of grant, resulting in an expense charge of $1.5 million for the nine months ended September 30, 1999 related to amortization of this deferred compensation. Deferred compensation is presented as a reduction of stockholders' equity and amortized over the vesting period of applicable options, generally four years.



    Annual amortization of deferred stock compensation for options and restricted shares granted as of September 30, 1999 is estimated to be $2.6 million for the year ending December 31, 1999, $3.2 million for the year ending December 31, 2000, $1.5 million for the year ending December 31, 2001, $609,100 for the year ending December 31, 2002, and $153,800 for the year ending December 31, 2003. In addition, employees have options that have accelerated vesting upon a change of control of ValueClick, including the closing of this offering or the transfer of ownership of 50% or more of our stock. Assuming the closing of this offering by December 31, 1999, we believe that the amortization of deferred stock compensation for the years listed above would not be significantly different than the amounts presented above.


  AMORTIZATION OF INTANGIBLES AND ACQUIRED SOFTWARE

    Amortization of intangibles and acquired software represents principally the amortization of acquired software purchased from a founding stockholder in May 1998 and amortization created as a result of the acquisition of majority control of ValueClick Japan in August 1999.

  EQUITY IN LOSS OF VALUECLICK JAPAN


    Equity in loss of ValueClick Japan increased to $64,000 for the nine months ended September 30, 1998. The loss is primarily a result of the increase in operating expenses required to grow the ValueClick Japan business, which began full operation in November 1998. We expect ValueClick Japan to be at a break-even point in the near future, as the business volume and related revenues increase to a level greater than the operating expenses.


  INTEREST AND OTHER INCOME (EXPENSE), NET

    Interest and other income principally consists of interest earned on our cash and cash equivalents and is net of interest paid on capital lease and debt obligations. Interest income was $8,000 for the period from May 1, 1998 (inception) through December 31, 1998 and $35,000 for the nine months ended September 30, 1999. Interest expense was $0 for the period from May 1, 1998 (inception) through December 31, 1998 and $1,500 for the nine months ended September 30, 1999. No interest expense was incurred for the combined historical nine months ended September 30, 1998.

  INCOME TAXES

    For the period from May 1, 1998 (inception) through December 31, 1998, we were a limited liability company, or LLC, and as such, were subject to the provisions of Subchapter K of the Internal Revenue Code. Under those provisions, we did not pay Federal income taxes on any taxable income. Instead, the members of the LLC were liable for individual Federal income taxes on our taxable income. Upon conversion to a C-corporation on December 31, 1998, we commenced using the asset and liability method of accounting for income taxes. Our conversion from an LLC to a C-corporation did not have a material impact on our financial position or results of operations. Following the conversion, we have been operating as a C-corporation and are subject to Federal and state income taxes. For the nine months ended September 30, 1999, our provision for Federal and state income taxes amounted to $517,000. No provision has been recorded for the combined historical nine months ended September 30, 1998 as the predecessor entity was taxed as an S-corporation and we were taxed as an LLC.

QUARTERLY RESULTS OF OPERATIONS

    The following tables sets forth unaudited quarterly statement of operations data and the percentages of revenue for each of the quarters of 1998 and the first three quarters of 1999. The unaudited combined historical statement of operations for the three months ended March 31, 1998 and June 30, 1998 reflect the combined results of operations of the ValueClick line of business of Web-Ignite for the three months ended March 31, 1998 and ValueClick for the period from May 1, 1998 through June 30, 1998 and the ValueClick line of business of Web-Ignite for the one month ended April 30, 1998. In the opinion of management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited financial statements and the notes to the financial statements appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.


                                     COMBINED
                                    HISTORICAL          MAY 1,
                                   THREE MONTHS          1998
                                      ENDED           (INCEPTION)                       THREE MONTHS ENDED
                               --------------------     THROUGH     ----------------------------------------------------------
                               MARCH 31,   JUNE 30,    JUNE 30,      SEPT. 30,     DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                 1998        1998        1998           1998         1998       1999        1999       1999
                               ---------   --------   -----------   ------------   --------   ---------   --------   ---------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues...................    $207       $ 243        $ 197         $ 588        $1,268     $1,968      $2,899     $5,726
  Cost of revenues...........      74         107           93           247           765      1,087       1,348      2,830
                                 ----       -----        -----         -----        ------     ------      ------     ------
  Gross profit...............     133         136          104           341           503        881       1,551      2,896
                                 ----       -----        -----         -----        ------     ------      ------     ------
  Operating expenses:
    Sales and marketing......      --          55           55           178           283        257         391        819
    General and
      administrative.........     101         108           75           127           202        342         612      1,125
    Technology
      enhancements...........      --          15           15            70            70        108         213        266
    Stock-based
      compensation...........      --          61           61            --            --         33         441      1,003
    Amortization of
      intangibles and
      acquired software......      --           7            7            13            13         13          13        160
                                 ----       -----        -----         -----        ------     ------      ------     ------
      Total operating
        expenses.............     101         246          213           388           568        753       1,670      3,373
                                 ----       -----        -----         -----        ------     ------      ------     ------
  Income (loss) from
    operations...............      32        (110)        (109)          (47)          (65)       128        (119)      (477)
  Equity in losses of
    ValueClick Japan.........      --          --           --            --            (9)       (42)        (10)       (12)
  Interest income, net.......      --           1            1             3             4          5          14         19
                                 ----       -----        -----         -----        ------     ------      ------     ------
  Income (loss) before income
    taxes....................      32        (109)        (108)          (44)          (70)        91        (115)      (470)
  Provision for income
    taxes....................      --          --           --            --            --        (62)       (154)      (300)
                                 ----       -----        -----         -----        ------     ------      ------     ------
  Net income (loss) before
    minority interest........    $ 32       $(109)       $(108)        $ (44)       $  (70)    $   29      $ (269)    $ (770)
                                 ====       -----        -----         -----        ------     ------      ------
  Minority interest..........      --          --           --            --            --         --          --         28
                                 ----       -----        -----         -----        ------     ------      ------     ------
  Net income (loss)..........    $ 32       $(109)       $(108)        $ (44)       $  (70)    $   29      $ (269)    $ (742)
                                 ====       =====        =====         =====        ======     ======      ======     ======

                                     COMBINED
                                    HISTORICAL          MAY 1,
                                   THREE MONTHS          1998
                                      ENDED           (INCEPTION)                       THREE MONTHS ENDED
                               --------------------     THROUGH     ----------------------------------------------------------
                               MARCH 31,   JUNE 30,    JUNE 30,      SEPT. 30,     DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                 1998        1998        1998           1998         1998       1999        1999       1999
                               ---------   --------   -----------   ------------   --------   ---------   --------   ---------
As a Percentage of Revenues:
  Revenues...................      100%       100%         100%          100%         100%        100%       100%        100%
  Cost of revenues...........       36         44           47            42           60          55         46          49
                                 -----      -----        -----         -----        -----       -----      -----       -----
  Gross profit...............       64         56           53            58           40          45         54          51
                                 -----      -----        -----         -----        -----       -----      -----       -----
  Operating expenses:
    Sales and marketing......       --         23           28            30           22          13         14          14
    General and
      administrative.........       49         44           38            22           16          17         21          20
    Technology
      enhancements...........       --          6            8            12            6           5          7           5
    Stock-based
      compensation...........       --         25           31            --           --           2         15          18
    Amortization of
      intangibles and
      acquired software......       --          3            4             2            1           1          1           3
                                 -----      -----        -----         -----        -----       -----      -----       -----
      Total operating
        expenses.............       49        101          108            66           45          38         58          60
                                 -----      -----        -----         -----        -----       -----      -----       -----
  Income (loss) from
    operations...............       15        (45)         (56)           (8)          (5)          7         (4)         (9)
  Equity in losses of
    ValueClick Japan.........       --         --           --            --           (1)         (2)        (1)          0
  Interest income, net.......       --         --            1             1           --          --          1           0
                                 -----      -----        -----         -----        -----       -----      -----       -----
  Income (loss) before income
    taxes....................       15        (45)         (55)           (7)          (6)          5         (4)         (9)
  Provision for income
    taxes....................       --         --           --            --           --          (3)        (5)         (5)
                                 -----      -----        -----         -----        -----       -----      -----       -----
  Net income (loss) before
    minority interest........       15        (45)         (55)           (7)          (6)          2         (9)        (14)
  Minority interest..........       --         --           --            --           --          --         --           1
                                 -----      -----        -----         -----        -----       -----      -----       -----
  Net income (loss)..........       15%       (45)%        (55)%          (7)%         (6)%         2%        (9)%       (13)%
                                 =====      =====        =====         =====        =====       =====      =====       =====



    Revenues increased to $5.7 million for the three months ended September 30, 1999, compared to $0.6 million for the three months ended September 30, 1998. Revenues increased $9.6 million or 960% from $1.0 million for the nine months ended September 30, 1998 to $10.6 million for the nine months ended
September 30, 1999. Our revenues increased in each quarter presented due to an average 76% quarter to quarter increase in the number of advertisements delivered on the ValueClick network. Cost of revenues as a percentage of revenues decreased in the first and second quarters of 1999 due to a greater increase in the average cost-per-click charged to advertisers than the cost-per-click paid to Web sites. Cost of revenues as a percentage of revenue increased in the third quarter of 1999 due to the consolidation of ValueClick Japan's operations with our domestic operations. The resulting improvement in gross margins reversed the trend of cost of revenues increasing in 1998. The 67% increase in cost of revenues during 1998 was due to the impact of paying a greater cost-per-click to Web publishers to provide needed inventory for the growing backlog of advertising sold. With the addition of new Web sites to our network during the first nine months of 1999, these pricing pressures subsequently subsided. Gross margin was 51% and 58% for the three months ended September 30, 1999 and 1998, respectively. Gross margin was 50% and 59% for the nine months ended September 30, 1999 and 1998, respectively. Operating expenses increased in absolute dollars in each quarter in 1998 and decreased overall as a percentage of revenues as the revenue base grew. In 1999, operating expenses increased on an absolute dollar basis. Sales and marketing expenses increased as a result of increased sales personnel and commissions and increased advertising and promotion. Technology enhancement expenses increased as a result of the hiring of additional software engineers and the continued development of technology. General and administrative expenses increased primarily due to the hiring of an executive, accounting and administrative personnel, as well as the relocation of our company and expansion into a larger facility. Operating expenses remained relatively constant as a percentage revenues.

    We believe that our revenues will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. In addition, our results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. See "Risk Factors--It may be difficult to predict our financial performance because our quarterly operating results may fluctuate" and "--We may experience seasonal fluctuations in our revenues."

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations through working capital generated from operations and private equity financings, raising $4.3 million through September 30, 1999. Net cash used in operating activities was $623,000 for the nine months ended September 30, 1999, which resulted principally from increases in accounts receivable of $4.1 million partially offset by net income and increases in income taxes payable and deferred revenue.

    At December 31, 1998 and at September 30, 1999, we had no known material commitments for capital expenditures.


    Net cash provided by financing activities during the nine months ended September 30, 1999 represented the net proceeds from the sale of our Series C preferred stock for $3.5 million.



    On October 21, 1999, we executed a loan and security agreement with Silicon Valley Bank for a $2.5 million revolving credit line to be used for general working capital. Interest on the outstanding balances accrues at an annual rate of one percentage point above the bank's prime rate. As of December 22, 1999, the bank's prime rate was 8.5%. We are also required to pay the bank on a quarterly basis an unused line fee on the unused portion of the line of credit at an annual rate of half a percent. The credit facility contains provisions requiring us to:



    - maintain our corporate existence and remain in good standing,



    - provide regular financial reports to the bank,



    - pay all taxes when due,



    - maintain satisfactory insurance,



    - meet specified financial ratios,



    - net worth tests on a monthly basis, or



    - protect our intellectual property rights.



The credit facility also restricts our ability to:



    - transfer our business or property,



    - merge or consolidate,



    - borrow funds,



    - mortgage our property,



    - acquire or invest in other entities,



    - pay dividends, or



    - enter into transactions with affiliates.



    The credit facility expires on and all outstanding balances are due on the first anniversary of the agreement. In exchange for the credit facility, we granted the bank a first priority security interest in our goods and equipment, inventory, accounts receivables and intellectual property. As of December 22, 1999, we have not borrowed against this credit line.

    Net cash used in investing activities for the nine months ended
September 30, 1999 was $393,000 representing an additional equity investment of $263,000 in ValueClick Japan offset by $413,000 of acquired cash, $99,000 in equity investments in ValueClick Europe and the purchase of $443,000 of fixed assets.

    We believe that our existing cash and cash equivalents, our available bank credit and the proceeds from this offering will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the next 12 months.

YEAR 2000 COMPLIANCE

    Our business depends on our ability to serve a large number of banner advertisements to our Web publishers and to provide a large number of clicks to our advertisers. If the Web publishers in our network, the Internet service providers, or ISPs, who provide access to those Web sites, or the advertisers whose banner advertisements we serve experience disruptions in their computer systems related to the Year 2000 problem, we may not be able to deliver advertisements to our Web publishers or clicks to our advertisers, and our business could be harmed substantially.

    The Year 2000 problem results from computer programs and hardware designed to use the last two digits rather than all four digits to define the applicable year. As a result, these systems may recognize a date using "00" as the year 1900 rather than the year 2000. If these systems are not made Year 2000 compliant, they could create erroneous information causing us or our customers or suppliers to become unable to process normal business transactions accurately or at all.

    STATE OF READINESS. We have completed an assessment of our Year 2000 readiness and believe that all of our computer programs and hardware are Year 2000 compliant. Our Year 2000 readiness assessment included the following overlapping phases:

    - Identification--The identification of all of our internal hardware and software systems as well as our key third party relationships that may be affected by the Year 2000 issue (including advertisers, Web publishers, suppliers, and co-location facilities among others).

    - Analysis--An evaluation of the impact and magnitude of any potential Year 2000 problems for all of our previously identified items.

    - Conversion and Implementation--The development and execution of a plan to bring any identified non-Year 2000 compliant items into compliance, including the conversion, upgrade or replacement of any non-Year 2000 compliant systems.

    - Testing--The continuous testing of our systems to determine their Year 2000 compliance after any necessary Year 2000 remediations.

    Based our Year 2000 readiness assessment, we believe that that all of our non-information technology, including security and phone systems, upon which we are materially dependent is Year 2000 compliant. We also believe that our information technology systems, including our internally developed software, are not sensitive to any Year 2000 risks. Although we have not discovered any material Year 2000 problems with our internal information technology to date, we may in the future.


    We have inquired as to the Year 2000 readiness of our co-location providers and the major vendors of the hardware and software we use in our business. Based on the results of these inquiries and based on our own internal testing of the third party hardware and software we use, we believe that our co-location providers and major vendors are Year 2000 compliant. We have tested and continue to test our internal computer systems to simulate Year 2000 conditions. These tests have, at this time, indicated that all of our major vendors are Year 2000 compliant. If any vendor was not compliant, we would either alert the vendor and request that the non-compliant software or hardware be remedied, develop an internal solution or replace the vendor with a Year 2000 compliant vendor. We cannot assure you, however, that we will not experience unanticipated consequences, including material costs caused by undetected errors or defects in the technology used in our internal systems. We have not contacted any advertisers or publishers of Web sites concerning their Year 2000 compliance. In addition, we have not contacted, nor do we intend to contact, any utilities, telecommunications providers or financial institutions regarding their Year 2000 compliance. We have relied upon publicly released statements from these companies indicating that they are Year 2000 compliant.


    COSTS TO ADDRESS OUR YEAR 2000 COMPLIANCE. We estimate that total costs for the Year 2000 compliance assessment and remediation will not exceed $150,000. We believe that these compliance costs will be paid through our working capital. To date, we have not incurred any material expenditure in connection with identifying, evaluating, or remediating any Year 2000 compliance issues. However, if we discover any Year 2000 issue, the costs of remediating the problem could be higher than anticipated and could harm our business, results of operations and financial condition.

    RISKS. We are not currently aware of any additional significant Year 2000 compliance problems relating to our software, our information technology systems or other systems that would materially harm our business, results of operations or financial conditions. During our ongoing assessment, we may discover Year 2000 compliance problems that may require substantial repair or replacement which could cause our business to suffer. In addition, our customers' ability to deliver advertisements over our network may be disrupted if the software and hardware products used by Web publishers, advertisers, governmental agencies, public utilities, telecommunications companies and others are not Year 2000 compliant. We also depend on the uninterrupted availability of the Internet infrastructure to conduct our business. Year 2000 problems affecting the Internet could result in significant harm to our business, results of operations and financial condition.

    We depend on the uninterrupted availability of the Internet infrastructure and the operations of our network of Web sites to conduct our business as an advertising network. We are heavily dependent upon the success of Year 2000 compliance efforts of the many service providers that support the Internet. Interruptions in the Internet infrastructure affecting us or our network of Web sites could severely affect our ability to generate revenue.

    CONTINGENCY PLAN. We have completed the development of our contingency plan to deal with Year 2000 problems. All of our technology departments will be on standby alert on December 31, 1999 and January 1, 2000. A senior technical employee from each area of technology will monitor our information technology systems at that time. If these efforts to become Year 2000 compliant are not successful, or if our Web publishers, suppliers and other third parties do not successfully become Year 2000 compliant, our business, results of operations and financial condition could be harmed.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We do not hold any derivative instruments and do not engage in hedging activities. Also, we do not hold any variable interest rate debt or lines of credit and thus have minimal exposure to interest rate fluctuations.


    Our investment in ValueClick Japan, including the additional 22% controlling interest we acquired in August 1999, subjects us to foreign currency exchange risks as ValueClick Japan denominates its transactions in the Japanese Yen. Our exposure is limited to the extent of the amount of ValueClick Japan's assets which totaled $1.2 million at September 30, 1999. We also will have foreign currency exchange risks for ValueClick Europe which will denominate its transactions in U.K. pounds. At September 30, 1999, our investment in ValueClick Europe was $99,000. For all of our other advertising services provided in foreign countries during 1999 including Australia, Belgium, Brazil, China, England, France, Mexico and Spain, the transactions were denominated in US dollars. Historically, we have not hedged our exposure to exchange rate fluctuations. Accordingly, we may experience economic loss and a negative impact on earnings or equity as a result of foreign currency exchange rate fluctuations.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial software statements for fiscal years beginning after December 15, 1998. Implementation of SOP 98-1 did not have a significant impact on our financial position, results of operations or cash flows.

    In April 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 13, 1998. Adoption of SOP 98-5 did not have a significant impact on our financial position, results of operations or cash flows.

    In June 1998, the Accounting Standards Executive Committee issued Statement of Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. We do not currently hold derivative instruments or engage in hedging activities. Accordingly, management believes the adoption of this statement will not have a significant impact on our financial position, results of operations or cash flows.

                                    BUSINESS

OVERVIEW


    ValueClick is a global provider of Internet advertising solutions for publishers of Web sites and online advertisers. We focus on a performance-based Internet advertising solution, known as cost-per-click or CPC, in which an advertiser only pays when an Internet user clicks on the advertiser's banner advertisement. We provide advertisers a low-risk solution since they do not pay us for advertisements which do not result in action by Internet users. This solution also provides publishers of Web sites that have low to moderate rates of traffic, also referred to as small- to medium-sized Web sites, an opportunity to generate advertising revenue. We also provide publishers of high-traffic Web sites the ability to capture additional revenue from their unsold advertising inventory. As a leading aggregator of small- to medium-sized Web sites, based on the number of Web sites within our network, we provide our advertising customers, primarily direct marketing and e-commerce companies, a more cost-effective Internet advertising solution than purchasing advertising space directly from individual Web publishers. As of December 1999, we had delivered banner advertisements to Web sites based in foreign countries including, Australia, Belgium, Brazil, Canada, China, England, France, Germany, Italy, Japan, Mexico and Spain. In October 1999, we delivered in excess of 1.5 billion Web advertisements and as of October 31, 1999, our network consisted of more than 10,200 Web sites. Based on data provided by Media Metrix, for the quarter ended September 30, 1999, we believe that we reached approximately one-quarter of all U.S. based Internet users.


INDUSTRY BACKGROUND

    THE INTERNET

    The Internet has developed into a global medium for interactive content, communications and commerce that has changed the face of business worldwide. In recent years, the Internet has experienced substantial growth in the number of users and Web sites, the volume of e-commerce transactions and the amount of advertising dollars spent. Jupiter Communications estimates that in 1996, 15.1 million or 15.3% of U.S. households were Internet users, compared to 44.9 million or 44.1% in 1999, and projects that Internet use will grow to 67.6 million or 63.4% of U.S. households by 2003. The Yankee Group estimates that the number of people using the Internet worldwide will grow from 140 million in 1998 to over 570 million by the end of 2003.

    INTERNET ADVERTISING AND E-COMMERCE

    The Internet has emerged as an attractive new medium for advertisers due to its significant growth in number of users and volume of e-commerce transactions, and also due to the unique characteristics of the Internet as compared with other advertising media. These characteristics include the potential for Internet advertisers to establish dialogues and direct relationships with potential customers, receive immediate feedback on advertising campaigns and adapt them quickly to respond to this feedback. As a result, Internet advertising and e-commerce transactions have grown rapidly in recent years. Forrester Research estimates that in 1999, $2.8 billion will be spent on Internet advertising in the United States, and projects that this amount will grow to $22.2 billion by 2004, a compound annual growth rate of 57%. Additionally, the Yankee Group expects that e-commerce transactions will increase from $25 billion in 1998 to $699 billion in 2002, a compound annual growth rate of 130%. The growth rate of these markets may differ from the growth rate of ValueClick.

    THE EVOLUTION OF INTERNET ADVERTISING

    Historically, most Internet advertising campaigns have been priced based on a cost-per-thousand impressions model, commonly referred to as CPM. Under the CPM model, Internet advertisers are charged based on the number of times a banner advertisement is displayed. This pricing model, which was adopted from traditional media, is generally associated with advertising campaigns that are designed to generate brand awareness through widespread exposure to advertisements.

    Although CPM has historically been the predominant Internet advertising model, we believe that the CPM model has several inefficiencies:

    - UNDERSERVES A LARGE NUMBER OF SMALL- TO MEDIUM-SIZED WEB SITES. Because small- to medium-sized Web sites typically serve more targeted audiences than large Web sites, they individually cannot drive enough traffic to appeal to CPM advertisers. These sites are often disregarded as an advertising outlet because it is not cost-effective for CPM advertisers to manage a large number of small media buys and audit these sites for traffic and appropriate content.

    - FREQUENTLY LEAVES UNSOLD ADVERTISING INVENTORY. High-traffic Web sites typically charge high CPM rates for their premium advertising space. At these premium prices, insufficient demand, coupled with controlled distribution, results in large amounts of unsold inventory on these Web sites. This unsold inventory represents an incremental revenue opportunity for these publishers, provided the solution does not conflict with their underlying CPM pricing strategy, which seeks to maximize the rate card for premium inventory.

    - DIFFICULTY IN PREDICTING EFFECTIVENESS. With CPM, an advertiser pays each time its banner is "loaded" or displayed without knowing whether the displayed advertisement will generate responses or be converted into sales. This uncertainty makes it difficult for advertisers to predict the actual return on their Internet advertising dollars.

    Due in part to these inefficiencies, we believe that Internet advertisers, especially direct marketing and e-commerce based companies, are increasingly seeking performance-based alternatives to the CPM model. Performance-based advertising is intended to generate a specific or direct response or action from a consumer and is designed to maximize the number of responses per advertising dollar. These responses can include a simple electronic reply by the consumer, registration of the consumer and actual purchases. Forrester Research projects that performance-based advertising models will account for 50% of online advertising budgets by 2003, up from 15% in 1999.

    The Web is particularly well-suited for direct response advertising. Reading and clicking on a Web advertisement is easier and more convenient for many consumers than traditional direct response advertising mechanisms such as toll-free numbers or business reply cards. Web advertisements also allow consumers to respond immediately to advertising and interact directly with the advertiser in real-time. Advertisers can also use this feedback to rapidly adjust their advertising campaigns.

THE VALUECLICK SOLUTION

    We believe our CPC-based advertising model delivers to Web publishers and advertisers a cost-effective, performance-based Internet advertising solution. Our solution provides publishers of small- to medium-sized Web sites the opportunity to generate advertising revenue at little or no added cost while allowing publishers of high-traffic Web sites the ability to capture additional revenue for excess advertising inventory that would otherwise remain unsold. Our CPC solution also gives Internet advertisers a convenient way to predict ad effectiveness, because they only pay for visitors to their sites.

    We have developed highly automated systems and processes which make it easy for publishers of small- to medium-sized Web sites, which may otherwise have been ignored by many CPM-based advertisers, to join the ValueClick network. We have also developed an effective publisher referral program that facilitates growth and retention of publishers. By aggregating this underutilized inventory of advertising space, we have developed a low cost solution for advertisers who want to access the visitors of these quality sites. Our network of Web sites grew over 90% from July 1998 to July 1999 from approximately 4,300 sites to approximately 8,200 sites, and included over 10,200 Web sites as of October 31, 1999. In October 1999, we delivered over 1.5 billion banner advertisements and registered over 6.2 million clicks.

BENEFITS FOR WEB PUBLISHERS

    OUTSOURCED ADVERTISING SERVICES FOR PUBLISHERS OF SMALL- TO MEDIUM-SIZED WEB
     SITES

    Our outsourced solution provides small- to medium-sized Web sites the technology for managing and delivering Internet advertising. Our solution allows these sites to avoid the hardware, software and personnel costs associated with building and maintaining their own ad serving technology and sales force. In addition, small- to medium-sized Web sites on the ValueClick network benefit from our experienced management team, our sales and marketing organization and access to advertisers.

    ADVERTISING REVENUE OPPORTUNITIES FOR PUBLISHERS OF SMALL- TO MEDIUM-SIZED
     WEB SITES

    Advertisers paying CPM rates often impose traffic requirements that exclude small- to medium-sized Web sites. By aggregating those sites, and providing the built-in performance tracking of CPC, we offer a revenue opportunity for publishers of small- to medium-sized Web sites that may not otherwise be available. This has allowed us to develop a network of small- to medium-sized Web sites which meet our screening standards. In addition, publishers can earn referral commissions for introducing ValueClick to other publishers whose sites are accepted into our network.

    INCREMENTAL ADVERTISING REVENUE FROM UNSOLD INVENTORY FOR PUBLISHERS OF
     HIGH-TRAFFIC WEB SITES

    We offer publishers of high-traffic Web sites a stream of incremental revenue for ad space that normally would remain unsold under the CPM model. Web publishers that attract CPM rates rarely sell their entire stock of ad inventory. By using the ValueClick solution, Web publishers have an opportunity to sell a significant portion of their unsold inventory to response-oriented advertisers under the ValueClick brand name. This protects the value of the Web site's brand name and therefore does not jeopardize the Web site's published CPM rate card structure.

BENEFITS FOR ADVERTISERS

    CPC GIVES ADVERTISERS A PERFORMANCE-BASED MODEL

    Using CPC, Internet advertisers only pay if Web users click on their advertisements, not each time an advertisement is displayed. For Internet advertisers trying to attract visitors who are actively looking to make a purchase or who want to learn more about a product, CPC is a more efficient and cost-effective choice than CPM for predicting and calculating return on advertising investment.

    A LEADING AGGREGATOR OF SMALL- TO MEDIUM-SIZED WEB SITES

    We are a leading aggregator of small- to medium-sized Web sites, with over 10,200 sites currently in our network. This extensive network provides advertisers the opportunity to place large media buys across a broad collection of sites as well as niche targeting opportunities that have otherwise been difficult for advertisers to reach.

    CONSUMER TRACKING DATA AFTER THE CLICK

    Our proprietary tracking management software, VisiTrak, provides real-time marketing data regarding banner effectiveness by tracking the consumers after they click through to our advertiser's Web site. This tool provides useful feedback to advertisers regarding banner ad success rates, allowing them to maximize the effectiveness of their Internet marketing strategy.

OUR STRATEGY

    Our strategy is to be the leading provider of performance-based advertising solutions by taking advantage of our position as a large aggregator of advertising inventory of small- to medium-sized Web sites and our reputation as the "Pay-for-Results" advertising network. Key elements of our strategy include:

    EXPAND OUR NETWORK OF WEB SITES

    We are a leading aggregator of Internet advertising inventory for small-to medium-sized Web sites. Our highly automated proprietary software and focused customer support allow us to manage a network that, in October 1999, included over 10,200 Web sites and a volume of advertising inventory that exceeded
1.5 billion banners served. Through these services, we expect to continue to increase the number of small- to medium-sized Web sites in our network and continue to attract publishers of high-traffic Web sites with remnant inventory solutions.

    GROW WITH OUR WEB PUBLISHERS

    We intend to maximize the revenue potential of every Web site on our network by providing an opportunity to increase the quality of site content, increase traffic to the site and by delivering new tools that generate advertising revenue. We intend to grow with our Web publishers as their sites attract more traffic by providing new and expanded services that position us as a one-stop advertising revenue solution.

    EXPAND OUR SALES AND MARKETING EFFORTS

    We intend to increase the size of our direct sales force and continue our public relations and marketing efforts, including our e-mail and telemarketing approaches. We believe that brand awareness of ValueClick and our CPC "Pay-for-Results" solution is critical to our success, given the highly competitive nature of the Internet advertising market.

    GROW WITH OUR WEB ADVERTISERS

    Our goal is to provide the highest quality and most cost-effective traffic for online marketing programs. We intend to achieve this goal by working closely with our advertisers and direct marketers to expand our services to target, measure, optimize return on investment, and improve the quality of traffic generated.

    ENHANCE OUR TECHNOLOGY

    We seek to increase the efficiency, effectiveness and attractiveness of our services to advertisers through the use of technology. Our proprietary VisiTrak software facilitates the simultaneous tracking and management of advertising transactions, enabling advertisers to track campaigns effectively and increase response rates. We intend to continue to improve the performance and capabilities of VisiTrak and other technologies.

    EXTEND OUR GLOBAL PRESENCE

    We plan to aggressively continue our international expansion. ValueClick Japan, our majority-owned subsidiary launched in March 1998, delivered over 153 million banner ads and registered over 671,000 clicks in October 1999. In the same month, we organized our operations in London and we are planning to offer services throughout continental Europe. We believe that the ability of our technology and business model to accommodate increased levels of demand will allow us to continue to successfully develop our networks in these and other international markets.

    PROVIDE SUPERIOR CUSTOMER SERVICE

    We believe that strong customer service is vital in generating repeat business. Therefore, we intend to continue to hire, train and support a staff of highly skilled customer service representatives who work effectively with both advertisers and Web publishers. We also plan to continue enhancing our service by providing on-demand, customized online statistical information that allows advertisers and Web publishers to rapidly assess the efficiency and performance of Web advertisements.

PRODUCTS AND SERVICES

    We offer the following products and services for Web publishers:

    REAL-TIME STATISTICAL REPORTING

    Our proprietary Web-based tools for Web publishers provide them with current, cumulative, historical and referral statistical information. Information currently available includes the real-time tabulation of the current day's click activity, relevant ratios, payment information, and amounts due. Cumulative statistics show all-time impressions, clicks and click ratios. Historical statistics highlight impressions and clicks in both daily and weekly format and in either tabular or graphical format. Referral statistics detail the amount owed the referring Web publisher.

    STREAMLINED VALUECLICK NETWORK APPLICATION PROCESS

    As part of our strategy to simplify the advertising sales process for publishers of small- to medium-sized Web sites, we allow Web publishers to join our network online. After completing the application, the publisher receives an immediate response indicating our receipt of the application, and our publisher service department then reviews the application. Web sites are selected based on traffic and quality standards. Web sites with their own domain name must have a minimum of 15,000 impressions per month. Web sites without their own domain name require 50,000 impressions per month to qualify for selection. Web sites must contain an adequate number of pages and are also evaluated for design and content quality. We reject Web sites which contain restricted content such as profanity, hate speech, pornography or any illegal activity. Once approved to join the network, we provide the Web publisher with software to install on each Web page where an advertisement will be placed. This process provides the publisher with a simple, turnkey solution for entering our advertising network.

    PAYMENT MANAGEMENT

    Our publisher payment policy reduces risks to Web publishers of advertiser bad debts and late payment carrying costs. We pay our network of publishers monthly regardless of whether an advertiser has paid us or not. In contrast, most other major Web advertising networks pay their publishers only upon collection from advertisers.

    WEB SITE CATEGORIZATION CAPABILITY

    Our categorization capability enables Web publishers to maximize the value of their advertising inventory by delivering more targeted banner advertisements for the advertiser. This capability allows a publisher to categorize not only its entire Web site, but also each page of its Web site.

    ABILITY TO VETO COMPETING ADVERTISER CAMPAIGN

    We provide Web publishers with the tools to exclude any competing advertiser campaign on our network from their site.

    REFERRAL COMMISSION PROGRAM

    We provide ValueClick Web publishers the opportunity to earn commissions on clicks generated from Web sites of publishers they introduce to the ValueClick network through a referral. The referral program is highly automated and a referring publisher can monitor the activity of all referred sites online through our real-time reporting tools.

    We offer the following products and services for advertisers:

    AD SERVING SOLUTIONS

    Our proprietary system for ad serving and reporting is provided to advertisers at no additional cost. Advertisers deliver Internet banner advertisements to us in a form ready to be delivered on our servers. Our proprietary software can determine how many banners are in circulation, which banners are appropriately targeted for the consumer, and whether or not the Web publisher has excluded any particular banners from its site. Our server then delivers the banner to the Web publisher's site to be viewed by the consumer and adds one impression to both the advertiser's and publisher's counter. If a user clicks on the banner to visit the advertiser's Web site, our server registers one click to both the advertiser's and the publisher's counter. If a user on our network clicks on the same advertisement more than once in a six-hour period, the click is only counted once. This feature more accurately counts the number of "unique" users clicking on the advertiser's banner and also provides more accurate marketing data. This entire process occurs within a matter of seconds.

    DISTRIBUTION OF ADVERTISEMENTS ON A COMPREHENSIVE OR TARGETED BASIS

    We sell advertising on our network under two major categories: Comprehensive Network or Targeted Categories. Our sales representatives work with advertisers to select the appropriate product based on advertisers' requirements. The following is a more detailed description of these two products:

       Comprehensive Network: Comprehensive Network offers advertising placements across our entire network without specifically targeting individual Web sites. As the lowest-cost option offered by us, it provides the greatest overall reach for advertisers.

       Targeted Categories: Targeted Categories allows the advertiser to place ads in one or more of 15 targeted categories within our network. The use of these categories allows an advertiser or direct marketer to target a particular audience. Currently we have the following 15 targeted categories grouped by type of content:

-  Automotive                      -  Games
-  Business & Finance              -  Health & Fitness
-  Careers                         -  MIS & Information Technology
-  Consumer Technology             -  News & Culture
-  E-Commerce & Portals            -  Sports & Recreation
-  E-Commerce & Shopping           -  Travel
-  Entertainment                   -  Youth & Students
-  Family & Lifestyles

    VISITRAK

    Our proprietary VisiTrak software uses small data files residing on a computer of a Web user, commonly known as cookies, to track users through an advertiser's Web site. VisiTrak offers a powerful, automated solution for our advertisers and direct marketers to enhance their Web site effectiveness. Using VisiTrak, advertisers select the Web pages they wish to track. This feature enables advertisers to determine the number of clicks, leads and sales each banner has generated and allows them to tailor their Web marketing strategy based on these results.

    ANTI-FRAUD SOLUTIONS

    Since the launch of our network we have made it a priority to detect and investigate any fraudulent clicking activity, which are clicks intentionally made to inflate the number of clicks and incur additional revenue for the host Web site, on our advertisers' banner ads. Our system incorporates sophisticated algorithms that detect any Web site within our network that is receiving an abnormal click pattern during any period with the goal of protecting advertisers from fraudulent clicking activity and improving the accuracy of information conveyed to our advertising clients. If fraudulent clicking activity is detected, the Web site publisher is terminated from the network and no payment is made for the fraudulent clicks.

OPERATING AGREEMENTS

    WEB PUBLISHER AGREEMENT PROCEDURE

    We enter into contracts with each of the Web publishers on our network. Our contracts may be cancelled immediately by either party at any time without notification. Web publishers are paid within ten days of the end of each month based on the total number of clicks on advertisements served on their Web sites for that particular month. The amount paid per click depends on the Web publisher's traffic level for that month. We may deactivate a Web publisher's account on our network at any time for activity or content deemed inappropriate. We also have reserved the right to withhold payment to any Web publisher whose Web site exhibits patterns of clicks that we deem questionable.

    ADVERTISER AGREEMENT PROCEDURE


    Advertisers desiring to advertise on our network of Web publishers enter into short term contracts, or insertion orders, with us for each advertising campaign they wish to run. The term of each insertion order is limited to the length of the advertising campaign. We may reject, discontinue or omit any advertisement that does not meet our standards. We may also remove any advertisement for any reason upon written notice to the advertiser. Each advertiser pays us only if Web users click on their advertisements. Advertisers may terminate their agreements with ValueClick upon two weeks prior written notice to us.


INTERNATIONAL OPERATIONS

    We are actively pursuing an international expansion strategy. Our current international expansion strategy involves the sharing of the risk of the investment with local partners while providing the partners with support, including a license to our software, training, technical support and local copyright and trademark licenses.

    In March 1998, we launched ValueClick Japan, a joint venture with a local partner in Japan. We believe that there is a growing acceptance of the CPC model in Japan. In August 1999, we acquired a majority interest in this joint venture, which has 14 full-time employees, of whom seven are direct salespersons and seven provide general and administrative support. We have also commenced our operations in the European market with ValueClick Europe, a joint venture in London formed in August 1999. Upon the closing of this offering, we will have the option to acquire all of the outstanding shares of ValueClick Japan. We also have an option to acquire all of the outstanding shares of ValueClick Europe which will become exercisable in the future. See "Related Party Transactions."

    In addition, we are currently building a Web publisher network on a country-by-country basis from our U.S. office. This network will provide an operating base for establishing a local presence as each market develops and provide for easier transition to local operations when appropriate local partners are identified.

TECHNOLOGY PLATFORM

    Our operating infrastructure, including our network of servers, has been designed to provide maximum performance, reliability and the ability to increase our capacity without increasing our costs. We use dual processor systems running the FreeBSD operating system. Our applications are developed primarily in Perl, a widely used software development language, and are served on Apache servers. We maintain tolerance and performance objectives for banner delivery response time from our network. To ensure that these standards are met and to facilitate our maintenance procedures, we keep standby hardware for each component at our data center locations. Our internal maintenance group assures quick and complete resolution of hardware concerns.

    We currently serve advertisements from three third-party data center facilities located in Los Angeles, California, Boca Raton, Florida and Tokyo, Japan and we expect a new facility to come online in London before the end of 1999. Our U.S. locations also provide redundancy for each other. The entire network is monitored both electronically and by system administrators and escalation procedures are designed to resolve abnormalities quickly. All systems are backed up daily and the data is stored off-site.

    We have agreements with SoftAware, Inc. and Verio to provide us with access to the Internet at our data centers located in Los Angeles and Boca Raton, respectively. The monthly service fees under our agreements with SoftAware and Verio are $13,000 and $16,000, respectively. The SoftAware agreement expires in October 2000 and is subject to automatic one year renewals until terminated by either party with 30 days prior written notice. SoftAware may also discontinue service at its discretion for a breach of the agreement. The Verio agreement expires in June 2000 and is subject to automatic monthly renewals unless terminated by us with 90 days written notice. We believe that our existing agreements with our data centers are more than adequate for our current operations, and that suitable replacement of and additional capacity at these data centers will be available in the future in commercially reasonable terms.

SALES, MARKETING AND CUSTOMER SERVICE

    We market our products and services primarily through direct marketing, print advertising and online advertising throughout the year. We also market them through the ValueClick Web site, trade show participation and other media events. In addition, we actively pursue public relations programs to promote our brand, products and services to potential network Web publishers and advertisers.

    WEB PUBLISHERS

    Our highly automated, online application process is supported by a team of nine network development and customer service professionals. Their responsibilities include screening and marketing to prospective Web publishers, monitoring network quality, maintaining relationships and consulting with publishers on additional revenue opportunities.

    ADVERTISERS

    We sell our products and services to online advertisers primarily through our direct sales force, consisting of eight sales persons as of September 30, 1999. These employees are located at our headquarters in Carpinteria, California. We make extensive use of telemarketing and e-marketing strategies. Each of our account executives assists the advertisers he or she services, typically direct marketing and e-commerce companies, with all aspects of media planning and design of their advertising campaigns. These services include advertisement purchasing and placement, assessment of results and optimization of performance. We intend to add additional sales personnel in the Carpinteria office and to open additional sales offices in the U.S. over the next 12 months.

COMPETITION

    We face intense competition in the Internet advertising market. We expect that this competition will continue to intensify in the future as a result of industry consolidations and the increasing number of advertising, media and Internet companies. We compete with a diverse and large pool of advertising, media and Internet companies.

    Our ability to compete depends upon several factors, including the following:

    - our ability to aggregate a large network of small- to medium-sized Web sites efficiently,

    - the timing and market acceptance of new solutions and enhancements to existing solutions developed by us,

    - our customer service and support efforts,

    - our sales and marketing efforts, and

    - the ease of use, performance, price and reliability of solutions developed by us.

    Additional competitive factors include each competitor's reputation, knowledge of the advertising market, financial controls, geographical coverage, relationships with clients, technological capability and quality and breadth of services. We expect that we will face additional competition from new entrants into the market in the future.

    Our principal competitors are Internet advertising networks that also use a performance-based model, such as TeknoSurf and ClickAgents. Based on publicly-available information, we believe that we are larger than TeknoSurf in terms of revenue and larger than ClickAgents in terms of banners served. We also compete with other Internet advertising networks that focus on the traditional CPM model, including DoubleClick, 24/7 Media and Flycast. Unlike us, these companies primarily deal with publishers of large Web sites and advertisers seeking increased brand recognition. These companies have longer operating histories, greater name recognition and have greater financial and marketing resources than we do.

    Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high-traffic Web sites and ISPs, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenues. In addition, as we expand the scope of our Web services, we may compete with a greater number of Web publishers and other media companies across an increasing range of different Web services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, then our business, result of operations and financial condition would be negatively affected.

INTELLECTUAL PROPERTY RIGHTS

    We currently rely on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. We have registered the trademark "ValueClick" in the European Union and have applied to register the trademark "ValueClick" in the United States and Japan.

    We intend to pursue the registration of our copyrights and trademarks in other jurisdictions. We may not be able to secure copyright registration or trademark registrations for all of our marks, in the United States or other countries.

    Owners of other registered or unregistered copyrights, trademarks or service marks could bring copyright or trademark infringement claims against us. If a court of law determines that our technology infringes on the rights of other companies, we may be required to seek licenses from third parties. However, we may not be able to do so on commercially reasonable terms, if at all. In addition, we may also be subject to litigation to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others.

    If our competitors prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to us.

    Actions could be brought by other third parties claiming that our products or technology infringe patents or copyrights owned by others. In particular, the Patent and Trademark Office recently granted a patent to DoubleClick claiming targeting the delivery of advertisements through the Internet. The patent, entitled "Method of Delivery, Targeting, and Measuring Advertising Over Networks," claims the process of using linked advertising space and compiling statistics on individual users in order to target advertisements. This patent may limit or terminate our ability to use our technology, we may be sued by DoubleClick for infringement and we may be required to pay for a license to DoubleClick's technology. Any litigation regarding this patent, other parties' proprietary rights, or any of our proprietary rights could be costly and divert management's attention, result in the loss of some of our proprietary rights, require us to seek licenses from third parties and prevent us from selling our products and services.

    DoubleClick recently filed a lawsuit against L90, Inc., a company in our industry that offers Internet advertising services. DoubleClick alleges that L90 is infringing its patent and seeks a preliminary and permanent injunction from further alleged infringement, treble damages in an unspecified amount, and attorneys' fees and costs. We cannot assure you that we will not be similarly sued by DoubleClick.

EMPLOYEES

    As of September 30, 1999, we had 42 full-time and five part-time employees in the U.S. and 14 full-time and two part-time employees in Japan. None of these employees are covered by collective bargaining agreements. Management believes that our relations with our employees are good.

LEGAL PROCEEDINGS

    We currently are not a party to any material litigation, nor are we aware of any pending or threatened litigation that would have a material adverse effect on our business, operating results or financial condition.

FACILITIES/PROPERTIES

    Our principal executive offices are located in Carpinteria, California, where we lease two properties with approximately 9,000 and 2,750 square feet of space, respectively. One of our leases expires on December 31, 2000 and the other expires on September 30, 2002. We have an option to extend the lease expiring on December 31, 2000 for an additional three years. Our current monthly rent due under these leases is $16,250 in the aggregate. We also lease approximately 1,490 square feet of office space in Tokyo, Japan. Our lease in Tokyo expires on January 31, 2001. We have an option to extend the Tokyo lease for an additional three years. We believe that our existing leased space in California and Japan is more than adequate for our current operations, and that suitable replacement and additional space will be available in the future on commercially reasonable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is information concerning the directors, executive officers and other key employees of ValueClick as of November 15, 1999.

NAME                                                    AGE                  POSITION(S)
----                                                  --------               -----------
DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY
  EMPLOYEES

James R. Zarley.....................................     55      Chairman of the Board and Chief
                                                                 Executive Officer

Brian Coryat........................................     38      Director, President and Chief
                                                                 Operating Officer

Kurt A. Johnson.....................................     36      Chief Financial Officer and
                                                                 Secretary

Earle A. Malm II....................................     50      Vice Chairman of the Board, Director
                                                                 and Chief Marketing Officer

Robert P. Sherry....................................     42      Senior Vice President of Sales

John H. Schwenk.....................................     36      Chief Technical Officer

David S. Buzby......................................     39      Director

Robert D. Leppo.....................................     56      Director

Martin T. Hart......................................     63      Director

Steven J. Umberger..................................     38      Director

JAMES R. ZARLEY

    Mr. Zarley is the Chairman of the Board and Chief Executive Officer of ValueClick. He has served as Chairman, and has been an advisor to ValueClick since May 1998. In February 1999, Mr. Zarley joined ValueClick in a full-time capacity and in May 1999 he became Chief Executive Officer. Prior to joining ValueClick, from April 1987 to December 1996, Mr. Zarley was Chief Executive Officer of Quantech Investments, an information services company. From December 1996 to May 1998, Mr. Zarley was the Chairman and Chief Executive Officer of Best Internet, until its merger with Hiway Technologies, a Web hosting company, in May 1998. From May 1998 to January 1999, Mr. Zarley was the Chief Operating Officer of Hiway Technologies until its merger with Verio. Mr. Zarley has more than 30 years of technology business experience as a senior executive.

BRIAN CORYAT

    Mr. Coryat is the founder of ValueClick and has acted as its President and a director since its inception. In May 1999, he became Chief Operating Officer of ValueClick. Mr. Coryat's prior experience includes the formation, development and direction of Web-Ignite Corporation, an Internet promotions company, from May 1996 through December 1998. From September 1994 through May 1996,
Mr. Coryat served as Chief Executive Officer of AAA Internet Promotions, an Internet directory listing service.

KURT A. JOHNSON

    Mr. Johnson joined ValueClick as its Chief Financial Officer in May 1999 and has also served as its Secretary since September 1999. Mr. Johnson brings over 13 years of financial management experience to the ValueClick team. From February 1998 to May 1999, Mr. Johnson was an investment banker at Olympic Capital Partners, specializing in mergers and acquisitions and Internet company investments. Mr. Johnson also served as Vice President of Investments for Bozarth & Turner Securities from March 1995 through January 1998. He served as Chief Financial Officer of HSD Corporation, a privately held industrial automation company, from April 1994 to March 1995, and was a divisional controller for Ogden Corporation from February 1990 to April 1994. Mr. Johnson graduated with a B.A. from Eastern Washington University and an M.B.A. from Gonzaga University and is also a Certified Management Accountant.

EARLE A. MALM II

    Mr. Malm joined ValueClick in June 1999 as its Chief Marketing Officer and became the Vice Chairman of the Board in July 1999. Prior to joining ValueClick, Mr. Malm was the Chief Operating Officer for AIM Funds, an investment management company in San Francisco from June 1998 to March 1999. From March 1990 to May 1998, Mr. Malm served in various capacities at GT Global, an investment management company, including Senior Vice President of Institutional Marketing, Executive Vice President of Business Development and Chief Operating Officer. In addition, Mr. Malm has over 25 years of business experience in service industries. Mr. Malm has held senior management positions in technology businesses with GE and RCA which has given him a background of business development in consumer, commercial, industrial and financial services sectors. Mr. Malm graduated with a B.S. and B.A. from Bowling Green State University.

ROBERT P. SHERRY

    Mr. Sherry joined ValueClick in September 1999 as Senior Vice President of Sales. Prior to joining ValueClick, Mr. Sherry was with the Miller Publishing Group as Vice President of Sales and Marketing from June 1998 to September 1999 for its magazine network. From March 1994 to March 1998, he was the Western Group Sales Director at Reader's Digest. In addition, Mr. Sherry brings over 12 years of publishing and advertising experience to ValueClick, having held sales and management positions at Time Warner, McGraw-Hill, and Reader's Digest.
Mr. Sherry graduated with a B.A. from Georgetown University.

JOHN H. SCHWENK

    Mr. Schwenk joined ValueClick as the Chief Technology Officer in April 1999. Mr. Schwenk has been employed in the computer and technology field since 1985. Prior to joining ValueClick, Mr. Schwenk was with Hiway Technologies from March 1997 to March 1999, initially serving as Director of Systems and Engineering and most recently as Vice President of Information Systems. From 1989 to 1996,
Mr. Schwenk was Vice President of Systems Integration for BCR, a privately held systems integration company.

DAVID S. BUZBY

    Mr. Buzby has been a director since May 1999. Mr. Buzby is an investor and operator of entrepreneurial companies, currently working at Inbar since June 1999 as Executive Vice President creating a business to business e-commerce barter exchange. Previously, Mr. Buzby worked with Best Internet, a web hosting company, from August 1994 to January 1999. Mr. Buzby held various positions at Best Internet including Chief Financial Officer and Vice Chairman of the Board and was a founding investor. Before joining Best Internet, Mr. Buzby founded, acquired and reengineered recycling businesses in Northern California.
Mr. Buzby also serves on the Board of Directors of several private companies. Mr. Buzby graduated with a B.A. from Middlebury College and an M.B.A. from Harvard Business School.

ROBERT D. LEPPO

    Mr. Leppo has been a director of ValueClick since May 1998. Mr. Leppo's primary occupation since 1977 has been as a private investor. He serves on the Board of Directors of several private companies. Mr. Leppo graduated with a B.A. from Stanford University and an M.B.A. from Harvard Business School.

MARTIN T. HART

    Mr. Hart has been a director since March 1999. Mr. Hart's primary occupation since 1969 has been as a private investor. Mr. Hart is also a director of PJ America, a foods service company, MassMutual Corporate Investors, an investment company, MassMutual Participation Investors, an investment company, Schuler Homes, a builder of homes, Optical Securities, a manufacturer of security systems, T-Netix, a communications company, Vail Banks, a multi-bank holding company, and Ardent Software, a software company, and he continues to serve on the Board of Directors of several private companies. Mr. Hart graduated with a B.A. from Regis University and is a Certified Public Accountant.

STEVEN J. UMBERGER

    Mr. Umberger has been a director since May 1998. Mr. Umberger has served as the President and has been the controlling stockholder of ValueClick Europe, Limited since August 1999. From April 1999 to June 1999, he was employed as the Chief Marketing Officer of Hiway Technologies, a Web hosting company. Prior to that, he served as Chief Executive Officer of IAAI, a computer reseller company from March 1991 to March 1995. From March 1993 to June 1997, Mr. Umberger was also the co-owner of Acme Barricades Company, a construction rental company. Mr. Umberger graduated with a B.A. from the Virginia Military Institute and an M.B.A. from the College of William and Mary.

BOARD OF DIRECTORS

    Our Board is currently composed of seven members. Each director serves until the next annual meeting or until his or her successor is duly elected and qualified.

BOARD COMMITTEES

    In March 1999, the Board established an audit committee and a compensation and incentive plan committee. Mr. Leppo, Mr. Hart and Mr. Umberger serve on the audit committee and Mr. Leppo and Mr. Buzby comprise the compensation and incentive plan committee.

BOARD COMPENSATION

    The directors of ValueClick do not currently receive salaries or fees for serving as directors or for serving on committees of our Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between our Board of Directors and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation earned by our chief executive officer for services rendered in all capacities during the period from May 1, 1998 (inception) through December 31, 1998:

                          EXECUTIVE COMPENSATION TABLE

                                                                                     LONG-TERM
                                                      ANNUAL COMPENSATION           COMPENSATION
                                              -----------------------------------   ------------
                                                                                     SECURITIES
                                                                    OTHER ANNUAL     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                    SALARY     BONUS     COMPENSATION    OPTIONS/SAR    COMPENSATION
---------------------------                   --------   --------   -------------   ------------   ------------
Brian Coryat................................  $74,591     $   0        $     0            0           $9,039(2)
  President, Chief Operating Officer and
    Secretary(1)

------------------------------

(1) Mr. Coryat served as our Chief Executive Officer from May 1998 to May 1999.

(2) Represents 401(k) matching contributions paid by us of $8,252 and insurance premiums paid on Mr. Coryat's behalf of $787.

    In addition to the above named executive officer for the fiscal year ended December 31, 1998, we currently employ certain other executive officers who we anticipate will qualify as named executive officers in future years due to their position or compensation level. Those executives include James R. Zarley, Chairman and Chief Executive Officer; Kurt Johnson, Chief Financial Officer; and Earle A. Malm II, Vice Chairman and Chief Marketing Officer. For information about these officers' compensation, see "--Employment Agreements."

EMPLOYEE BENEFIT PLANS

    1999 STOCK OPTION PLAN

        In May 1999, the Board of Directors adopted and the stockholders approved our 1999 Stock Option Plan. Under the 1999 plan, the Board, or its designated administrators, have the flexibility to determine the type and amount of awards to be granted to eligible participants. Employee directors do not participate in votes concerning issuances of stock options to themselves.

    PURPOSE, STRUCTURE, AWARDS AND ELIGIBILITY. The plan is intended to secure for us and our stockholders the benefits arising from ownership of common stock by individuals employed or retained by us who will be responsible for our future growth. The plan is intended to strengthen us and our subsidiaries by attracting and retaining competent directors, officers and employees by giving them an incentive to contribute to our success.

        The plan administrators may grant incentive stock options or non-statutory stock options under the 1999 plan. The options may be awarded under the 1999 plan for any term not to exceed ten years from the date the option is granted, except for the case of incentive stock options granted to principal stockholders holding 10% of our outstanding common stock in which case the term shall be no longer than five years from the date the option is granted.

        Directors, officers, and all full-time salaried employees or consultants of us or our subsidiaries who contribute to the growth and success of the business are eligible to be selected by the plan administrators to participate in the 1999 plan. Our employees, including employee officers and directors, of us or our subsidiaries may be granted either incentive stock options or non-statutory stock options, while consultants, including non-employee officers and directors, may only be granted non-statutory stock options.

    SHARES SUBJECT TO 1999 STOCK OPTION PLAN. We have authorized and reserved for issuance an aggregate of 5,760,000 shares of our common stock under the 1999 plan. The shares of common stock issuable under the 1999 plan may be authorized but unissued shares, shares issued and reacquired by us or shares purchased by us on the open market. If any of the awards granted under the 1999 plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the 1999 plan.

    EFFECTIVE DATE AND DURATION. The 1999 plan became effective upon its adoption by the Board of Directors in May 1999. The plan will continue in effect for ten years from the date of its adoption unless sooner terminated by the Board of Directors. In the event of a merger or consolidation in which ValueClick is not the surviving corporation, and such surviving corporation refuses to assume a substitute option as provided in the plan, such options shall become fully exercisable for a period of 15 days of the date of notice from the Board.

    ADMINISTRATION. The 1999 plan is administered by the full Board of Directors or at the discretion of the Board by a Stock Option Committee appointed by the Board. The Stock Option Committee shall consist of no less than two members of the Board who are:

    - non-employee directors within the meaning of the Rule 16b-3 promulgated under the Securities Exchange Act of 1934, so long as non-employee director administration is required under Rule 16b-3; and

    - outside directors as defined in section 162(m) of the Internal Revenue Code of 1986, so long as outside directors are required by the Code.

    Subject to the above limitations, the Board of Directors may from time to time remove members from the committee and fill all vacancies on the committee, however caused. The program administrators may hold meetings when and where they determine, will keep minutes of their meetings, and may interpret, prescribe, amend, and rescind rules and regulations in accordance with the terms of the 1999 plan.

    401(K) RETIREMENT PLAN

    We adopted an amended 401(k) defined contribution retirement plan in May 1999 which became effective in July 1999. The plan covers all full-time employees. Employees become eligible to participate in the plan after they have worked for a three-consecutive month period, commencing on the date of hire, and for which the employee is credited with at least 1,000 paid hours, including vacation, sickness, disability, leave of absence and back pay. The plan provides for voluntary employee contributions up to 20% of annual compensation, subject to the maximum limit allowed by the Internal Revenue Service guidelines, which is currently $10,000 annually. We may make matching contributions to each participating employee based on his or her voluntary contributions to the plan. We may also make discretionary contributions to the plan at our sole discretion. As of September 30, 1999 we have contributed approximately $14,000 to the plan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    We have included in our Certificate of Incorporation a provision indicating that, to the extent permitted by Delaware General Corporation Law, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the General Corporation Law of the State of Delaware; or

    - for any transaction from which the director derived an improper personal benefit.

    Our Bylaws provide for the indemnification of our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are not, however, required to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless such indemnification is expressly required to be made by law, the proceeding was authorized by our Board of Directors or such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the Delaware General Corporation Law. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with such proceeding on receipt of an undertaking by or on behalf of such person to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our Bylaws or otherwise.

    We have entered into indemnification agreements with our directors and some of our officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and officers against liabilities that may arise because of their status or service as directors or officers, except for liabilities arising from willful misconduct of a culpable nature, advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and obtain directors' and officers' liability insurance if it is maintained for other directors or officers. These agreements do not require us to indemnify our directors and officers in situations where:

    - the renumeration paid to the director or officer is determined by final judgment to be in violation of law;

    - a judgment is rendered against the director or officer for an accounting of profits made from the purchase or sale of our securities pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934;

    - the director or officer's conduct is adjudged to have been knowingly fraudulent or deliberately dishonest, or constitutes willful misconduct; or

    - a court determines that indemnification under the circumstances is not lawful.

    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with each of Messrs. Zarley, Schwenk, Johnson and Malm. Under these agreements, each of them is entitled to a base salary as set forth in the table below. In connection with these agreements, we have granted each of them options to purchase shares of our common stock under our 1999 Stock Option Plan as set forth in the table below. All of the options granted to Messrs. Zarley and Malm, 144,000 of the options granted to Mr. Schwenk, and 108,000 of the options granted to Mr. Johnson will become immediately exercisable upon the closing of our initial public offering or upon transfer of 50% or more of the ownership of ValueClick.

                  OPTIONS GRANTED UNDER EMPLOYMENT AGREEMENTS

                                      NUMBER OF SECURITIES
NAME                    BASE SALARY    UNDERLYING OPTIONS    EXERCISE PRICE   EXPIRATION DATE
----                    -----------   --------------------   --------------   ----------------
James R. Zarley.......    $150,000           864,000(2)           $0.17        January 1, 2009
John H. Schwenk.......    $100,000           288,000(3)           $0.17           May 13, 2009
Kurt A. Johnson.......    $130,000(1)        216,000(4)           $0.69           May 23, 2009
Earle A. Malm II......    $150,000           576,000(5)           $0.69           June 1, 2009

------------------------------
(1) Mr. Johnson will be entitled to a $20,000 bonus upon the closing of this offering or a change of 50% or more of our ownership.

(2) 216,000 of Mr. Zarley's options became exercisable in July 1999. The remaining 648,000 options will become exercisable in equal monthly installments over the following 18 months.

(3) 36,000 of Mr. Schwenk's options became exercisable in October 1999. The remaining 252,000 options will become exercisable in equal monthly installments over the following 42 months.

(4) 27,000 of Mr. Johnson's options become exercisable in November 1999. The remaining 189,000 options will become exercisable in equal monthly installments over the following 42 months.

(5) Mr. Malm's options will vest in 12 equal monthly installments commencing on June 1, 1999.


    Messrs. Zarley's, Schwenk's and Johnson's employment agreements may be terminated at any time by either party upon ten days' notice. These employment agreements continue until terminated by either us or the employee. Mr. Malm's employment agreement provides for a one-year term but may be terminated at any time by either party upon ten days' notice. If we terminate Mr. Johnson's employment in connection with, or following and by reason of, the transfer of ownership of 50% or more of ValueClick, he will be entitled to severance equal to one year's salary. In the event we terminate Mr. Malm's employment following a change in control of ValueClick or for any reason other than for cause, Mr. Malm will be entitled to all compensation, stock options and health and welfare benefits to which he would otherwise be entitled during the remaining term of employment.

                           RELATED PARTY TRANSACTIONS


    ValueClick was formed as a California limited liability company, ValueClick, LLC, on May 1, 1998. Upon formation, ValueClick, LLC issued securities equal to 6% of its total equity to investors for an aggregate purchase price of $60,000. It also issued securities equal to 92% of its total equity to Messrs. Coryat and Bueno, as described below, in consideration for intellectual property, including trademarks, software and trademark licenses and contractual rights. Valueclick, LLC also issued securities equal to 2% of its total equity to two individuals on May 1, 1998, in consideration for services rendered. Among the investors who purchased 6% of ValueClick, LLC's total equity as described above, Web-Ignite contributed assets worth $5,000 to ValueClick, LLC in exchange for a 0.5% membership interest. Web-Ignite subsequently transferred its 0.5% interest to Mr. Coryat in connection with Mr. Coryat's sale of 2,250 shares of Web-Ignite common stock to a third party for $45,000.


    On May 1, 1998, Brian Coryat, the sole stockholder of Web-Ignite Corporation, caused Web-Ignite to transfer to ValueClick, LLC its rights to:

    - the ValueClick trademarks and domain names; and

    - the trademark license, software license and copyright agreement with Trans-Pacific Ltd., predecessor to ValueClick Japan.


In exchange for the transfer of these rights, which had an estimated aggregate value of $770,000, ValueClick, LLC issued a 77% membership interest to Mr. Coryat. We believe that the transfer of the Web-Ignite business was on terms comparable to terms we would expect to have received in an arm's length transaction. At that time, Michael Bueno, the primary developer of certain technology underlying the software used to deliver advertisements, had licensed this software to Web-Ignite. In connection with the transfer of the Web-Ignite business to ValueClick, LLC, Web-Ignite and Mr. Bueno terminated their license agreement resulting in all rights in the software reverting back to Mr. Bueno. Mr. Bueno subsequently transferred all of his ownership rights in the software to ValueClick, LLC. In exchange for the transfer of these software rights, which had an estimated aggregate value of $150,000, ValueClick, LLC issued a 15% membership interest to Mr. Bueno.



    On December 31, 1998, ValueClick, LLC was reorganized into ValueClick, Inc., a Delaware corporation. In connection with this reorganization, ValueClick, Inc. acquired all the assets and assumed all of the liabilities of ValueClick, LLC. It also issued to ValueClick, LLC 13,406,581 shares of its common stock, 297,132 share of its Series A Convertible Preferred Stock and 1,047,804 shares of its Series B Convertible Preferred Stock, all of which ValueClick, LLC then distributed to its members upon its dissolution. The 13,406,581 shares of common stock were distributed to the members who originally contributed intellectual property, contractual rights and services to ValueClick, LLC in proportion to their membership interests in ValueClick, LLC. The 297,132 shares of Series A Convertible Preferred Stock were distributed to the investors who originally purchased 6% of ValueClick, LLC's equity interest for $60,000 in proportion to their membership interests in ValueClick, LLC. The 1,047,804 shares of Series B Convertible Preferred Stock were distributed to the investors who purchased 17% of ValueClick, LLC's equity interest for $716,000 in June 1998 in proportion to their membership interests in ValueClick, LLC.



    Upon the reorganization of ValueClick, LLC as ValueClick, Inc., as described above, Mr. Coryat's entire membership interest in ValueClick, LLC was exchanged for 10,981,987 shares of our common stock and 24,761 shares of our Series A Convertible Preferred Stock and Mr. Bueno's membership interest in ValueClick, LLC was exchanged for 2,139,348 shares of our common stock. Mr. Coryat was the sole stockholder and sole director of Web-Ignite, and was President and Chief Executive Officer and a director of ValueClick, LLC. Mr. Coryat is a director, and is President and Chief Operating Officer of ValueClick, Inc. Mr. Bueno served as a director and as Chief Technical Officer of ValueClick, LLC and was Vice President, Chief Technology Officer and a director of ValueClick, Inc.

Mr. Bueno resigned as a director of ValueClick, Inc. as of September 30, 1999 and is no longer an officer of ValueClick, Inc. Mr. Coryat and Mr. Bueno each currently holds more than 5% of our stock.


    In June 1998, Brian Coryat borrowed $50,000, at an interest rate of 9% per annum, from ValueClick, LLC. Mr. Coryat repaid this loan in full in December 1998 and paid total interest under the loan of $2,687. Mr. Coryat served as President and Chief Executive Officer and was a director of ValueClick, LLC.

    On December 31, 1998, we borrowed $200,000, at an interest rate of 10% per annum, from Brian Coryat, a director, and our President and Chief Operating Officer. We repaid this loan in full in January 1999 and paid total interest under the loan of $1,480.

    VALUECLICK EUROPE


    In August 1999, we formed a joint venture with three of our directors to engage in the Internet advertising business in the United Kingdom and Europe by purchasing a 20% interest in ValueClick Europe, Limited, a corporation organized under the laws of the U.K., for $99,000. We co-founded ValueClick Europe with Mr. Umberger, one of our directors; Mr. Coryat, our President, Chief Operating Officer and director; Mr. Zarley, our Chairman of the Board and Chief Executive Officer; and Todd Treusdell, one of our stockholders. At that time, we granted ValueClick Europe an exclusive license to our trademarks and other intellectual property within western Europe, Scandinavia and the U.K. for $200,000. This license may become non-exclusive if ValueClick Europe fails to recognize a minimum level of gross revenues during the 12 months ending August 2000. Pursuant to the license agreement, ValueClick Europe will also pay us a royalty fee equal to five percent of the advertising revenues it receives per month on its network. The license agreement may be terminated at any time by mutual consent of the parties or by any party if the other party breaches any terms of the agreement and the breach is not cured within 45 days. In addition, ValueClick Europe may terminate the agreement if we are subject to bankruptcy proceedings, if our assets are subject to a receivership or if any part of our patents subject to the agreement is found to be invalid.



    As part of the formation of ValueClick Europe, all five of the founders entered into a shareholders agreement which gave us an option to acquire all of the shares of ValueClick Europe owned by each of the other founders in the event the shareholder proposed to sell or transfer their shares or upon a change of control of ValueClick Europe. In December 1999, we purchased all of the shares of ValueClick Europe held by the other four founders. All of these founders waived their rights under the shareholders agreement in connection with this transaction and the shareholders agreement terminated by its own terms upon the closing of the transaction. As a result of this transaction, ValueClick Europe became our wholly-owned subsidiary.



    We paid Mr. Umberger a total of $239,829 for his 45% interest in ValueClick Europe, which included the reimbursement of $17,519 for out-of-pocket expenses incurred by Mr. Umberger related to the operation of ValueClick Europe. We paid Messrs. Zarley and Coryat $12,375 each for their 2.5% interests in ValueClick Europe. In exchange for Mr. Treusdell's 30% interest in ValueClick Europe, we agreed to assume his obligation to pay ValueClick Europe $148,200, which was the outstanding balance of the purchase price for his 30% interest.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 1999, as adjusted to reflect the sale of common stock in this offering and the automatic conversion of all shares of preferred stock to common stock upon the consummation of this offering, for each of the following persons:

    - each of our directors and each of the named officers in the "Management--Executive Compensation" section of this prospectus;

    - all directors and executive officers as a group; and

    - each person who is known by us to own beneficially five percent or more of our common stock prior to this offering.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of September 30, 1999 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the table, each person and entity named in the table has sole voting and sole investment power with respect to the shares set forth opposite its name. Except as specified, all share numbers and percentages assume no exercise of the underwriters' over-allotment option.

                                                     SHARES BENEFICIALLY
                                                       OWNED PRIOR TO         SHARES BENEFICIALLY
                                                          OFFERING          OWNED AFTER OFFERING(2)
                                                     -------------------    -----------------------
NAME OF STOCKHOLDER(1)                                NUMBER     PERCENT       NUMBER       PERCENT
----------------------                              ----------   --------   -------------   --------
Named executive officers and directors:
  James R. Zarley(3)..............................   1,622,863      6.4%        1,622,863       5.6%
  Brian Coryat(4).................................   7,443,308     33.3         7,443,308      25.5
  Kurt A. Johnson(5)..............................     108,000        *           108,000         *
  Earle A. Malm II(6).............................     798,483      3.3           798,483       2.7
  John H. Schwenk(7)..............................     197,335        *           197,335         *
  David S. Buzby(8)...............................     664,652      3.0           664,652       2.3
  Robert D. Leppo.................................   1,458,832      6.5         1,458,832       5.0
  Martin T. Hart(9)...............................     906,667      4.1           906,667       3.1
  Steven J. Umberger..............................   1,385,582      6.2         1,385,582       4.7
5% stockholder:
  Michael J. Bueno(10)............................   1,958,014      8.8         1,958,014       6.7
All directors and executive officers
  as a group (9 persons)(11)......................  14,585,723     60.2%       14,585,723(12)    49.9%

------------------------

 *  Less than one percent

(1) Unless otherwise indicated, the address of each person set forth above is in care of ValueClick, Inc., 6450 Via Real, Carpinteria, California 93013.

(2) Assumes the sale of 5,000,000 shares offered hereby but excludes any common stock that may be issued upon exercise of the underwriters' over-allotment option in connection with this offering.

(3) Includes (a) 864,000 shares of Common Stock issuable upon exercise of stock options at a price of $0.17 per share, which will automatically become exercisable upon the closing of this offering and (b) 144,000 shares of Common Stock issuable upon exercise of stock options at a price of $0.69 per share, which are presently exercisable or will become exercisable within 60 days from September 30, 1999.

(4) If the underwriters' over-allotment option is exercised in full, Mr. Coryat will sell 342,000 shares in this offering and will beneficially own 7,101,308 shares (23.7%) after the offering.

(5) Includes 108,000 shares of Common Stock issuable upon exercise of stock options at a price of $0.69 per share that will automatically become exercisable upon the closing of this offering.

(6) Includes 576,000 shares of Common Stock issuable upon exercise of stock options at a price of $0.69 per share that will automatically become exercisable upon the closing of this offering, and 19,584 shares of Common Stock presently exercisable at a price of $0.69 per share.

(7) Includes 144,000 shares of Common Stock issuable upon exercise of stock options at a price of $0.69 per share that will automatically become exercisable upon the closing of this offering.

(8) Includes 453,920 shares of Common Stock and 210,732 shares of Series B Preferred Stock held by Buzby-Vasan 1997 Trust.

(9) Represents 906,667 shares of Common Stock held by VC Investors LLC. Mr. Hart is the managing partner of VC Investors LLC.

(10) If the underwriters' over-allotment option is exercised in full, Mr. Bueno will sell 68,000 shares in this offering and will beneficially own 1,890,014 shares (6.3%) after the offering. From June 1998 to April 1999 Mr. Bueno served as the lead engineer for ValueClick, LLC, the predecessor of ValueClick. Since April 1999, Mr. Bueno has served in various capacities with ValueClick including Chief Technical Officer and his current position, lead engineer.

(11) Includes (a) 163,584 shares of Common Stock issuable upon the exercise of stock options with a price of $0.69 per share, which are presently exercisable or will become exercisable within 60 days of September 30, 1999 and (b) 1,008,000 and 684,000 shares, respectively, of Common Stock issuable upon the exercise of stock options with a price of $0.17 and $0.69 per share, respectively, which will automatically become exercisable upon the closing of this offering.

(12) Includes 342,000 shares which Mr. Coryat and 68,000 shares which Mr. Bueno will sell in this offering if the underwriters' over-allotment option is exercised in full.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $.001 par value per share, and 20,000,000 shares of preferred stock, $.001 par value per share.

COMMON STOCK

    As of September 30, 1999, there were 14,744,166 shares of common stock outstanding held of record by 16 stockholders (or 22,366,910 shares, held of record by 47 stockholders as adjusted to reflect the conversion of all outstanding preferred stock upon the consummation of this offering). Options to purchase an aggregate of 3,952,224 shares of common stock were also outstanding as of September 30, 1999. There will be 27,366,910 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option or exercise of outstanding options under our 1999 stock option plan after September 30, 1999) after giving effect to the sale of the shares offered hereby.

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of funds legally available for that purpose. See "Dividend Policy." In the event of liquidation, dissolution or winding up of ValueClick, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

    The Board will have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock, $.001 par value, in one or more series. The Board will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

    The issuance of preferred stock might have the effect of delaying, deferring or preventing a change in control of ValueClick without further action by the stockholders. The issuance of preferred stock with voting and conversion rights might also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of this offering, no shares of preferred stock will be outstanding. We currently have no plans to issue any shares of preferred stock.

    The Board has authorized the issuance of three series of preferred stock -- Series A, B and C convertible preferred stock. There are 297,132 authorized, issued and outstanding shares of Series A, 1,047,804 authorized, issued and outstanding shares of Series B and 1,400,000 shares of Series C authorized, of which 1,301,850 are issued and outstanding. Upon consummation of this offering, the 297,132 shares of Series A, 1,047,804 shares of Series B, and 1,301,850 shares of Series C will be converted into 855,740, 3,017,676, and 3,749,328 shares of common stock, respectively, or an aggregate of 7,622,744 shares of common stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

    We estimate that following the completion of this offering we will have approximately 72,633,090 shares of authorized but unissued common stock, including an aggregate of 5,760,000 shares reserved for issuance upon the exercise of options under our 1999 stock plan, and 20,000,000 shares of authorized preferred stock, of which none will be issued and outstanding. If the underwriters' over-allotment option is exercised in full, we will have approximately 72,293,090 shares of authorized but unissued common stock. Delaware law does not require stockholder approval for the issuance of authorized shares. However, the listing requirements of the Nasdaq National Market, which apply so long as the common stock remains included in that inter-dealer quotation system, require prior stockholder approval of specified issuances, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares of common stock. These additional shares could be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. We currently do not have any plans to issue additional shares of common stock or preferred stock, other than in connection with employee compensation plans. See "Management--Employee Benefit Plans." One of the effects of the existence of unissued and unreserved common stock and preferred stock may be to enable the Board to issue shares to persons who may agree or be inclined to vote in concert with current management on issues put to consideration of stockholders, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management and possibly deprive the stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.

DELAWARE ANTI-TAKEOVER LAW

    Section 203 of the Delaware General Corporation Law could make the acquisition of ValueClick and the removal of incumbent officers and directors more difficult. This statute is expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of ValueClick to negotiate with it first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure ValueClick outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding 27,366,910 shares of common stock. Of these shares, the 5,000,000 shares sold in the offering (plus any shares issued upon exercise of the underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act (generally, officers, directors or 10% stockholders).

    The remaining 22,366,910 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.


    Our stockholders and our option holders have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Prudential Securities on behalf of the underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until such agreements expire or are waived by the designated underwriters' representative. Taking into account the lock-up agreements, and assuming Prudential Securities does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:


    - Beginning on the effective date of the offering, only the shares sold in the offering will be immediately available for sale in the public market;

    - Beginning 180 days after the effective date of the offering, 21,191,149 shares will be eligible for sale pursuant to Rules 144, 144(k) and 701; and


    - An additional 1,175,770 shares will become eligible for sale pursuant to Rule 144 beginning on June 23, 2000. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.


    In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements (180 days after the date of this prospectus), a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: one percent of the number of shares of common stock then
outstanding (which will equal approximately          shares immediately after
the offering) or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 must be conducted through a broker or directly with a market maker are also subject to and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Beginning 90 days after the effective date of the registration statement for this offering, any employee, officer or director of or consultant to us who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under the 1999 Stock Option Plan, as amended, or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of September 30, 1999, there were outstanding options under the 1999 Stock Option Plan for the purchase of 3,952,224 shares. See "Risk Factors--Virtually all of our shares will be eligible for sale shortly after this offering, which could result in a decline in our stock price" and "Management--Employee Benefit Plans."

                                  UNDERWRITING



    We have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated, William Blair & Company, L.L.C. and PrudentialSecurities.com, a unit of Prudential Securities, are acting as representatives. We and the selling stockholders are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus, if any are purchased. Each underwriter has severally agreed to purchase the shares indicated opposite its name:



                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Prudential Securities Incorporated..........................
William Blair & Company, L.L.C..............................
PrudentialSecurities.com, a unit of Prudential Securities
  Incorporated..............................................
                                                              ---------

      Total.................................................
                                                              =========



    The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have for a period of 30 days from the date of this prospectus an over-allotment option to purchase up to 340,000 additional shares from us and up to 410,000 additional shares from the selling stockholders. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as per the table above.



    The representatives of the underwriters have advised us that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus. The underwriters may allow to selected dealers a concession not
in excess of $    per share and these dealers may reallow a concession not in
excess of $    per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and the concessions. The representatives have informed us that the underwriters do not intend to sell shares to any investor who has granted them discretionary authority.



    We and the selling stockholders have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.



                                                                        TOTAL FEES
                                                          --------------------------------------
                                                          WITHOUT EXERCISE OF   FULL EXERCISE OF
                                                            OVER-ALLOTMENT       OVER-ALLOTMENT
                                              FEE PER           OPTION               OPTION
                                               SHARE      -------------------   ----------------
Fees paid by us............................  $                $                    $
Fees unpaid by the selling stockholders....  $                $                    $



    In addition, we estimate that we will spend approximately $900,000 in expenses for this offering. The selling stockholders will pay for their own expenses. We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.



    We, our officers and directors, and all stockholders, including the selling stockholders of ValueClick, have entered into lock-up agreements pursuant to which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the underwriters. Prudential Securities Incorporated may, at any time and without notice, waive the terms of these lock-up agreements as specified in the underwriting agreement.



    Prior to this offering, there has been no public market for our common stock. The public offering price, negotiated between us and the representatives, is based upon various factors such as our financial and operating history and condition, our prospects, the prospects for the industry we are in and prevailing market conditions.



    Prudential Securities Incorporated, on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:



    - Over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities Incorporated may elect to reduce this short position by exercising some or all of the over-allotment option.



    - Stabilizing and short covering. Stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.



    - Penalty bids permitting the representatives to reclaim concessions from a syndicate member for the shares purchased in the stabilizing or short covering transactions. To the extent the representatives purchase in the open market shares of our common stock sold in this offering to reduce the underwriters' short position or to stabilize the price of our common stock, they may reduce the aggregate selling concession paid or payable to each syndicate member by the amount of the selling concession attributable to the portion of the repurchased shares sold in the offering by the syndicate member while such short covering or stabilizing activities are ongoing. To reduce the likelihood of the imposition of a penalty bid, underwriters, in determining how to allocate shares in the offering, may take into consideration the history of investors who have quickly sold their shares in prior offerings. The imposition of a penalty bid may discourage the immediate resale of shares sold in this offering.



    These activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.



    Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:



    - the Public Offers of Securities Regulations 1995,



    - the Financial Services Act 1986, and



    - the Financial Services Act 1986, (Investment Advertisements) (Exemptions) Order 1996 (as amended).



    Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com unit. Clients of Prudential Advisor, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.



    Prudential Volpe Technology, a unit of Prudential Securities Incorporated, has, from time to time, performed various investment banking and financial advisory services on a fee-for-services basis for ValueClick.



    We have asked the underwriters to reserve shares for sale at the same offering price directly to our officers, directors, employees and other business affiliates or related third parties. The number of shares available for sale to the general public in offering will be reduced to the extent such persons purchase the reserved shares.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for ValueClick by Brobeck, Phleger & Harrison LLP, Los Angeles, California. Pillsbury Madison & Sutro LLP, San Francisco, California, is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus.

                                    EXPERTS

    The financial statements of ValueClick, Inc. as of December 31, 1998, and for the period from May 1, 1998 (inception) to December 31, 1998, the financial statements of the ValueClick Line of Business of Web-Ignite Corporation as of December 31, 1997 and April 30, 1998 and for the period from July 1, 1997 through December 31, 1997 and the four months ended April 30, 1998, and the financial statements of ValueClick Japan as of December 31, 1998 and for the period from March 26, 1998 through November 15, 1998 of its predecessor line of business within Trans-Pacific Ltd. and ValueClick Japan for the period from November 16, 1998 through December 31, 1998 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    ValueClick has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to ValueClick and the common stock offered hereby, reference is made to the registration statement and to the exhibits thereto. You should read the agreements and other documents we have filed as exhibits to this registration statement.

    Following the offering we will become subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with that law, we will be required to file reports and other information with the SEC. The registration statement and exhibits, as well as those reports and other information when so filed, may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of certain fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

    We will furnish our stockholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited consolidated financial statements prepared in accordance with generally accepted accounting principles. The financial statements included in the annual reports will be examined and reported upon, with an opinion expressed, by our independent auditors.

                                VALUECLICK, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
ValueClick, Inc. Financial Statements

    Report of Independent Accountants.......................    F-2

    Consolidated Balance Sheets.............................    F-3

    Consolidated Statements of Operations...................    F-4

    Consolidated Statements of Stockholders' Equity.........    F-5

    Consolidated Statements of Cash Flows...................    F-6

    Notes to Financial Consolidated Statements..............    F-7

Unaudited Pro Forma Condensed Consolidated Financial
  Statements

    Introduction............................................    F-20

    Pro Forma Condensed Consolidated Statements of
     Operations.............................................    F-21

    Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements...................................    F-23

ValueClick Line of Business of Web-Ignite Corporation

    Report of Independent Accountants.......................    F-24

    Balance Sheets..........................................    F-25

    Statements of Operations................................    F-26

    Statements of Changes in Invested Equity................    F-27

    Statements of Cash Flows................................    F-28

    Notes to Financial Statements...........................    F-29

ValueClick Japan Financial Statements

    Report of Independent Accountants.......................    F-31

    Balance Sheets..........................................    F-32

    Statements of Operations................................    F-33

    Statements of Stockholders' Equity......................    F-34

    Statements of Cash Flows................................    F-35

    Notes to Financial Statements...........................    F-36

                       REPORT OF INDEPENDENT ACCOUNTANTS

    The following report is in the form that will be signed upon the completion of the 1-for-0.72 reverse stock split as described in Note 12 of the notes to the consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP


Woodland Hills, California
December 20, 1999


    To the Board of Directors and Stockholders of ValueClick, Inc.

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of ValueClick, Inc. (the "Company") at December 31, 1998, and the results of its operations and its cash flows for the period from May 1, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


Woodland Hills, California
May 31, 1999, except for Notes 1 and 12, as
to which the date is December   , 1999

                                VALUECLICK, INC.

                          CONSOLIDATED BALANCE SHEETS

            (All information as of September 30, 1999 is unaudited)


                                                                                                 PRO FORMA
                                                                                               STOCKHOLDERS'
                                                                                                   EQUITY
                                                              DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                                  1998             1999             1999
                                                              -------------   --------------   --------------
ASSETS
  Current assets:
    Cash and cash equivalents...............................    $  262,392      $ 2,573,642
    Accounts receivable, net of allowance for doubtful
      accounts of $8,000 and $519,701 as of December 31,
      1998 and September 30, 1999, respectively.............       714,559        4,753,607
    Receivable from ValueClick Japan........................        10,263               --
    Prepaid expenses and other current assets...............        24,524          203,792
    Deferred income taxes...................................            --          202,723
                                                                ----------      -----------
          Total current assets..............................     1,011,738        7,733,764
Property and equipment, net.................................       103,323          552,932
Acquired software...........................................       116,667           79,168
Investment in ValueClick Japan..............................        90,923               --
Investment in ValueClick Europe.............................            --           99,000
Intangibles, net............................................            --        3,439,484
Other assets................................................            --           79,153
                                                                ----------      -----------
          Total assets......................................    $1,322,651      $11,983,501
                                                                ==========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $  343,135      $ 1,874,683
  Income taxes payable......................................            --          719,288
  Deferred revenue..........................................        14,894          637,373
  Related party debt........................................       200,000               --
                                                                ----------      -----------
          Total current liabilities.........................       558,029        3,231,344

Minority interest in ValueClick Japan.......................            --          418,882

Commitments and contingencies (Note 11).....................

Stockholders' equity:
  Preferred stock, $0.001 par value; 3,000,000 and
    20,000,000 shares authorized at December 31, 1998 and
    September 30, 1999;
    Series A Convertible - 297,132 shares issued and
      outstanding at December 31, 1998 and September 30,
      1999..................................................           297              297              --
    Series B Convertible - 1,047,804 shares issued and
      outstanding at December 31, 1998 and September 30,
      1999..................................................         1,048            1,048              --
    Series C Convertible - 0 and 1,301,850 shares issued and
      outstanding at December 31, 1998 and September 30,
      1999..................................................            --            1,302              --
  Common stock, $0.001 par value; 100,000,000 shares
    authorized; 14,283,365 and 14,744,166 shares issued and
    outstanding at December 31, 1998 and September 30, 1999,
    respectively; pro forma 22,366,910 shares issued and
    outstanding at September 30, 1999.......................        14,283           14,744          22,367
  Additional paid-in capital................................       748,994       15,818,348      15,813,372
  Deferred stock compensation...............................            --       (6,570,703)     (6,570,703)
  Cumulative foreign currency translation adjustment........            --           50,419          50,419
  Accumulated deficit.......................................            --         (982,180)       (982,180)
                                                                ----------      -----------     -----------
      Total stockholders' equity............................       764,622        8,333,275     $ 8,333,275
                                                                ----------      -----------     ===========
          Total liabilities and stockholders' equity........    $1,322,651      $11,983,501
                                                                ==========      ===========


   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                               PERIOD FROM
                                                               MAY 1, 1998
                                                               (INCEPTION)         NINE
                                                                 THROUGH       MONTHS ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998             1999
                                                              -------------   --------------
                                                                               (UNAUDITED)
Revenues....................................................   $2,052,539       $10,593,497
Cost of revenues............................................    1,104,237         5,265,416
                                                               ----------       -----------
  Gross profit..............................................      948,302         5,328,081
                                                               ----------       -----------
Operating expenses:
  Sales and marketing.......................................      516,169         1,466,736
  General and administrative................................      403,856         2,079,204
  Technology enhancements...................................      154,806           586,691
  Stock-based compensation..................................       61,375         1,476,856
  Amortization of intangibles and acquired software.........       33,333           186,015
                                                               ----------       -----------
      Total operating expenses..............................    1,169,539         5,795,502
                                                               ----------       -----------
  Loss from operations......................................      221,237          (467,421)
Equity in loss of ValueClick Japan..........................       (9,077)          (64,336)
Interest income, net........................................        7,561            33,928
Other income................................................           --             4,125
                                                               ----------       -----------
  Loss before income taxes and minority interest............     (222,753)         (493,704)
Provision for income taxes..................................           --           516,565
                                                               ----------       -----------
Net income before minority interest.........................           --        (1,010,269)
Minority interest in ValueClick Japan.......................           --            28,089
                                                               ----------       -----------
      Net loss..............................................   $ (222,753)      $  (982,180)
                                                               ==========       ===========
Basic and diluted net loss per common share (Note 9)........   $    (0.02)      $     (0.07)
                                                               ==========       ===========
Shares used to calculate basic and diluted net loss per
  common share (Note 9).....................................   14,273,470        13,800,866
                                                               ==========       ===========
Unaudited pro forma basic and diluted net loss per common
  share.....................................................                    $     (0.05)
                                                                                ===========
Unaudited pro forma shares used to calculate pro forma basic
  and diluted net loss per common share.....................                     21,423,610
                                                                                ===========


   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                          LLC MEMBERSHIP
                                            INTERESTS              PREFERRED STOCK            COMMON STOCK        ADDITIONAL
                                     ------------------------   ----------------------   ----------------------     PAID-IN
                                        SHARES       AMOUNT       SHARES       AMOUNT      SHARES       AMOUNT      CAPITAL
                                     ------------   ---------   -----------   --------   -----------   --------   -----------
Balance at May 1, 1998
  (inception)......................            --   $      --            --   $    --             --   $    --    $        --
Issuance of LLC membership
  interests........................     4,111,220     926,000            --        --             --        --             --
Charge for issuance of LLC
  interests to employees...........       876,786      61,375            --        --             --        --             --
Net loss...........................            --          --            --        --             --        --             --
Exchange of LLC membership
  interests to stock in the
  C-corporation upon
  reincorporation and conversion...    (4,988,006)   (987,375)    1,344,936     1,345     14,283,366    14,283        748,994
                                     ------------   ---------   -----------   -------    -----------   -------    -----------
Balance at December 31, 1998.......            --          --     1,344,936     1,345     14,283,366    14,283        748,994
Issuance of Series C preferred
  stock, net (unaudited)...........            --          --     1,301,850     1,302             --        --      3,497,136
Deferred stock compensation
  (unaudited)......................            --          --            --        --             --        --      8,047,559
Amortization of stock-based
  compensation (unaudited).........            --          --            --        --             --        --             --
Issuance of common stock to acquire
  ValueClick Japan.................            --          --            --        --        460,800       461      3,524,659
Comprehensive loss:
  Net loss (unaudited).............            --          --            --        --             --        --             --
  Foreign currency translation.....            --          --            --        --             --        --             --
                                     ------------   ---------   -----------   -------    -----------   -------    -----------
Total comprehensive loss...........            --          --            --        --             --        --             --
                                     ------------   ---------   -----------   -------    -----------   -------    -----------
Balance at September 30, 1999
  (unaudited)......................            --          --     2,646,786     2,647     14,744,166    14,744     15,818,348
Assumed conversion of convertible
  preferred stock (unaudited)......            --          --    (2,646,786)   (2,647)     7,622,744     7,623         (4,976)
                                     ------------   ---------   -----------   -------    -----------   -------    -----------
Balance at September 30, 1999, pro
  forma (unaudited)................            --   $      --            --   $    --     22,366,910   $22,367    $15,813,372
                                     ============   =========   ===========   =======    ===========   =======    ===========

                                                      CUMULATIVE
                                                        FOREIGN
                                                       CURRENCY                       TOTAL
                                     DEFERRED STOCK   TRANSLATION   ACCUMULATED   STOCKHOLDERS'
                                      COMPENSATION    ADJUSTMENT      DEFICIT        EQUITY
                                     --------------   -----------   -----------   -------------
Balance at May 1, 1998
  (inception)......................    $        --      $    --      $      --      $       --
Issuance of LLC membership
  interests........................             --           --             --         926,000
Charge for issuance of LLC
  interests to employees...........             --           --             --          61,375
Net loss...........................             --           --       (222,753)       (222,753)
Exchange of LLC membership
  interests to stock in the
  C-corporation upon
  reincorporation and conversion...             --           --        222,753              --
                                       -----------      -------      ---------      ----------
Balance at December 31, 1998.......             --           --             --         764,622
Issuance of Series C preferred
  stock, net (unaudited)...........             --           --             --       3,498,438
Deferred stock compensation
  (unaudited)......................     (8,047,559)          --             --              --
Amortization of stock-based
  compensation (unaudited).........      1,476,856           --             --       1,476,856
Issuance of common stock to acquire
  ValueClick Japan.................             --           --             --       3,525,120
Comprehensive loss:
  Net loss (unaudited).............             --           --       (982,180)       (982,180)
  Foreign currency translation.....             --       50,419             --          50,419
                                       -----------      -------      ---------      ----------
Total comprehensive loss...........             --           --             --        (931,761)
                                       -----------      -------      ---------      ----------
Balance at September 30, 1999
  (unaudited)......................     (6,570,703)      50,419       (982,180)      8,333,275
Assumed conversion of convertible
  preferred stock (unaudited)......             --           --             --              --
                                       -----------      -------      ---------      ----------
Balance at September 30, 1999, pro
  forma (unaudited)................    $(6,570,703)     $50,419      $(982,180)     $8,333,275
                                       ===========      =======      =========      ==========


   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               PERIOD FROM
                                                               MAY 1, 1998         NINE
                                                               (INCEPTION)        MONTHS
                                                                 THROUGH          ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998             1999
                                                              -------------   --------------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................    $(222,753)      $  (982,180)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization...........................       42,553           259,890
    Provision for doubtful accounts.........................        8,000           501,588
    Equity in loss of ValueClick Japan......................        9,077            64,336
    Stock-based compensation................................       61,375         1,476,856
    Minority interest in ValueClick Japan...................           --           (28,088)
    Benefit for deferred taxes..............................           --          (202,723)
    Changes in operating assets and liabilities:
      Accounts receivable...................................     (722,559)       (4,103,498)
      Receivable from ValueClick Japan......................      (10,263)               --
      Prepaid expenses and other assets.....................      (24,524)         (108,509)
      Accounts payable and accrued liabilities..............      343,135         1,250,968
      Income taxes payable..................................           --           719,288
      Deferred revenue......................................       14,894           528,941
                                                                ---------       -----------
          Net cash used in operating activities.............     (501,065)         (623,131)
                                                                ---------       -----------
Cash flows from investing activities:
  Investment in ValueClick Japan............................     (100,000)         (263,456)
  Acquisition of ValueClick Japan, net of cash received.....           --           412,738
  Investment in ValueClick Europe...........................           --           (99,000)
  Purchases of property and equipment.......................     (112,543)         (442,983)
                                                                ---------       -----------
          Net cash used in investing activities.............     (212,543)         (392,701)
                                                                ---------       -----------
Cash flows from financing activities:
  Proceeds from the issuance of short-term debt.............      200,000                --
  Repayments on short-term debt.............................           --          (200,000)
  Proceeds from issuance of LLC membership interests........      776,000                --
  Net proceeds from issuance at Series C preferred stock....           --         3,498,438
                                                                ---------       -----------
          Net cash provided by financing activities.........      976,000         3,298,438
                                                                ---------       -----------
          Effect of currency translations...................           --            28,644
                                                                ---------       -----------
          Net increase in cash and cash equivalents.........      262,392         2,311,250
Cash and cash equivalents, beginning of period..............           --           262,392
                                                                ---------       -----------
Cash and cash equivalents, end of period....................    $ 262,392       $ 2,573,642
                                                                =========       ===========
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................    $      --       $     1,480
                                                                =========       ===========
  Cash paid for taxes.......................................    $      --       $        --
                                                                =========       ===========
Non-cash investing and financing activities:
  Issuance of LLC membership interests for acquired
    software................................................    $ 150,000       $        --
                                                                =========       ===========
  Issuance of LLC membership interests for employee
    services................................................    $  61,375       $        --
                                                                =========       ===========
  Conversion of LLC membership interests into Series A and B
    Preferred Stock.........................................    $ 776,000       $        --
                                                                =========       ===========
  Conversion of LLC membership interests into common
    stock...................................................    $ 211,375       $        --
                                                                =========       ===========


   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

    ValueClick, Inc. ("ValueClick" or the "Company") commenced operations as ValueClick, LLC, a California limited liability company, on May 1, 1998 (inception). Prior to the formation of ValueClick, LLC, the ValueClick Internet advertising delivery business began in July 1997 as a line of business within Web-Ignite Corporation, an S-corporation wholly owned by the founding member of ValueClick, LLC. The reorganization and formation of ValueClick, LLC was accounted for as a transaction by entities under common control and was effected by the founding member causing Web-Ignite to transfer the rights to the ValueClick trademarks, domain names, the trademark, license, software license and copyright agreements with Trans-Pacific Ltd., predecessor to ValueClick Japan, and the rights to the advertising delivery software used in the business to ValueClick, LLC. On December 31, 1998, ValueClick, LLC completed its conversion and reincorporation from a California LLC to a Delaware C-corporation by completing a merger with ValueClick, Inc., a Delaware C-corporation formed by ValueClick, LLC. The accompanying financial statements reflect the conversion and reincorporation.

    The Company is an Internet based advertising network that provides a performance based advertising solution on a cost-per-click basis to advertisers and e-commerce companies.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority owned subsidiary. All material intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENT

    The Company considers all short-term investments with an original maturity at date of purchase of three months or less to be cash equivalents. At December 31, 1998, cash equivalents consist of money market funds.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets ranging from 3 to 5 years. Leasehold improvements are amortized over their estimated useful lives, or the term of the lease, whichever is shorter.

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACQUIRED SOFTWARE


    Acquired software represents certain software used in the Internet advertising delivery, which was acquired from a founding member of ValueClick LLC in exchange for a 15% ownership interest in ValueClick LLC on May 1, 1998. The acquisition of the software was accounted for as a nonmonetary exchange and the acquired software was valued at $150,000. The acquired software is being amortized on a straightline basis over an estimated useful life of 3 years.


INTANGIBLES

    Intangible assets are principally comprised of goodwill which represents the excess of the cost of the acquired business over the net assets acquired and is being amortized on a straight line basis over 5 years. Accumulated amortization at September 30, 1999 amounted to $148,516.

    The carrying amounts of intangible assets are reviewed if the facts and circumstances indicate potential impairment of their carrying value. If this review indicates that intangible assets are not recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying values related to the intangible assets are reduced to the fair value of the assets.

REVENUE RECOGNITION

    The Company's revenues are principally derived from the delivery of advertising click-throughs through third-party Web sites comprising the ValueClick Network (the "Network"). Revenue is recognized in the period that the advertising click-throughs occur, provided that no significant Company obligations remain and collection of the resulting receivable is probable. To date, the Company's agreements have not required guaranteed minimum click-throughs.

    The Company becomes obligated to make payments to third-party Web sites, which have contracted with the Company to be part of the Network, in the period the advertising click-throughs are delivered. Such expenses are classified as cost of revenues in the accompanying statements of operations

    Deferred revenue represents payments received in advance for advertising click-throughs. Such fees will be recognized as revenues once the advertising click-throughs are delivered and no significant Company obligations remain.

COST OF REVENUES

    Cost of revenues consist of payments to third-party web sites in the Company's network, telecommunications costs, depreciation of equipment used for ad delivery, and personnel and occupancy costs related to the Company's ad delivery infrastructure.

SALES AND MARKETING

    Sales and marketing expenses include salaries, sales commissions, employee benefits, travel and related expenses for the Company's sales force, and advertising costs.

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Advertising costs are expensed as incurred and totaled approximately $318,000 and $402,000 for the year ended December 31, 1998 and nine months ended September 30, 1999, respectively.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses include salaries, related benefits and expenses for the executive, finance, legal and human resources personnel, and other general overhead costs.

TECHNOLOGY ENHANCEMENTS

    Technology development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general releases have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

STOCK-BASED COMPENSATION

    The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation expense related to employee stock options is recorded only if, on the date of the grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure-only requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock grants made in 1999 and future years as if the fair-value based method of accounting in Statement No. 123 had been applied to these transactions.

FOREIGN CURRENCY TRANSLATION

    The Company's investment in ValueClick Japan subjects it to foreign currency exchange risks as ValueClick Japan denominates its transactions in the Japanese Yen. The Company's exposure is limited to the extent of the equity investment in ValueClick Japan which represents 7.5% of total assets at December 31, 1998. At September 30, 1999, ValueClick Japan represented approximately 10.0% of total assets. At September 30, 1999, all assets and liabilities of ValueClick Japan are translated at the current exchange rate while revenues and expenses are translated at the average rates in effect for the period. The effects of these translation adjustments are reported in a separate component of stockholders' equity. Transaction gains and losses are included in the statement of operations and were not significant for the period subsequent to the acquisition through September 30, 1999.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

major financial institutions; at times, such balances with any one financial institution may be in excess of FDIC insurance limits. Credit is extended to customers based on an evaluation of their financial condition. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential bad debt. To date such losses, if any, have been within management's expectations. At December 31, 1998, one customer comprised 20% of the accounts receivable balance. For the year ended
December 31, 1998, one customer comprised 23% of revenues. For the nine months ended September 30, 1999, no customer comprised greater than 10% of revenues and at September 30, 1999, no customer comprised more than 10% of accounts receivable.

FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and short-term debt, are carried at historical cost. At December 31, 1998, the fair values of these instruments approximated their financial statement carrying amounts because of the short-term maturity of these instruments and the relative stable interest rate environment.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no such impairment has been recorded.

BASIC AND DILUTED NET LOSS PER SHARE

    The Company has adopted the provisions of Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" ("Statement 128"). Basic and diluted net loss per share is computed by dividing the net loss per share by the weighted average shares of common stock outstanding.

UNAUDITED PRO FORMA NET LOSS PER SHARE

    Unaudited pro forma net loss per share is computed by dividing net loss by the sum of the weighted average number of shares of common stock outstanding, including the shares resulting from the conversion of the convertible preferred stock as though such conversion occurred at December 31, 1998 and September 30, 1999. Each share of preferred stock converts into four shares of common stock. The conversion of the Series A, B and C convertible preferred stock has been reflected in the accompanying unaudited pro forma statement of stockholders' equity as if these events had occurred on September 30, 1999.

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME (LOSS)

    The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The only element of comprehensive income, other than net loss, relates to foreign currency translation adjustments subsequent to the acquisition of majority control of ValueClick Japan as discussed in Note 3.

SEGMENTS

    The Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("Statement No. 131"). Statement No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about its products, services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information of the Company for the nine months ended September 30, 1999 is unaudited. The unaudited financial information has been prepared on the same basis as the annual financial statement statements and, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of and for the nine months ended September 30, 1999.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial software statements for fiscal years beginning after December 15, 1998. Implementation of SOP 98-1 did not have a significant impact on the Company's financial position, results of operations or cash flows.

    In April 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 13, 1998. Adoption of SOP 98-5 did not have a significant impact on the Company's financial position, results of operations or cash flows.

    In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133, ("Statement No. 133"), Accounting for Derivative Instruments and Hedging Activities. Statement No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. Statement No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of comprehensive income, depending on the

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

type of hedging relationship that exists. Statement No. 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities. Accordingly, management believes the adoption of this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

2. PROPERTY AND EQUIPMENT

    Property and equipment as of December 31, 1998 and September 30, 1999 consisted of the following:

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998             1999
                                                              -------------   --------------
Computer equipment and purchased software...................    $105,541         $551,133
Furniture and office equipment..............................       6,190           61,458
Leasehold improvements......................................         812           27,659
                                                                --------         --------
                                                                 112,543          640,250
Less: accumulated depreciation and amortization.............      (9,220)         (87,318)
                                                                --------         --------
                                                                $103,323         $552,932
                                                                ========         ========

3. INVESTMENT IN VALUECLICK JAPAN AND VALUECLICK EUROPE

    At December 31, 1998, the Company owned approximately 31.7% of the outstanding common stock of ValueClick Japan which is engaged in the web-based advertising business in Japan. In February 1999, the Company contributed an additional $263,457 to ValueClick Japan in order to maintain its 31.7% investment in ValueClick Japan in connection with additional equity financing raised by ValueClick Japan. The Company accounted for this investment using the equity method accounting and has reported its proportional share of ValueClick Japan's net loss for periods up through the acquisition date of majority control as discussed below.

    The Company and ValueClick Japan are subject to the Trademark License, Software License and Copyright Agreement to use the ValueClick advertising network in Japan, which has been subsequently amended to the License and Option Agreement. This agreement requires a monthly license fee based on ValueClick Japan's revenue, subject to monthly and quarterly minimum thresholds. $10,263 was due under the agreement at December 31, 1998 and $31,500 was earned from activity for the nine months ended September 30, 1999. The outstanding balance due from ValueClick Japan is included in the receivable from ValueClick Japan at December 31, 1998 in the accompanying balance sheets.


    On August 6, 1999, the Company entered into a Stock Purchase Agreement (the "Agreement") to acquire a controlling interest in ValueClick Japan. Under the Agreement, ValueClick purchased an additional 22.3% of the ValueClick Japan stock in exchange for 460,800 shares of ValueClick common stock with an estimated fair value purchase price of approximately $3,525,120 giving ValueClick a 54% controlling ownership interest in ValueClick Japan. The acquisition was accounted for using the purchase method and the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed to the extent acquired by the Company. The remaining portion of the ValueClick Japan assets and liabilities were recorded at the historical cost basis of the minority stockholders. The estimated fair value of the tangible assets acquired and the liabilities assumed

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

3. INVESTMENT IN VALUECLICK JAPAN AND VALUECLICK EUROPE (CONTINUED)


approximated the historical cost basis and the excess of purchase price over the net tangible assets acquired was allocated to goodwill. The preliminary purchase price allocation resulted in goodwill of approximately $3,588,000 which is being amortized on a straight-line basis over an estimated useful life of 5 years. Direct transaction costs related to the acquisition amounted to $32,000.


    On August 17, 1999, the Company entered into a license agreement and invested $99,000 for a 20% interest in ValueClick Europe, Limited, formed in August 1999 to engage in the web-based advertising business in the United Kingdom. The Company has accounted for this investment using the equity method of accounting. To date, ValueClick Europe has not yet begun operations. The Company has the option to acquire all of the outstanding shares of ValueClick Europe using a predetermined option price formula based on revenue.

4. RELATED PARTIES

    In December 1998, the Company borrowed $200,000 from a majority stockholder at 10% interest rate under an unsecured note agreement. Principal and interest payments were due on demand. In January 1999, the note and accrued interest were repaid in full.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                              DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                              ------------------   -------------------
Accounts payable............................................       $262,214            $  991,856
Accrued payments to third-party web sites...................         51,115               497,302
Other accruals..............................................         29,806               385,525
                                                                   --------            ----------
                                                                   $343,135            $1,874,683
                                                                   ========            ==========

6. INCOME TAXES

    For the period from May 1, 1998 (inception) through December 31, 1998, the Company was subject to the provisions of Subchapter K of the Internal Revenue Code and as such the Company did not pay Federal income taxes. Instead, the members were liable for individual Federal income taxes on the Company's taxable income. California generally conforms to federal treatment, except for the imposition of a minimum tax based on gross receipts. The Company's conversion from a LLC to a C-corporation did not have a material impact on the Company's financial position or results of operations. The tax provision on a pro forma basis assuming a C corporation status would not differ from the historical presentation as a result of the Company's operating loss in 1998.

    Upon conversion to a C-corporation, ValueClick commenced using the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for future taxable consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

6. INCOME TAXES (CONTINUED)

recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

    The provision for income taxes for the nine months ended September 30, 1999 is comprised of the following:

Current:
  Federal...................................................  $ 557,097
  State.....................................................    162,191
                                                              ---------
                                                              $ 719,288
                                                              ---------
Deferred
  Federal...................................................  $(171,885)
  State.....................................................    (30,838)
                                                              ---------
                                                              $(202,723)
                                                              ---------
Provision for income taxes..................................  $ 516,565
                                                              =========

    The components of the deferred tax assets at September 30, 1999 are as follows:

Deferred tax assets:
  Allowance for doubtful accounts and other.................  $202,723
                                                              --------
    Net deferred tax assets.................................  $202,723
                                                              ========

    The overall effective tax rate differs from the statutory Federal tax rate for the six months ended September 30, 1999 as follows:


Tax benefit based on the federal statutory rate.............     (34.0)%
State income taxes, net of federal benefit..................       19.9
Equity in loss of ValueClick Japan..........................        6.1
Stock based compensation....................................       87.7
Non deductible amortization.................................       17.7
Other, net..................................................        7.2
                                                              ---------
                                                                  104.6%
                                                              =========


7. CAPITALIZATION

    On December 31, 1998, in connection with the Company's LLC conversion and reincorporation as a Delaware C-corporation, membership interests were exchanged for an equivalent number of common and preferred shares.

PREFERRED STOCK

    In May and June 1998, the Company sold membership interests in ValueClick, LLC for total proceeds of approximately $776,000. On December 31, 1998, in connection with the Company's conversion and reincorporation, the membership interests were exchanged for Series A and Series B

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

7. CAPITALIZATION (CONTINUED)

preferred stock. The exchange of the membership interests for preferred stock is summarized as follows:

Shares issued to exchange membership interests for Series A
  preferred stock...........................................    297,132
Shares issued to exchange membership interests for Series B
  preferred stock...........................................  1,047,804
                                                              ---------
        Total...............................................  1,344,936
                                                              =========

    In the first and second quarter of 1999, the Company sold 1,301,850 shares of Series C preferred stock at $2.70 per share, for total gross proceeds of approximately $3,515,000. Costs associated with the Series C financing amounted to $17,864 and were netted against the proceeds received.

    Convertible preferred stock at September 30, 1999 consist of the following:

                                                         SHARES      LIQUIDATION
                                                       OUTSTANDING   PREFERENCE
                                                       -----------   -----------
Series A convertible.................................     297,132    $   60,000
Series B convertible.................................   1,047,804       716,000
Series C convertible.................................   1,301,850     3,515,000

    Significant terms of the preferred stock are as follows:

    VOTING. Holders of preferred stock have the same voting rights (on a converted basis) as the holders of common stock, except where a class vote may be required by law or Certificate of Incorporation.

    DIVIDENDS.  The preferred stock has no right to receive dividends.

    LIQUIDATION. In the event of any liquidation of the Company (not including the acquisition of the Company by another entity), the holders of the preferred stock have a liquidation preference over common stock. Upon payment of all preferred stock liquidation preferences, any remaining proceeds will be allocated to the common stockholders and the preferred stockholders according to their respective shares and priorities on a converted basis.

    CONVERSION. At the option of the holder, each share of preferred stock is convertible at any time into one share of common stock, subject to adjustment for certain dilutive issuances. As of September 30, 1999, giving effect to the four-for-one common stock split and the 1-for-0.72 reverse common stock split, each share of the Series A, Series B and Series C shares is convertible into
2.88 shares of common stock. The preferred shares automatically convert into common stock upon consummation of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, with an aggregate proceeds greater than or equal to $20,000,000.

FOUNDING EMPLOYEE RESTRICTED STOCK

    In May and June of 1998, the Company issued LLC ownership interests to six founding employees for no consideration and recorded a charge to stock-based compensation of $61,375 for the estimated fair value of the LLC ownership interests issued to these employees. The ownership interests were converted into 1,019,409 shares of common stock upon completion of the LLC conversion and

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

7. CAPITALIZATION (CONTINUED)

reincorporation on December 31, 1998. In May 1999, the Company entered into stock restriction agreements with these founding employees' restricting 876,786 of their shares to monthly vesting over a 48-month period from their original dates of employment with the unvested shares subject to repurchase upon the employees termination. The Company recorded deferred stock compensation amounting to $1,351,250 for the remeasurement of these shares covered under the restriction agreements. The deferred amount will be recognized as compensation expense over the vesting period. During the nine months ended September 30, 1999, such compensation expense included in stock-based compensation in the accompanying statement of operations amounted to $358,788. At September 30, 1999, 575,337 shares of common stock were subject to repurchase under the restricted stock agreements.

8. STOCK OPTION PLAN

    On May 13, 1999, the Board of Directors adopted and the stockholders approved, the 1999 Stock Option Plan (the "1999 Stock Plan"). A total of 4,377,600 shares of common stock have initially been reserved for issuance under the 1999 Stock Plan, of which 425,376 shares were available for future grant at September 30, 1999.

    In January 1999, options to purchase 1,080,000 shares of common stock were granted outside the 1999 Stock Plan and were subsequently included in the shares reserved under the 1999 plan. 864,000 of these shares were granted to the Chairman of the Board.

    The 1999 Stock Option Plan provides for the granting of nonstatutory and incentive stock options to employees, officers, directors and consultants of the Company. Options granted generally begin vesting six months after the vesting start date, generally the employee's date of employment, and vest pro rata monthly over periods ranging from 12 to 42 months and generally expire ten years from the date of grant. In addition, certain employees have options that have accelerated vesting upon certain events including the closing of an initial public offering of the Company's stock or the transfer of ownership of 50% or more of the Company's stock.

    The following table summarizes activity under the Stock Option Plan and also includes the 1,080,000 shares of common stock granted outside the plan for the period from May 1, 1998 (inception) through December 31, 1998 and the nine months ended September 30, 1999:

                                                                                         WEIGHTED
                                                             NUMBER                      AVERAGE
                                                               OF         PRICE PER      EXERCISE
                                                             SHARES         SHARE         PRICE
                                                            ---------   --------------   --------
Options outstanding at May 1, 1998 (inception)............         --   $           --    $  --
  Granted.................................................         --               --       --
  Exercised...............................................         --               --       --
  Forfeited/expired.......................................         --               --       --
                                                            ---------   --------------    -----
Options outstanding at December 31, 1998..................         --               --       --
  Granted.................................................  3,955,104     0.17 to 0.69     0.58
  Exercised...............................................         --               --       --
  Forfeited/expired.......................................     (2,880)            0.69     0.69
                                                            ---------   --------------    -----
Options outstanding at September 30, 1999 (unaudited).....  3,952,224   $0.17 to $0.69    $0.58
                                                            =========   ==============    =====

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

8. STOCK OPTION PLAN (CONTINUED)

    Options granted during the nine months ended September 30, 1999 resulted in a total deferred compensation amount of $5,907,592 which was included in deferred stock compensation in stockholders' equity. Deferred compensation expense is recognized over the service period by using the aggregate percentage of compensation accrued by the end of each year of service (the vesting period). During the nine months ended September 30, 1999, such compensation expense included in stock-based compensation in the statement of operations amounted to $982,338.

    Additional information with respect to the outstanding options as of September 30, 1999 is as follows:

       OPTIONS OUTSTANDING
----------------------------------
              AVERAGE                OPTIONS EXERCISABLE
             REMAINING               --------------------
            CONTRACTUAL   AVERAGE                AVERAGE
NUMBER OF    LIFE (IN     EXERCISE   NUMBER OF   EXERCISE
 SHARES       YEARS)       PRICES     SHARES      PRICE
---------   -----------   --------   ---------   --------
1,368,000       9.3        $0.17      414,000     $0.17
2,193,984       9.7         0.69      179,544      0.69
 390,240        9.9         1.39           --
---------                             -------
3,952,224                             593,544
=========                             =======

    The Company calculated the minimum fair value of each option grant on the date of grant using the minimum value option pricing model as prescribed by Statement No. 123 using the following assumptions:

                                                               MAY 1, 1998
                                                               (INCEPTION)     NINE MONTHS
                                                                 THROUGH          ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998             1999
                                                              -------------   --------------
Risk-free interest rates....................................         5%             5%
Expected lives (in years)...................................         4              4
Dividend yield..............................................         0%             0%
Expected volatility.........................................         0%             0%

    The compensation cost associated with the Company's stock-based compensation plan, determined using the minimum value option pricing model did not result in a material difference from the reported net loss for the nine months ended September 30, 1998.

9. NET LOSS PER SHARE

    The Company's historical capital structure prior to December 31, 1998 is not indicative of its prospective structure as a result of its conversion and reincorporation from a California LLC to a Delaware C-corporation on December 31, 1998. Accordingly, the historical net loss per share for the period May 1, 1998 (inception) through December 31, 1998 has been presented on a pro forma historical basis as if the Company had been a C-corporation.

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

9. NET LOSS PER SHARE (CONTINUED)

    The following table sets forth the computation of basic, diluted and pro forma net loss per share for the periods indicated:

                                                                 PERIOD FROM
                                                                 MAY 1, 1998
                                                                 (INCEPTION)
                                                                   THROUGH
                                                              DECEMBER 31, 1998        NINE MONTHS
                                                                  HISTORICAL              ENDED
                                                                  PRO FORMA        SEPTEMBER 30, 1999
                                                              ------------------   -------------------
HISTORICAL PRESENTATION
Numerator:
  Net loss..................................................      $  (222,753)         $  (846,450)

Denominator:
  Weighted average common shares............................       14,273,470           13,800,866
Basic and diluted net loss per common share.................      $     (0.02)         $     (0.06)

PRO FORMA PRESENTATION
Denominator:
  Shares used above.........................................                            13,800,866

Weighted average effect of convertible preferred stock:
  Series A convertible preferred stock......................                               855,740
  Series B convertible preferred stock......................                             3,017,676
  Series C convertible preferred stock......................                             3,749,328
                                                                                       -----------

Denominator for pro forma calculation.......................                            21,423,610
                                                                                       ===========

Unaudited pro forma basic and diluted net loss per common
  share.....................................................                           $     (0.04)
                                                                                       ===========

    The diluted per share computations exclude convertible preferred stock, unvested restricted shares, and unvested common stock options which were antidilutive. The number of shares excluded from the diluted net loss per common share computation were 4,613,147 and 12,150,303 for the period from May 1, 1998 (inception) through December 31, 1998 and the nine months ended September 30, 1999, respectively. The number of such shares excluded from the pro forma diluted net loss per share computation was 4,527,561 for the nine months ended September 30, 1999.

10. DEFINED CONTRIBUTION PLAN

    The Company has a Savings Plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 20%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All full time employees on the payroll of the Company are eligible to participate in the plan. Company matching and profit sharing contributions are discretionary. To date, the Company has contributed $11,931 to the Plan as of September 30, 1999.

                                VALUECLICK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED) (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES

LEASES

    Future minimum net lease payments, net of sublease income, under noncancellable operating leases with initial or remaining lease terms in excess of one year as of December 31, 1998 are as follows:

YEAR ENDING DECEMBER 31:
------------------------------------------------------------
1999........................................................  $30,122
2000........................................................   30,122
2001........................................................   17,571
                                                              -------
    Total...................................................  $77,815
                                                              =======

    Total rent expense under operating leases, net of sublease income, for the period from May 1, 1998 (inception) through December 31, 1998 and September 30, 1999 was $30,023 and $109,148, respectively.

EMPLOYMENT AGREEMENTS

    The Company is subject to employment agreements with certain members of management.

12. SUBSEQUENT EVENTS

    On October 8, 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO, all of the then outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock on a 2.88-for-1 basis, subject to antidilution provisions, including the stock splits.

    On October 8, 1999, the Board of Directors approved increasing the number of shares of common stock reserved for issuance under the 1999 Stock Plan to 5,760,000 shares.

    On October 8, 1999, the Company authorized and implemented a four-for-one stock split and increased the authorized number of common shares and preferred shares to 100,000,000 and 20,000,000, respectively. The share information in the accompanying financial statements has been retroactively restated to reflect the effect of the stock split and increased number of authorized shares.

    On October 21, 1999, the Company entered into a loan and security agreement with Silicon Valley Bank for a $2.5 million revolving line of credit. Interest on outstanding balances will accrue at an annual rate of one percentage point above the Bank's Prime Rate (8.25% at September 30, 1999). The credit facility has a revolving maturity date which is the anniversary date of the agreement and is collateralized by substantially all the Company's assets.


    On December __, 1999, the Board of Directors approved a 1-for-0.72 reverse stock split of the outstanding shares of common stock. All share and per share information included in these consolidated financial statements have been retroactively adjusted to reflect this stock split.

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS


    On August 6, 1999, ValueClick, Inc. ("ValueClick") entered into a Stock Purchase Agreement (the "Agreement") to acquire a controlling interest in ValueClick Japan. Prior to entering into the Agreement, ValueClick had a 31.7% ownership interest in ValueClick Japan, which was accounted for using the equity method of accounting. Under the Agreement, ValueClick purchased an additional 22.3% of the ValueClick Japan stock in exchange for 460,800 shares of ValueClick common stock with an estimated fair value of approximately $3,525,000 giving ValueClick a 54.0% controlling ownership interest in ValueClick Japan. The acquisition was accounted for using the purchase method. The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed to the extent acquired by ValueClick, acquired and liabilities assumed. The estimated fair value of the tangible assets acquired and the liabilities assumed approximated the historical cost basis and the excess of the purchase price over the net tangible assets acquired was allocated to goodwill. The remaining portion of the ValueClick Japan assets and liabilities will be recorded at the historical cost basis of the minority stockholders. The preliminary purchase price allocation indicated goodwill, totaling approximately $3,588,000, which is being amortized on a straight-line basis over an estimated life of 5 years. Direct transaction costs related to the acquisition amounted to $32,000.


    The following unaudited pro forma consolidated statements of operations for the periods from January 1, 1998 through December 31, 1998 and the nine months ended September 30, 1999 give effect to the acquisition as if it had occurred on January 1, 1998.

    The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that would have occurred if the acquisition had occurred as of the beginning of the period presented and should not be construed as being representative of future operating results.

    The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the ValueClick, ValueClick Line of Business of Web-Ignite Corporation, and ValueClick Japan financial statements and notes thereto, included elsewhere in this prospectus.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       PREDECESSOR LINE OF      VALUECLICK,
                                         VALUECLICK LINE OF          VALUECLICK,           BUSINESS OF             JAPAN
                                              BUSINESS                   INC.          TRANS-PACIFIC LTD.       NOVEMBER 16,
                                      OF WEB-IGNITE CORPORATION      MAY 1, 1998         MARCH 26, 1998             1998
                                           JANUARY 1, 1998             THROUGH               THROUGH              THROUGH
                                       THROUGH APRIL 30, 1998     DECEMBER 31, 1998     NOVEMBER 15, 1998    DECEMBER 31, 1998
                                            (HISTORICAL)             (HISTORICAL)         (HISTORICAL)          (HISTORICAL)
                                      -------------------------   ------------------   -------------------   ------------------
Revenues............................             $253                   $2,053                 156                  $ 72
Cost of revenues....................               88                    1,105                  34                    39
                                                 ----                   ------                ----                  ----
  Gross profit......................              165                      948                 122                    33
Operating expenses:
  Sales and marketing...............               --                      516                  --                     7
  General and administrative........              134                      404                 112                    55
  Technology enhancements...........               --                      155                  --                    --
  Stock-based compensation..........               --                       61                  --                    --
  Amortization of intangibles and
    acquired software...............               --                       33                  --                    --
                                                 ----                   ------                ----                  ----
      Total operating expenses......              134                    1,169                 112                    62
                                                 ----                   ------                ----                  ----
Income (loss) from operations.......               31                     (221)                 10                   (29)
Equity in losses of ValueClick
  Japan.............................               --                       (9)                 --                    --
Interest income, net................               --                        8                  --                    --
                                                 ----                   ------                ----                  ----
Income (loss) before provision for
  income taxes and minority
  interest..........................               31                     (222)                 10                   (29)
Provision for income taxes..........               --                       --                  --                    --
                                                 ----                   ------                ----                  ----
Net income (loss) before minority
  interest..........................               31                     (222)                 10                   (29)
Minority interest in ValueClick
  Japan.............................               --                       --                  --                    --
                                                 ----                   ------                ----                  ----
Net income (loss)...................             $ 31                   $ (222)                 10                  $(29)
                                                 ====                   ======                ====                  ====
Basic and diluted net loss per
  common share......................
Shares used in computing basic and
  diluted net loss per common
  share.............................


                                       PRO FORMA     PRO FORMA
                                      ADJUSTMENTS   CONSOLIDATED
                                      -----------   ------------
Revenues............................     $  --            2,534
Cost of revenues....................        --            1,266
                                         -----      -----------
  Gross profit......................        --            1,268
Operating expenses:
  Sales and marketing...............        --              523
  General and administrative........        --              705
  Technology enhancements...........        --              155
  Stock-based compensation..........        --               61
  Amortization of intangibles and
    acquired software...............       718(1)           751
                                         -----      -----------
      Total operating expenses......       718            2,195
                                         -----      -----------
Income (loss) from operations.......      (718)            (927)
Equity in losses of ValueClick
  Japan.............................         9(2)            --
Interest income, net................        --                7
                                         -----      -----------
Income (loss) before provision for
  income taxes and minority
  interest..........................      (709)            (920)
Provision for income taxes..........        --               --
                                         -----      -----------
Net income (loss) before minority
  interest..........................      (709)            (920)
Minority interest in ValueClick
  Japan.............................         9(3)             9
                                         -----      -----------
Net income (loss)...................     $(700)     $      (911)
                                         =====      ===========
Basic and diluted net loss per
  common share......................                $     (0.06)
                                                    ===========
Shares used in computing basic and
  diluted net loss per common
  share.............................                 14,273,470
                                                    ===========


    See the accompanying notes to unaudited Pro Forma Condensed Consolidated
                              Financial Statements

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                         VALUECLICK,    VALUECLICK,
                                             INC.          JAPAN        PRO FORMA     PRO FORMA
                                         (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS   CONSOLIDATED
                                         ------------   ------------   -----------   ------------
Revenues...............................   $   10,593       $ 793          $  --       $   11,386
Cost of revenues.......................        5,265         466             --            5,731
                                          ----------       -----          -----       ----------

Gross profit...........................        5,328         327             --            5,655

Operating expenses:
  Sales and marketing..................        1,467         170             --            1,637
  General and administrative...........        2,079         360             --            2,439
  Technology enhancements..............          587          --             --              587
  Stock-based compensation.............        1,477          --             --            1,477
  Amortization of intangibles and
    acquired software..................          186          --            419(4)           605
                                          ----------       -----          -----       ----------

    Total operating expenses...........        5,796         530            419            6,745
                                          ----------       -----          -----       ----------

Loss from operations...................         (468)       (203)          (419)          (1,090)
Equity in losses in ValueClick Japan...          (64)         --             64(2)            --

Interest income, net...................           34          --             --               34
Other Income...........................            4          --             --                4
                                          ----------       -----          -----       ----------

Loss before provision for
  income taxes and minority interest...         (494)       (203)          (355)          (1,052)

Provision for income taxes.............          516          --             --              516
                                          ----------       -----          -----       ----------

Net loss before minority interest......       (1,010)       (203)          (355)          (1,568)
Minority interest......................           28          --             65(3)            93
                                          ----------       -----          -----       ----------

Net loss...............................   $     (982)      $(203)         $(290)      $   (1,475)
                                          ==========       =====          =====       ==========

Basic and diluted net loss per common
  share................................   $    (0.07)
                                          ==========

Shares used in computing basic and
  diluted net loss per common share....   13,800,866
                                          ==========

Pro forma basic and diluted
  net loss per common share............   $    (0.04)                                 $    (0.07)
                                          ==========                                  ==========

Pro forma shares used to calculate pro
  forma basic and diluted net loss per
  common share.........................   21,423,610                                  21,423,610
                                          ==========                                  ==========


    See the accompanying notes to Unaudited Pro Forma Condensed Consolidated
                              Financial Statements

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

    Pro forma adjustments giving effect to the acquisition of controlling interest in ValueClick Japan as if the acquisition had occurred as of January 1, 1998 for the pro forma statements of operations are as follows:


 (1) To record amortization expense associated with goodwill created as a result of the acquisition of majority control of ValueClick Japan as follows:



Estimated fair value of 460,800 shares of ValueClick common
  stock.....................................................  $ 3,525
Existing equity investment in ValueClick Japan..............      264
Direct transaction costs....................................       32
                                                              -------
    Total investment and direct transaction costs...........    3,821
    Less: ValueClick's 54.0% share of net assets............      233
                                                              -------
                                                              $ 3,588
Estimated useful life.......................................  5 years
                                                              -------
Annual amortization expense.................................  $   718
                                                              =======



    The fair value of the ValueClick tangible assets acquired and liabilities assumed approximated the historical cost basis and accordingly, no fair value adjustments were required to be made to the tangible assets acquired and liabilities assumed.


 (2) To eliminate the equity in loss from ValueClick Japan.

 (3) To record the portion of the losses in ValueClick Japan attributable to the minority interests.

 (4) To record pro forma amortization expense of $419 for the period from January 1, 1999 through the August 6, 1999 acquisition date.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ValueClick, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations and cash flows present fairly, in all material respects, the financial position of the ValueClick Line of Business of Web-Ignite Corporation (the "ValueClick Line of Business") at December 31, 1997 and April 30, 1998, and the results of its operations for the period from July 1, 1997 (inception) through December 31, 1997, and for the four months ended April 30, 1998, in conformity with generally accepted accounting principles. These statements are the responsibility of management; our responsibility is to express an opinion on these statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Woodland Hills, California

October 1, 1999

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

                                 BALANCE SHEETS

                                                        DECEMBER 31,    APRIL 30,
                                                            1997           1998
                                                        -------------   ----------
ASSETS

Current assets:
  Accounts receivable.................................     $12,775       $ 50,103
                                                           -------       --------

          Total current assets........................      12,775         50,103

Other assets..........................................       2,886          3,095
                                                           -------       --------

          Total assets................................     $15,661       $ 53,198
                                                           =======       ========

LIABILITIES AND INVESTED EQUITY

Current liabilities:
  Accounts payable....................................     $27,286       $ 14,225
                                                           -------       --------

          Total current liabilities...................      27,286         14,225

Commitments and contingencies: (Note 4)

  Invested equity.....................................     (11,625)        38,973
                                                           -------       --------

          Total liabilities and
            invested equity...........................     $15,661       $ 53,198
                                                           =======       ========

   The accompanying notes are an integral part of these financial statements

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

                            STATEMENTS OF OPERATIONS

                                           PERIOD FROM JULY 1,
                                            1997 (INCEPTION)
                                          THROUGH DECEMBER 31,    FOUR MONTHS ENDED
                                                  1997             APRIL 30, 1998
                                          ---------------------   -----------------
Revenues................................        $122,067              $253,382
Cost of revenues........................          37,029                88,168
                                                --------              --------
  Gross profit..........................          85,038               165,214
Operating expenses:
  General and administrative............         116,122               133,741
                                                --------              --------
Net (loss) income.......................        $(31,084)             $ 31,473
                                                ========              ========

   The accompanying notes are an integral part of these financial statements

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

                    STATEMENTS OF CHANGES IN INVESTED EQUITY

                                                              INVESTED
                                                               EQUITY
                                                              --------
Balance at July 1, 1997 (inception).........................  $    --
Net advances from Web-Ignite................................   19,459
                                                              -------
  Net loss..................................................  (31,084)
                                                              -------
  Balance at December 31, 1997..............................  (11,625)

Net advances from Web-Ignite................................   19,125
  Net income................................................   31,473
                                                              -------
  Balance at April 30, 1998.................................  $38,973
                                                              =======

   The accompanying notes are an integral part of these financial statements

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                               PERIOD FROM
                                                              JULY 1, 1997
                                                               (INCEPTION)
                                                                 THROUGH           FOUR
                                                              DECEMBER 31,     MONTHS ENDED
                                                                  1997        APRIL 30, 1998
                                                              -------------   ---------------
Cash flows from operating activities:
  Net (loss) income.........................................     $(31,084)       $ 31,473
  Adjustments to reconcile net loss (income) to net cash
    used in operating activities:
    Changes in operating assets and liabilities:
      Accounts receivable...................................      (12,775)        (37,328)
      Other assets..........................................       (2,886)           (209)
      Accounts payable and accrued liabilities..............       27,286         (13,061)
                                                                 --------        --------
    Net cash used in operating activities...................      (19,459)        (19,125)

Cash flows from financing activities:
  Advances from Web-Ignite..................................       19,459          19,125
                                                                 --------        --------
Net cash provided by financing activities...................       19,459          19,125
                                                                 --------        --------
Net increase in cash and cash equivalents...................           --              --

Cash and cash equivalents, beginning of period..............           --              --
                                                                 --------        --------
Cash and cash equivalents, end of period....................     $     --        $     --
                                                                 ========        ========
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................     $     --        $     --
                                                                 ========        ========
  Cash paid for taxes.......................................     $     --        $     --
                                                                 ========        ========

   The accompanying notes are an integral part of these financial statements.

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

    The ValueClick Line of Business of Web-Ignite Corporation (the "ValueClick Line of Business") was operated as a line of business within Web-Ignite Corporation ("Web-Ignite"), a S-corporation wholly owned by the founding member of ValueClick, LLC. The ValueClick Line of Business began the Internet advertising delivery business in July 1997. Effective April 30, 1998, the founding member caused Web-Ignite to transfer the rights to the ValueClick Trademark, the rights to the ValueClick domain names, the rights to the trademark, license, software license and copyright agreements within Trans-Pacific Ltd., predecessor to ValueClick Japan and the rights to the ad delivery software used in the business to ValueClick, LLC. The reorganization and formation of ValueClick, LLC was accounted for as a transaction by entities under common control.

    The ValueClick Line of Business was an Internet based advertising network that provided a performance based advertising solution on a cost-per-click to advertisers and e-commerce companies.


    The accompanying statements present the financial position at December 31, 1997 and April 30, 1998 and the results of operations and cash flows for the period from July 1, 1997 (inception) to December 31, 1997 and the four months ended April 30, 1998 for the ValueClick Line of Business. Web-Ignite did not account for the ValueClick Line of Business as a separate entity. Accordingly, the information included in the accompanying financial statements has been obtained from Web-Ignite's financial records. The statements of operations include revenues, cost of revenue and operating expenses as maintained in Web-Ignite's general ledger attributed to the ValueClick Line of Business. Certain general and administrative expenses presented in these financial statements were allocated by management of Web-Ignite using a proportional cost allocation method utilizing revenue as the basis for allocation of the costs of services provided to the ValueClick Line of Business. Management believes the allocations and allocation methodology used were reasonable. However, these allocations may not be indicative of future operating expenses required by a separate business operation.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The ValueClick Line of Business's revenues were principally derived from the delivery of advertising click-throughs through third-party Web sites comprising the ValueClick Network (the "Network"). Revenue is recognized in the period that the advertising click-throughs occur, provided that no significant obligations remain and collection of the resulting receivable is probable.

COST OF REVENUES

    The ValueClick Line of Business becomes obligated to make payments to third-party websites, which have contracted with the ValueClick Line of Business to be part of the Network, in the period the advertising click-throughs are delivered. Such expenses are classified as cost of revenues in the accompanying statement of operations.

             VALUECLICK LINE OF BUSINESS OF WEB-IGNITE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OPERATING EXPENSES


    Operating expenses consist of personnel and personnel related costs incurred directly by the ValueClick Line of Business. Operating expenses also include other costs, including office, facilities, management systems and general corporate expenses. Certain operating expenses were allocated to the ValueClick Line of Business using a proportionate cost allocation method utilizing revenue as the basis for allocation of the costs. Management believes the allocations and allocation method used were reasonable. However, the allocations may not be indicative of what the expenses would have been had the ValueClick Line of Business been a separate entity or future operating expenses required by a separate business operation.


CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subjected the ValueClick Line of Business to concentration of credit risk consist of cash and accounts receivable. Cash was deposited with major financial institutions; at times, such balances with any one financial institution may be in excess of FDIC insurance limits. Credit was extended to customers based on an evaluation of their financial condition. The ValueClick Line of Business did not generally require collateral. The ValueClick Line of Business performed ongoing credit evaluations of its customers and maintains an allowance for potential bad debt. To date such losses, if any, have been within management's expectations.

COMPREHENSIVE INCOME

    The ValueClick Line of Business adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the ValueClick Line of Business has not had any transactions that were required to be reported in comprehensive income.

3. INCOME TAXES

    Web-Ignite operated as an S-corporation and as such was not subject to federal and state income taxes. Accordingly, no separate tax provision was required for the ValueClick Line of Business.

4. COMMITMENTS AND CONTINGENCIES

    There were no separate leases or other commitments and contingencies related to the ValueClick Line of Business.

5. INVESTED EQUITY

    Invested equity represents the equity contributed to the ValueClick Line of Business and related accumulated results of operations of the ValueClick Line of Business.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ValueClick Japan

    In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of ValueClick Japan (the "Company") at December 31, 1998, and the results of its operations and its cash flows for the period from November 16, 1998 (legal inception) through December 31, 1998, and the results of operations of its predecessor line of business within Trans-Pacific Ltd. for the period from March 26, 1998 (business inception) through November 15, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Woodland Hills, California
October 1, 1999

                                VALUECLICK JAPAN

                                 BALANCE SHEETS

               (ALL INFORMATION AS OF JULY 31, 1999 IS UNAUDITED)

                                                              DECEMBER 31,     JULY 31,
                                                                  1998           1999
                                                              -------------   ----------
                                         ASSETS

Current assets:
  Cash and cash equivalents.................................    $ 79,022      $  444,938
  Accounts receivable, net of allowance for doubtful
    accounts of $0 and $10,000 at December 31, 1998 and July
    31, 1999, respectively..................................      91,179         397,032
  Other current assets......................................       4,007          56,228
                                                                --------      ----------
      Total current assets..................................     174,208         898,198

Property and equipment, net.................................       7,970          74,030
Other assets................................................          --          23,377
                                                                --------      ----------
      Total assets..........................................    $182,178      $  995,605
                                                                ========      ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................    $ 82,358      $  261,840
  Payable to ValueClick, Inc................................      10,262           3,510
  Deferred revenue..........................................      17,427          57,794
  Amount due to a related party.............................       8,843              --
  Other current liabilities.................................       4,773              --
                                                                --------      ----------
      Total current liabilities.............................     123,663         323,144

Commitments and contingencies (Note 6)......................          --              --

Stockholders' equity:
  Common stock, $420 par value as of December 31, 1998 and
    $436 as of July 31, 1999; 800 shares authorized; 200
    shares issued and outstanding as of December 31, 1998
    and 244 issued and outstanding as of July 31, 1999......      84,000         103,580
Additional paid-in capital..................................          --         799,228
Cumulative foreign currency translation adjustment..........       3,150           1,241
Accumulated deficit.........................................     (28,635)       (231,588)
                                                                --------      ----------
    Total stockholders' equity..............................      58,515         672,461
                                                                --------      ----------
      Total liabilities and stockholders' equity............    $182,178      $  995,605
                                                                ========      ==========

   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK JAPAN

           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                            STATEMENTS OF OPERATIONS

                                                          TRANS-PACIFIC         VALUECLICK JAPAN
                                                          -------------   -----------------------------
                                                           PERIOD FROM       PERIOD
                                                            MARCH 26,         FROM
                                                              1998        NOVEMBER 16,
                                                           (INCEPTION)        1998
                                                             THROUGH         THROUGH      SEVEN MONTHS
                                                          NOVEMBER 15,    DECEMBER 31,        ENDED
                                                              1998            1998        JULY 31, 1999
                                                          -------------   -------------   -------------
                                                                                           (UNAUDITED)
Revenues................................................    $156,244        $ 72,385         $ 793,443
Cost of revenues........................................      33,910          39,200           466,039
                                                            --------        --------         ---------
  Gross profit..........................................     122,334          33,185           327,404

Operating expenses
  Sales and marketing...................................          --           7,185           170,214
  General and administrative............................     111,999          54,635           360,190
                                                            --------        --------         ---------
    Total operating expenses............................     111,999          61,820           530,404
                                                            --------        --------         ---------
Operating income (loss).................................      10,335         (28,635)         (203,000)
Interest income.........................................          --              --                47
                                                            --------        --------         ---------
  Net income (loss).....................................      10,335         (28,635)         (202,953)

Other comprehensive income (loss)
  Foreign currency translation..........................          --           3,150            (1,909)
                                                            --------        --------         ---------
    Comprehensive income (loss).........................    $ 10,335        $(25,485)        $(204,862)
                                                            ========        ========         =========

   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK JAPAN

                       STATEMENTS OF STOCKHOLDERS' EQUITY
               (ALL INFORMATION AS OF JULY 31, 1999 IS UNAUDITED)

                                      COMMON STOCK       ADDITIONAL   CUMULATIVE                      TOTAL
                                   -------------------    PAID-IN     TRANSLATION   ACCUMULATED   STOCKHOLDERS'
                                    SHARES     AMOUNT     CAPITAL     ADJUSTMENT      DEFICIT        EQUITY
                                   --------   --------   ----------   -----------   -----------   -------------
Balance at November 16, 1998
  (inception)....................     --      $     --    $     --     $     --      $      --      $      --

Issuance of common stock.........    200        84,000          --           --             --         84,000

Net loss.........................     --            --          --           --        (28,635)       (28,635)

Foreign currency translation.....     --            --          --        3,150             --          3,150
                                     ---      --------    --------     --------      ---------      ---------

Balance at December 31, 1998.....    200        84,000          --        3,150        (28,635)        58,515

Issuance of common stock.........     44        19,580     799,228           --             --        818,808

Net loss.........................     --            --          --           --       (202,953)      (202,953)

Foreign currency translation.....     --            --          --       (1,909)            --         (1,909)
                                     ---      --------    --------     --------      ---------      ---------

Balance at July 31, 1999.........    244      $103,580    $799,228     $  1,241      $(231,588)     $ 672,461
                                     ===      ========    ========     ========      =========      =========

   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK JAPAN

                            STATEMENTS OF CASH FLOWS

                                                               PERIOD FROM
                                                               NOVEMBER 16,
                                                                   1998
                                                              (INCEPTION) TO    SEVEN MONTHS
                                                               DECEMBER 31,        ENDED
                                                                   1998        JULY 31, 1999
                                                              --------------   --------------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................      $(28,635)        $(202,953)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................            --             3,470
    Provision for doubtful accounts.........................            --            10,000
    Changes in operating assets and liabilities:
      Accounts receivable...................................       (87,270)         (306,755)
      Other assets..........................................           (34)          (73,592)
      Accounts payable and other current liabilities........        82,955           151,876
      Payable to ValueClick, Inc............................        10,262            (6,752)
      Deferred revenue......................................        16,680            39,286
                                                                  --------         ---------
    Net cash used in operating activities...................        (6,042)         (385,420)

Cash flows from investing activities:
  Purchases of property and equipment.......................        (7,770)          (67,470)
                                                                  --------         ---------
    Net cash used in investing activities...................        (7,770)          (67,470)

Cash flows from financing activities:
  Proceeds from the issuance of related party debt..........         8,464                --
  Repayment of related party debt...........................            --                --
  Proceeds from issuance of common stock....................        84,000           820,783
                                                                  --------         ---------
    Net cash provided by financing activities...............        92,464           820,783

  Effect of foreign currency translation....................           370            (1,977)
                                                                  --------         ---------
    Net increase in cash and cash equivalents...............        79,022           365,916

Cash and cash equivalents, beginning of period..............            --            79,022
                                                                  --------         ---------
Cash and cash equivalents, end of period....................      $ 79,022         $ 444,938
                                                                  ========         =========
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................      $     --         $      --
                                                                  ========         =========
  Cash paid for taxes.......................................      $     --         $      --
                                                                  ========         =========

   The accompanying notes are an integral part of these financial statements.

                                VALUECLICK JAPAN
           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                         NOTES TO FINANCIAL STATEMENTS

          (ALL INFORMATION WITH RESPECT TO JULY 31, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

    ValueClick Japan (the "Company") was incorporated as a Japanese joint stock corporation on November 16, 1998. Prior to its incorporation, the business was operated as a line of business of Trans-Pacific Ltd. ("Trans-Pacific"), which, on March 22, 1998, entered into a Trademark License, Software License and Copyright Agreement (the "Agreement") with Web-Ignite Corporation ("Web-Ignite") to use the ValueClick Advertising Network (the "Network") in Japan. Effective November 16, 1998, Trans-Pacific contributed the rights under the Agreement to the Company.

    Effective January 1, 1999, Trans-Pacific and Web-Ignite confirmed their assignment of all of their respective rights under the Agreement to ValueClick Japan and ValueClick, Inc. ("ValueClick"), the successor to Web-Ignite, and entered into a License and Option Agreement.


    For the period from March 22, 1998 through November 15, 1998, the financial statements have been prepared using Trans-Pacific's historical results of operations related to ValueClick Japan Line of Business. Trans-Pacific did not account for this line of business as a separate entity. Accordingly, certain general and administrative expenses presented in these financial statements were allocated by the management of Trans-Pacific using a proportional cost allocation method utilizing revenue as the basis for the allocation of the costs of services provided to the ValueClick Japan Line of Business. Trans-Pacific management believes that the allocations and allocation method were reasonable. However, the financial information included herein for the ValueClick Japan Line of Business may not necessarily be indicative of the future results of operations of ValueClick Japan.


UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information of the Company for the seven months ended July 31, 1999 is unaudited. The unaudited financial information has been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of and for the seven months ended
July 31, 1999.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. At December 31, 1998, cash equivalents consist of money market funds.

                                VALUECLICK JAPAN
           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

          (ALL INFORMATION WITH RESPECT TO JULY 31, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets ranging from 3 to 5 years. Leasehold improvements are amortized over their estimated useful lives, or the term of the leases, whichever is shorter.

INCOME TAXES

    The operations of the ValueClick Japan line of business have been included in the foreign income tax return of Trans-Pacific up through November 15, 1998. Income taxes are accounted for under Statement of Financial Accounting Standards ("SFAS") Statement No. 109, "Accounting for Income Taxes" ("Statement No. 109"). Statement No. 109 requires that the deferred tax assets and liabilities be determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

    The Company's revenues are principally derived from the delivery of advertising click-throughs through third-party Web sites comprising the Network. Revenue is recognized in the period the advertising click-throughs occur, provided that no significant Company obligations remain and collection of the resulting receivable is probable. To date, the Company's agreements have not required guaranteed minimum click-throughs.

    The Company becomes obligated to make payments to third-party Web sites, which have contracted with the Company to be part of the Network, in the period the advertising click-throughs are delivered. Such expenses are classified as cost of revenues in the accompanying statements of operations

    Deferred revenue represents payments received in advance for advertising click-throughs. Such fees will be recognized as revenues once the advertising click-throughs are delivered and no significant Company obligations remain.

TECHNOLOGY ENHANCEMENTS

    Technology development costs and enhancements to existing products are charged to operations as incurred. These costs have not been significant during the periods presented.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. Credit is extended to customers based on an evaluation of their financial condition. The Company generally does not require collateral. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. For the period from November 16, 1998 (inception) through December 31, 1998, 3 customers comprised 21%, 12% and

                                VALUECLICK JAPAN
           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

          (ALL INFORMATION WITH RESPECT TO JULY 31, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

11% of revenues, respectively. At December 31, 1998, 2 customers comprised 15% and 13% of accounts receivable, respectively. At July 31, 1999, one customer comprised 10% of revenues, and one customer comprised 12% of accounts receivable.

FOREIGN CURRENCY TRANSLATION

    ValueClick Japan denominates its transactions in the Japanese Yen. Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated using a average of exchange rates in effect during the year. Cumulative foreign currency translation adjustments are recorded as a separate component of stockholders' equity.

FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and short-term debt, are carried at historical cost, which approximates their fair values.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no such impairment has been recorded.

COMPREHENSIVE INCOME

    The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the only transactions that are required to be reported as comprehensive income relate to foreign currency translation adjustments.

SEGMENTS

    Effective November 16, 1999, the Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("Statement No. 131"). Statement No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about its products, services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which defines derivatives, requires that all derivatives be carried at

                                VALUECLICK JAPAN
           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

          (ALL INFORMATION WITH RESPECT TO JULY 31, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

fair value, and provides for hedge accounting when certain conditions are met. Statement No. 133 is effective for the Company in fiscal 2000. Although the Company has not fully assessed the implications of Statement No. 133, the Company does not believe that adoption of this statement will have a material impact on the Company's financial position or results of operations.

2. PROPERTY AND EQUIPMENT

    Property and equipment as of December 31, 1998 and July 31, 1999 consisted of the following:

                                                              DECEMBER 31,    JULY 31,
                                                                  1998          1999
                                                              -------------   ---------
  Computer equipment and purchased software.................     $8,118        $66,733
  Leasehold improvements....................................         --         11,032
                                                                 ------        -------
  Total.....................................................      8,118         77,764
  Less accumulated depreciation and amortization............       (148)        (3,735)
                                                                 ------        -------
                                                                 $7,970        $74,030
                                                                 ======        =======

3. RELATED PARTY TRANSACTIONS

    The Company and ValueClick are subject to the Agreement to use the Network in Japan, which has been subsequently amended to the License and Option Agreement. This agreement requires a monthly license fee based on the Company's revenue, subject to monthly and quarterly minimum thresholds. This agreement has a minimum revenue requirement based on a rolling three-months.

    At December 31, 1998, $10,263 was due under the agreement to ValueClick, Inc. and $7,000 was due for activity for the seven months ended July 31, 1999. The outstanding balances due to ValueClick, Inc. are included in the payable to ValueClick, Inc. in the accompanying balance sheets.

    In December 1998, the Company borrowed approximately $8,800 from a related party. This obligation did not require interest payments. In January 1999, the amount borrowed was repaid.

    The Company leases a portion of the Network's infrastructure from a related party on a month-to-month basis. Management believes that these costs are not significant during the periods presented.

4. INCOME TAXES

    Prior to November 16, 1998, the ValueClick Japan Line of Business was operated as a division of Trans-Pacific, with any local income taxes recorded by Trans-Pacific. From the date of incorporation, the Company has not recorded a provision for its local country income taxes due to net operating losses generated from operations. The Company may be able to carryforward these net operating losses to offset future taxable income for a period of up to five years, subject to utilization limitations, which may inhibit the Company's ability to use the carryforwards in the future. Due to the uncertainty surrounding the realization of the tax benefits in the future tax returns, management has recorded a full valuation reserve against the deferred tax assets.

                                VALUECLICK JAPAN
           AND ITS PREDECESSOR LINE OF BUSINESS OF TRANS-PACIFIC LTD.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

          (ALL INFORMATION WITH RESPECT TO JULY 31, 1999 IS UNAUDITED)

4. INCOME TAXES (CONTINUED)

    The components of the deferred tax assets at July 31, 1999 are as follows:

                                                              DECEMBER 31,    JULY 31,
                                                                  1998          1999
                                                              -------------   ---------
Deferred tax assets:
  Net operating loss carryforwards..........................    $ 13,258      $ 84,708
  Allowance for doubtful accounts...........................          --         4,630
                                                                --------      --------
    Total deferred assets...................................      13,258        89,338

  Valuation allowance.......................................     (13,258)      (89,338)
                                                                --------      --------
Net deferred assets.........................................    $     --      $     --
                                                                ========      ========

5. CAPITALIZATION

    The Company is authorized to issue 800 shares of common stock. The holders of common stock are afforded equal voting rights on matters to be voted on by the stockholders of the Company. Common stockholders are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors. The Company has not declared or paid any dividends during its operating history.

6. COMMITMENTS AND CONTINGENCIES

LEASES

    Future minimum net lease payments, net of sublease income, under noncancellable operating leases with initial or remaining lease terms in excess of one year as of December 31, 1998 are as follows:

YEAR ENDING DECEMBER 31:
------------------------
1999........................................................  $ 56,000
2000........................................................    61,000
2001........................................................     5,000
                                                              --------
  Total.....................................................  $122,000
                                                              ========

    Total rent expense under operating leases for the period from November 16, 1998 through December 31, 1998 and the seven months ended July 31, 1999 was approximately $3,600 and $33,554, respectively. Allocated rent for the period from March 22, 1998 through November 15, 1998 was approximately $1,000.

7. SUBSEQUENT EVENT (UNAUDITED)

    On August 6, 1999, ValueClick, Inc. acquired an additional 22.3% of the Company's common stock to increase its investment in ValueClick Japan to approximately 54% in exchange for 460,800 shares of common stock of ValueClick, Inc., once the .72-for-1 stock split is effected, valued at approximately $3,525,000.

                               INSIDE BACK COVER



Recent advertisement used by ValueClick to communicate information about its products and services



Top of page reads: "We focus on a performance-based Internet advertising solution, in which an advertiser only pays when an Internet user clicks on its banner advertisement. Here is an example of an advertisement communicating the benefit of our business model to potential Internet advertising customers."



Title of advertisement: "Anatomy of a Click"



Center of advertisement: a picture of a skeletal human hand holding a computer mouse.



Arrows pointing to parts of the hand leads to text that read the following:



    "Extension of the distal phalanx"



    "Click"



    "Another company connects with a customer"



    "Rotation of the Flexor retinaculum"



Lower left corner of advertisement reads:



    "Take a closer look at your banner advertising strategy. People say banner advertising is about impressions. But on closer inspection, it's really about clicks. If you're not getting clicks, you're not connecting with your customers. ValueClick is your guaranteed source of clicks. You pay for clicks--as many as you want--but not for impressions. By the way, cost-per-click campaigns usually generate more impressions per dollar than CPM campaigns. So get impressions, but pay for results. Let one of our experts help you plan your next campaign. We'll show you how to get a guaranteed number of clicks, and more impressions, for the same budget."



Bottom of page and centered is the ValueClick logo with the phrase "The Pay-for-Results Advertising Network" written below.


                               OUTSIDE BACK COVER

    Company logo of "ValueClick" located in center of page with an arrow pointing upwards in place of the letter "i." The phrase "The Pay-For-Results Advertising Network" is centered beneath the logo.

--------------------------------------------------------------------------------


    UNTIL              , 2000, ALL DEALERS EFFECTING TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                     [LOGO]


                          PRUDENTIAL VOLPE TECHNOLOGY
                        A UNIT OF PRUDENTIAL SECURITIES
                            WILLIAM BLAIR & COMPANY
                            PRUDENTIALSECURITIES.COM


          ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $   17,584
NASD filing fee.............................................       6,825
Nasdaq National Market listing fee..........................      95,000
Blue Sky fees and expenses..................................       7,500
Printing and engraving expenses.............................     175,000
Legal fees and expenses.....................................     350,000
Accounting fees and expenses................................     200,000
Transfer Agent and Registrar Fees...........................      30,000
Miscellaneous...............................................      18,091
                                                              ----------
  Total.....................................................  $  900,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our certificate of incorporation will provide that, pursuant to Delaware Law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to ValueClick and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonentary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to ValueClick or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    Our bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws will further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    We also have directors' and officers' liability insurance. In addition, prior to the closing of this offering, we will enter into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of ValueClick or as a director or officer of any subsidiary of ValueClick, or as a director or officer of any company or enterprise that the person provides services to at the request of ValueClick.

    The Underwriting Agreement provides for indemnification by the underwriters of ValueClick and its officers and directors, and by ValueClick of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following is a summary of transactions by ValueClick since its inception in May 1998 involving sales of our securities that were not registered under the Securities Act of 1933, as amended:


    Upon its formation on May 1, 1998, ValueClick, LLC issued securities equal to 6% of its total equity to four accredited investors and two non-accredited investors for an aggregate purchase price of $60,000 and issued securities equal to 92% of its total equity to Messrs. Coryat and Bueno in consideration of the transfer of certain trademarks, software and trademark licenses and contractual rights with an estimated fair market value of $920,000 to ValueClick. ValueClick, LLC also issued securities equal to 2% of its total equity to two individuals on May 1, 1998 in consideration of services rendered, with an estimated fair market value of $20,000. The non-accredited investors received offering materials satisfying the requirements of Rule 506 of Regulation D of the Securities Act. By meeting the requirements of Rule 506 these issuances of securities were exempt from registration under the Securities Act.



    In May and June 1998, ValueClick, LLC issued securities equal to 17% of its total equity to thirteen accredited and three non-accredited investors for an aggregate purchase price of $716,000. The non-accredited investors received offering materials satisfying the requirements of Rule 506. By meeting the requirements of Rule 506 these issuances of securities were exempt from registration under the Securities Act.



    In June 1998, ValueClick, LLC issued securities equal to 4.83% of its total equity to six employees in exchange for services, with an estimated fair market value of $61,317, they performed for ValueClick, LLC. These securities were exempt from registration under Rule 701 of the Securities Act as securities issued in connection with services performed for the issuer.


    On December 31, 1998, ValueClick, LLC was reorganized as ValueClick, Inc., a Delaware corporation, and entered into an Exchange Agreement pursuant to which ValueClick, Inc. issued to ValueClick, LLC 14,283,366 shares of ValueClick common stock, 297,132 shares of Series A Convertible Preferred Stock and 1,047,804 shares of Series B Convertible Preferred Stock for distribution to the members of ValueClick, LLC upon its dissolution and agreed to assume ValueClick, LLC's liabilities and acquire ValueClick, LLC's assets. The issuances of shares of ValueClick, Inc. common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were exempt from registration under
Section 3(a)(9) of the Securities Act as an exchange of securities by an issuer with its existing security holders where no commission or remuneration was paid, and under Rule 506.

    In January 1999, we issued an aggregate of 370,370 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $1,000,000 to an accredited investor. This issuance of securities was exempt from registration under Rule 506.


    In February 1999, we issued an aggregate of 220,368 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $595,000 to ten accredited investors and one non-accredited investor. The non-accredited investors received offering materials satisfying the requirements of Rule 506. By meeting the requirements of Rule 506 these issuances of securities were exempt from registration.



    In March 1999, we issued an aggregate of 462,859 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $1,249,719 to four accredited investors. These issuances of securities were exempt from registration under the Securities Act in reliance on Rule 506.



    In June 1999, we issued an aggregate of 248,253 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $670,283 to seven accredited investors and one non-accredited investor. The non-accredited investor is an employee of ValueClick and received offering materials satisfying the requirements of Rule 506. These issuances of securities were exempt from registration under the Securities Act in reliance on Rule 506.



    From January 1999 to April 1999, we granted options to purchase an aggregate of 1,368,000 shares of common stock to our directors, executive officers, employees and consultants at an exercise price of $0.17 per share. From May 1999 to July 1999, we granted options to purchase 2,193,984 shares of common stock to our directors, executive officers, employees and consultants at an exercise price of $0.69 per share. From August

1999 to October 1999, we granted options to purchase an aggregate of 499,680 shares of common stock to our employees and consultants at an exercise price of $1.39 per share. As of October 31, 1999, no options had been exercised. The issuances of these options were exempt from registration under Rule 701 of the Securities Act as securities issued under a written compensatory benefit plan established by us for the participation of our employees, directors, officers or consultants and advisors.



    In August 1999, we issued 460,800 shares of our common stock to two holders of shares of ValueClick Japan, each of whom are accredited investors, in exchange for shares of ValueClick Japan equal to 22.3% of the outstanding equity of ValueClick Japan and having a fair market value of $3,525,120. Accordingly, these issuances of securities were exempt from registration under the Securities Act in reliance on Rule 506.



    The recipients of securities in each transaction described above represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in these transactions. In connection with each transaction described above, we did not engage in a general solicitation for sales. Based on representations of the investors in each of the transactions described above, we believe each non-accredited investor had such knowledge and experience in financial and business matters that the investor was capable of evaluating the merits and risks of the investment in our securities. All investors had adequate access, through their relationships with ValueClick, or otherwise, to information about ValueClick.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

        See Exhibit Index at page II-6.

    (b) Financial Statement Schedules

        None required.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in denominations as required by the underwriters and registered in names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carpinteria, State of California on December 21, 1999.


                                                       VALUECLICK, INC.

                                                       By:             /s/ KURT A. JOHNSON
                                                            -----------------------------------------
                                                                         Kurt A. Johnson
                                                                     CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                  JAMES R. ZARLEY*
     -------------------------------------------       Chairman of the Board and    December 21, 1999
                   James R. Zarley                       Chief Executive Officer

                  EARLE A. MALM II*                    Vice Chairman of the Board
     -------------------------------------------         and Chief Marketing        December 21, 1999
                  Earle A. Malm II                       Officer

                    BRIAN CORYAT*
     -------------------------------------------       Director, President and      December 21, 1999
                    Brian Coryat                         Chief Operating Officer

                 /s/ KURT A. JOHNSON                   Chief Financial Officer
     -------------------------------------------         (Principal Financial and   December 21, 1999
                   Kurt A. Johnson                       Accounting Officer)

                   DAVID S. BUZBY*
     -------------------------------------------       Director                     December 21, 1999
                   David S. Buzby

                  ROBERT D. LEPPO*
     -------------------------------------------       Director                     December 21, 1999
                   Robert D. Leppo

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                    MARTIN HART*
     -------------------------------------------       Director                     December 21, 1999
                     Martin Hart

                 STEVEN J. UMBERGER*
     -------------------------------------------       Director                     December 21, 1999
                 Steven J. Umberger


                       /s/ KURT A. JOHNSON
           -------------------------------------------
                         Kurt A. Johnson
*By:                    ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       NUMBER           DESCRIPTION
---------------------   -----------
     1.1                *Form of Underwriting Agreement.

     3.1+               Amended and Restated Certificate of Incorporation of the
                          Registrant, as currently in effect.

     3.2+               Bylaws of the Registrant.

     4.1                See Exhibits 3.1 and 3.2 for provisions of the Amended and
                          Restated Certificate of Incorporation and Bylaws for the
                          Registrant defining the rights of holders of Common Stock
                          of the Registrant.

     4.2                *Specimen Stock Certificate.

     5.1+               Form of Opinion of Brobeck, Phleger & Harrison LLP.

    10.1+               Deed of Assignment, dated January 1, 1999, by and between
                          Web-Ignite Corporation and the Registrant.

    10.2+               Trademark Assignment, dated as of May 1, 1998, from
                          Web-Ignite Corporation to the Registrant.

    10.3+               Exchange Agreement, dated December 31, 1998, by and between the Registrant and ValueClick, LLC.

    10.4+               Bill of Sale and Assignment and Assumption of Liabilities,
                          dated December 31, 1998.

    10.5+               Loan and Share Issuance Agreement, dated October 22, 1998, by and between ValueClick, LLC and Jonathan Hendriksen.

    10.6+               License and Option Agreement, dated January 1, 1999, by and between ValueClick, LLC and ValueClick Japan, Inc.

    10.7+               Stock Purchase Agreement, dated August 6, 1999, by and
                          between Jonathan Hendriksen and Timothy Williams and the
                          Registrant.

    10.8                *Share Purchase Agreement, dated December   , 1999, by and
                          between the Registrant and Steve Umberger.

    10.9+               License Agreement, dated August 17, 1999, by and between the
                          Registrant and ValueClick Europe, Limited.

    10.10+              1999 Stock Option Plan, as amended, and form of option
                          agreement.

    10.11+              Key Employee Agreement between the Registrant and Kurt A.
                          Johnson.

    10.12+              Key Employee Agreement between the Registrant and James R.
                          Zarley.

    10.13+              Key Employee Agreement between the Registrant and Earle A.
                          Malm II.

    10.14+              Key Employee Agreement between the Registrant and John H.
                          Schwenk.

    10.15+              Form of Employee Confidentiality, Noncompetition and
                          Invention Agreement between the Company each of its
                          directors and officers and certain employees.

    10.16+              Sublease, dated April 1, 1999, between QAD, Inc. and the
                          Registrant.

    10.17+              Lease, dated August 30, 1999, by and between William D. and
                          Edna J. Wright, dba South Coast Business Park and the
                          Registrant.

    10.18+              Service Agreement, dated August 17, 1999, by and between
                          SoftAware, Inc. and the Registrant.

    10.19+              Service Agreement, dated June 8, 1999, by and between Verio and the Registrant.

       NUMBER           DESCRIPTION
---------------------   -----------
    10.20               *Form of Indemnification Agreement between the Company and each of its directors and officers.

    10.21+              Loan and Security Agreement, dated October 21, 1999, between
                          Silicon Valley Bank and the Registrant.

    10.22+              Intellectual Property Security Agreement, dated October 21,
                          1999, by and between Silicon Valley Bank and the
                          Registrant.

    10.24               *Share Purchase Agreement, dated December   , 1999, by and
                          between the Registrant and Todd Treusdell.

    10.25               *Share Purchase Agreement, dated December   , 1999, by and
                          between the Registrant and James R. Zarley.

    10.26               *Share Purchase Agreement, dated December   , 1999, by and
                          between the Registrant and Brian Coryat.

    23.1                Consent of PricewaterhouseCoopers LLP.

    23.2+               Consent of Counsel (included in Exhibit 5.1).

    23.3+               Consent of Media Metrix, Inc.

    23.4+               Consent of Jupiter Communications

    23.5+               Consent of The Yankee Group

    24.1+               Power of Attorney

    27.1+               Financial Data Schedule.


------------------------

*   To be filed by amendment.

+  Previously filed.